Exhibit 10.1

EXECUTION VERSION

FOSTER WHEELER LLC

FOSTER WHEELER INC.

FOSTER WHEELER USA CORPORATION

FOSTER WHEELER NORTH AMERICA CORP.

FOSTER WHEELER ENERGY CORPORATION

FOSTER WHEELER INTERNATIONAL CORPORATION

as Borrowers

CREDIT AGREEMENT

Dated as of August 3, 2012

BNP PARIBAS

as Administrative Agent

and

BNP PARIBAS SECURITIES CORP.

as Sole Bookrunner

and

BNP PARIBAS SECURITIES CORP.,

UNION BANK, N.A.,

HSBC BANK USA, NATIONAL ASSOCIATION, and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers

and

UNION BANK, N.A.,

HSBC BANK USA, NATIONAL ASSOCIATION, and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Syndication Agents

and

CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK,

LLOYDS TSB BANK PLC, and

PNC BANK, NATIONAL ASSOCIATION

as Documentation Agents.

$750,000,000

(i)

(ii)

(iii)

SECTION 11.17.	Treatment of Certain Information; Confidentiality	116
SECTION 11.18.	Headings	117
SECTION 11.19.	USA PATRIOT Act	117

SCHEDULES:

Schedule 1.01(a) – Commitments

Schedule 1.01(b) – Performance Letters of Credit

Schedule 5.13 – Subsidiaries

Schedule 8.01 – Existing Indebtedness

Schedule 8.02 – Existing Liens

Schedule 8.05 – Existing Investments

Schedule 8.07 – Certain Existing Affiliate Transactions

Schedule 8.08 – Existing Restrictions

EXHIBITS:

Exhibit A	– Form of Assignment and Assumption
Exhibit B-1	– Form of Opinion of Counsel to the Obligors
Exhibit B-2	– Form of Opinion of Assistant General Counsel-Corporate
Exhibit C	– Form of Opinion of Special Counsel
Exhibit D	– Form Joinder Agreement
Exhibit E	– Form of Solvency Certificate
Exhibit F	– Form of Notice Designating Existing Letters of Credit
Exhibit G-1	– Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-2	– Form of U.S. Tax Compliance Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-3	– Form of U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-4	– Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H	– Subordination Provisions

(iv)

CREDIT AGREEMENT dated as of August 3, 2012, between FOSTER WHEELER LLC (the “Company”), FOSTER WHEELER INC., FOSTER WHEELER USA CORPORATION, FOSTER WHEELER NORTH AMERICA CORP., FOSTER WHEELER ENERGY CORPORATION and FOSTER WHEELER INTERNATIONAL CORPORATION (each a “Borrower” and, collectively, the “Borrowers”), FOSTER WHEELER AG (the “Parent”), FOSTER WHEELER LTD. (“FWL”), FOSTER WHEELER HOLDINGS LTD. (“Holdco”), the SUBSIDIARY GUARANTORS (as defined below), the Lenders referred to herein, and BNP PARIBAS, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”).

Each of the Parent, Holdco and the Borrowers have requested that the Lenders extend credit to the Borrowers from time to time in an aggregate principal or face amount not exceeding $750,000,000 (which, in the circumstances provided herein, may be increased to $1,050,000,000). The Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” means, when used in reference to any Loan or Borrowing, that such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceleration” has the meaning assigned to such term in Section 9(g).

“Acquisition” means any transaction, or any series of related transactions, consummated after the date hereof, by which (i) the Parent and/or any of its Subsidiaries acquires from any Person other than a Group Member the business of, or all or substantially all of the assets of, any firm, corporation or other Person, or division thereof, whether through purchase of assets, purchase of Equity Interests, merger, consolidation, amalgamation or otherwise or (ii) any Person that was not theretofore a Subsidiary of the Parent becomes a Subsidiary of the Parent.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the recital of parties hereto.

“Administrative Agent’s Account” means an account designated by the Administrative Agent in a notice to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, (a) no individual shall be an Affiliate of the Parent or any of its Subsidiaries solely by reason of his or her being a director, officer or employee of the Parent or any of its Subsidiaries and (b) none of the Group Members shall be Affiliates of each other.

“Agent Parties” has the meaning assigned to such term in Section 11.01(d).

“Agreed Foreign Currency” means, in respect of any Letter of Credit requested to be issued by an Issuing Lender (i) Euros, Sterling, Canadian Dollars, India Rupees, Qatar Riyals, Hong Kong Dollars, Malaysian Ringgit, Rial Omani, UAE Dirham, Mexican New Peso, Saudi Arabian Riyals, Singapore Dollars, Thai Baht, Australian Dollar, Chinese Yuan, Columbian Peso, Brazilian Real, Polish Zlotys and South African Rand, (ii) any other Foreign Currency approved by such Issuing Lender (each of whom agrees not to withhold such approval unreasonably) but only if at such time (a) such Foreign Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (b) no central bank or other governmental authorization in the country of issue of such Foreign Currency (including, in the case of Euros, any authorization by the European Central Bank) is required to permit use of such Foreign Currency by any Lender for issuing any Letter of Credit or participating in any LC Exposure hereunder, unless such authorization has been obtained and is in full force and effect and (iii) any other Foreign Currency acceptable to the applicable Issuing Lender.

“Agreement” means this Credit Agreement, as it may be renewed, extended, amended, restated, or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1/2 of 1% and (c) the LIBO Rate for a one-month Interest Period commencing on the second Business Day after such date plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, as the case may be.

“Applicable Margin” means (a) (i) with respect to any ABR Loan, 0.500% per annum, (ii) with respect to any Eurodollar Loan, 1.500% per annum, (iii) with respect to any Letter of Credit (other than Performance Letters of Credit), 1.500% per annum, (iv) with respect to any Performance Letter of Credit, 0.750% per annum and (v) with respect to the Commitment Fee, 0.200% per annum, provided that from and after each Adjustment Date (as defined below) occurring after the Effective Date and through but excluding each Adjustment Date thereafter, the Applicable Margins will be the respective rates indicated below based upon the Ratings (as defined below) by S&P and Moody’s and (b) for any Type of Incremental Loans of any Series, such rates of interest as shall be agreed upon at the time Incremental Loan Commitments of such Series are established:

S&P Rating / Moody’s Rating	ABR Loans	Eurodollar Loans	Non- Performance Letters of Credit	Performance Letters of Credit	Commitment Fee
>BBB / Baa2	0.250%	1.250%	1.250%	0.625%	0.175%
BBB– / Baa3	0.500%	1.500%	1.500%	0.750%	0.200%
BB+ / Ba1	0.750%	1.750%	1.750%	0.875%	0.250%
<BB / Ba2	1.250%	2.250%	2.250%	1.125%	0.500%

For purposes of the foregoing, (i) if either S&P or Moody’s shall not have in effect a Rating due to the Company’s failure to pay such fees, provide such information or undertake such other action as may be requested by either S&P or Moody’s in connection with the effectuation or continuation of such Rating, then the Applicable Margins shall be determined by reference to the Total Leverage Ratio, such that Applicable Margins shall be set as if the Ratings were BB+/Ba1 when the Total Leverage Ratio is less than or equal to 1.50 to 1, and as if the Ratings were BB/Ba2 at all other times; (ii) if the S&P Rating and the Moody’s Rating shall fall within different categories in the schedule above, the Applicable Margins shall be based on the higher of the two Ratings (except that if such ratings differ by more than one category, the Applicable Margins shall be based on the Rating one level below the higher rating); and (iii) if the S&P Rating or the Moody’s Rating shall be changed (other than as a result of a change in the rating system of S&P or Moody’s), such change shall be effective as of the date on which it is first announced by the applicable rating agency (each such date, an “Adjustment Date”). Each change in the Applicable Margins shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody’s shall change, or if either S&P or Moody’s shall not have in effect a Rating (other than by reason of the circumstances set out in clause (i) above) or either of such rating agencies shall cease to be in the business of issuing a Rating, the Company (on its own behalf and on behalf of each other Borrower) and (x) the Required Revolving Credit Lenders (in the case of Revolving Credit Borrowings) or (y) the Required Incremental Lenders for the relevant Series (in the case of Incremental Borrowings) shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of a Rating from such rating agency (and, notwithstanding anything to the contrary in Section 11.02, such amendment shall be effective when executed and delivered by the Company and the Required Revolving Credit Lenders or by the Company and the Required Incremental Lenders for the relevant Series, as the case may be, or by the Company and the Administrative Agent with the consent of the Required Revolving Credit Lenders or with the consent of the Required Incremental Lenders for the relevant Series, as the case may be) and, pending the effectiveness of any such amendment, the Applicable Margins shall be determined by reference to the Ratings most recently in effect prior to such change or cessation. For purposes of clause (i) hereof, the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Parent’s fiscal year based upon the Parent’s consolidated financial statements delivered pursuant to Section 7.01(a) or (b) and any change in the Applicable Margins resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date three Business Days after delivery to the Administrative Agent of such consolidated financial statements indicating any such change (or, in the case of the initial determination of the Applicable Margins based upon the Total Leverage Ratio, immediately upon S&P or Moody’s not having in effect a Rating by reason of circumstances set out in clause (i) of the first sentence of this paragraph) and ending on the date immediately preceding the effective date of any next such change; provided that the Total Leverage Ratio shall be deemed to be greater than 1.50 to 1 if the Parent fails to deliver such consolidated financial statements within the period specified pursuant to Section 7.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Applicable Percentage” means (a) with respect to any Lender for purposes of Section 2.04 or 2.05, or in respect of any indemnity claim under Section 11.03(c) arising out of an action or omission of an Issuing Lender under this Agreement, the percentage of the total Commitments represented by such Lender’s Commitment, (b) with respect to any Lender in respect of any indemnity claim under Section 11.03(c) relating to the Administrative Agent under this Agreement, the percentage of the total Commitments represented by such Lender’s Commitments or, if greater, the percentage of the Revolving Credit Exposure and Incremental Loan Exposure of all Series represented by the aggregate amount of such Lender’s Revolving Credit Exposure and Incremental Loan Exposure of all Series (as applicable) hereunder and (c) with respect to any Lender with respect to the participations to be purchased pursuant to Section 11.07, the percentage of the total Revolving Credit Exposure and Incremental Loan Exposure of all Series represented by the aggregate amount of such Lender’s Revolving Credit Exposure and Incremental Loan Exposure of all Series (as applicable); provided that when a Defaulting Lender shall exist, “Applicable Percentage” of any non-Defaulting Lender shall mean the percentage of the relevant Commitments, Revolving Credit Exposure and Incremental Exposure of the relevant Series, as applicable, disregarding any such Defaulting Lender’s relevant Commitment, Revolving Credit Exposure and Incremental Exposure of the relevant Series, as applicable, represented by such non-Defaulting Lender’s relevant Commitments, Revolving Credit Exposure and Incremental Exposure of the relevant Series. If the Commitments have terminated or expired, the “Applicable Percentages” shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.08), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning assigned to such term in Section 2.08(e)(i).

“Bank Parent” means, with respect to any Lender, any Person of which such Lender is, directly or indirectly, a Subsidiary.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment.

“Base Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“BNP Paribas” means BNP Paribas, a banking institution organized under the laws of the Republic of France.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” and “Borrowers” have the meanings assigned to such terms in the recital of parties hereto.

“Borrowing” means (a) all Syndicated ABR Loans of the same Class made, converted or continued on the same date, (b) all Eurodollar Loans of the same Class that have the same Interest Period or (c) a Swingline Loan.

“Borrowing Request” means a request by a Borrower for a Syndicated Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, and if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurodollar Borrowing, or to a notice by a Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Canadian Dollar” or “C$” refers to the lawful currency of Canada.

“Capital Expenditures” means, for any period, the sum for the Group Members (determined on a consolidated basis without duplication in accordance with GAAP) of the aggregate amount of expenditures (excluding expenditures financed as Capital Lease Obligations or with purchase money financing) made to acquire or construct tangible fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs and maintenance costs) during such period computed in accordance with GAAP; provided that such term shall not include any such expenditures in connection with any Acquisition or any replacement or repair of property affected by a Casualty Event.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required at the time of determination to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means investments of the types described in clauses (a) through (f) of the definition of “Permitted Investments” in this Section 1.01.

“Cash Management Obligations” means all obligations owing by Obligors and Restricted Subsidiaries to Eligible Cash Managers in respect of purchasing cards, treasury management arrangements, depositary or other cash management services.

“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation. For the avoidance of doubt, the term “Casualty Event” shall not include the proceeds of any business interruption insurance or similar insurance policy.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Lender (or, for purposes of Section 2.15(b) by any lending office of such Lender or by such Lender’s or such Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any one or more of the following events:

(i) (A) If neither FWL nor Holdco have been dissolved pursuant to Section 8.04(h), (x) the Parent shall cease to own, directly or indirectly, beneficially or of record, 100% of the economic interests and voting power in the Equity Interests of FWL, (y)

FWL shall cease to own, directly or indirectly, beneficially or of record, 100% of the economic interests and voting power in the Equity Interests of Holdco, or (z) Holdco shall cease to own, directly or indirectly, beneficially or of record, 100% of the economic interests and voting power in the Equity Interests of the Company. (B) If both FWL and Holdco have been dissolved pursuant to Section 8.04(h), the Parent shall cease to own, directly or indirectly, beneficially or of record, 100% of the economic interests and voting power in the Equity Interests of the Company. (C) If FWL has been dissolved pursuant to Section 8.04(h) but Holdco has not been dissolved pursuant to Section 8.04(h), (x) the Parent shall cease to own, directly or indirectly, beneficially or of record, 100% of the economic interests and voting power in the Equity Interests of Holdco, or (y) Holdco shall cease to own, directly or indirectly, beneficially or of record, 100% of the economic interests and voting power in the Equity Interests of the Company. (D) If Holdco has been dissolved pursuant to Section 8.04(h) but FWL has not been dissolved pursuant to Section 8.04(h), (x) the Parent shall cease to own, directly or indirectly, beneficially or of record, 100% of the economic interests and voting power in the Equity Interests of FWL, or (y) FWL shall cease to own, directly or indirectly, beneficially or of record, 100% of the economic interests and voting power in the Equity Interests of the Company;

(ii) any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), shall become, directly or indirectly, the beneficial owner of Equity Interests representing more than 35% of the ordinary voting power represented by the issued and outstanding voting Equity Interests of the Parent; or

(iii) a majority of the incumbent directors of the Parent is at any time not comprised of Persons who were either (x) directors of FWL on the Effective Date or (y) new directors (such Persons being herein called “New Members”) appointed or nominated for election by one or more Persons who were members of the board of directors of FWL on the Effective Date or who were appointed or nominated by one or more such New Members whether or not they were members on the Effective Date.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing are Syndicated Revolving Credit Loans or Borrowings, Incremental Loans or Borrowings of the same Series or Swingline Loans or Borrowings, and when used in reference to any Commitment, refers to whether the Loans that a Lender holding such Commitment is obligated to make are Revolving Credit Loans or Incremental Loans of a particular Series.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Fee” has the meaning assigned to such term in Section 2.12(a).

“Commitment Increase” has the meaning assigned to such term in Section 2.08(e)(i).

“Commitment Increase Date” has the meaning assigned to such term in Section 2.08(e)(i).

“Commitment Termination Date” means for any Lender, (a) initially, the fifth anniversary of the Effective Date, (b) if such Lender agrees to an extension pursuant to Section 2.09, such date as so extended or (c) if such Lender replaces a Non-Extending Lender pursuant to Section 2.09, the date set forth in the applicable Lender’s Assignment and Assumption Agreement, provided that if such day is not a Business Day, then the “Commitment Termination Date” shall be the next following Business Day.

“Commitments” means the Revolving Credit Commitments and Incremental Loan Commitments.

“Communications” has the meaning assigned to such term in Section 11.01(d).

“Company” has the meaning assigned to such term in the recital of parties hereto.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated July 2012 with respect to the syndication of the credit facilities provided for in this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” means the Administrative Agent, the Issuing Lenders, the Swingline Lender and the other Lenders.

“Currency” means Dollars or any Foreign Currency.

“Customer Contract” has the meaning assigned to such term in Section 8.02(l).

“Debt Service” means, for any period, the sum, for the Group Members (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all regularly scheduled payments or prepayments of principal of Indebtedness (including the principal component of any payments in respect of Capital Lease Obligations) made during such period plus (b) all Interest Expense for such period.

“Default” means any event or condition which constitutes an Event of Default or which upon the delivery of a notice or lapse of a period of time described or referred to in Article IX (or both) would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in each case, with respect to funding obligations in respect of Loans, such Lender notifies the Administrative Agent and the

Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such notice or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and (if such Lender is a Revolving Credit Lender) participations in then outstanding Letters of Credit and Swingline Loans under this Agreement (unless with respect to funding obligations in respect of Loans, such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied), provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a Bank Parent that has, become the subject of a Bankruptcy Event, provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any Bank Parent by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the last paragraph of Article III) upon delivery of written notice of such determination to the Company and each Lender.

“Default Notice” has the meaning assigned to such term in Section 9(g).

“Defeased” means, with respect to any Letters of Credit, that cash cover has been posted, or back-to-back letters of credit have been issued, in respect of such Letters of Credit for the benefit of the related Issuing Lenders in accordance with Section 2.19.

“Disclosed Matters” means the matters disclosed in the Form 8-K, 10-K and 10-Q filings made by the Parent with the Securities and Exchange Commission made after January 1, 2012 and prior to the date hereof.

“Disposition” means any sale, assignment, transfer, lease (as lessor) or other disposition of any property (whether now owned or hereafter acquired) by any Group Member to any other Person (other than another Group Member) excluding (a) any sale, assignment, transfer, lease (as lessor) or other disposition as part of a Casualty Event and (b) any sale, assignment, transfer, lease (as lessor) or other disposition of (i) any property sold or disposed of in the ordinary course of business, (ii) any tangible property that is obsolete or worn-out or no longer used or useful in the business of the Parent and its Subsidiaries, (iii) any property of, or Equity Interests in, any Project Entity or (iv) other property having an aggregate fair market value (as to the Group Members) neither exceeding $10,000,000 with respect to any transaction or series of related transactions nor exceeding $15,000,000 in the aggregate for all transactions during any single fiscal year.

“Disposition Investment” means, with respect to any Disposition, any promissory notes or other evidences of indebtedness or Investments received by any Group Member in connection with such Disposition.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at any time before the first anniversary of the Later Commitment Termination Date at the option of the holder thereof, in whole or in part, (b) is secured by any assets of any Group Member, (c) is exchangeable or convertible at the option of the holder into Indebtedness of any Group Member or (d) provides for the mandatory payment of dividends (other than dividends comprised of Disqualified Equity Interests), i.e., regardless of whether or not the board of directors has declared any such dividends. Notwithstanding the preceding sentence, any Equity Interest that would constitute a Disqualified Equity Interest solely because the holders thereof have the right to require any Group Member to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute a Disqualified Equity Interest if the terms of such Equity Interest provide, in effect, that the Group Members will not be obligated to repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption is permitted at the time under this Agreement.

“Dollar Equivalent” means, on any date of determination, (i) with respect to an amount denominated in Dollars, such Dollar amount and (ii) with respect to an amount denominated in any Foreign Currency, the amount of Dollars that would be required to purchase such amount of such Foreign Currency on such date, based upon the rate appearing on the applicable page of the Reuters Screen (or on any successor or substitute page of such screen, or any successor to or substitute for such screen, providing rate quotations comparable to those currently provided on such page of such screen, as determined by the Administrative Agent from time to time for purposes of) providing quotations of exchange rates applicable to the sale of such Foreign Currency in the London foreign exchange market at approximately 11.00 a.m., London Time, for delivery two days later.

“Dollars” or “$” refers to lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than (i) a Foreign Subsidiary or (ii) a Foreign Subsidiary Holding Company.

“Earlier Commitment Termination Date” means, as at any date of determination, the Commitment Termination Date applicable to all Lenders, provided that if at such time there is more than one Commitment Termination Date in effect, the earlier Commitment Termination Date.

“Earn-Out Obligation” means any contingent payment obligation of any Group Member incurred in connection with the Acquisition of an entity, assets or businesses, to the extent such obligation is payable based on the performance of the entity, assets or businesses so acquired. The amount of an Earn-Out Obligation shall be the maximum amount that in the good faith determination of a Financial Officer (taking into account any applicable maximum limits specified in the agreement or instrument governing such Earn-Out Obligation) could at any time be payable under such Earn-Out Obligation, provided that if such Earn-Out Obligation is of sufficient certainty as to be carried as a liability on a balance sheet of the Group Members, then the amount of such Earn-Out Obligation shall be the amount thereof so carried on such balance sheet.

“EBITDA” means, for any period, net income for the Parent and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period (calculated before taxes, interest expense, depreciation, amortization and any other non-cash income or charges accrued for such period (as identified on the consolidated statement of cash flows of the Parent and its Subsidiaries for the relevant period) and income or loss attributable to equity in Affiliates for such period (except to the extent such income or loss is received or paid in cash by any Group Member)), and excluding (a) any extraordinary or unusual gains or losses during such period, (b) any net gain or loss from any Casualty Events and (c) any net gain or loss from any Dispositions other than sales of inventory in the ordinary course of business; provided that net income for the Parent and its Subsidiaries for any period shall exclude income of a Subsidiary that is not a Restricted Subsidiary during such period except to the extent of cash received during such period by Group Members from such Subsidiary (whether as dividends, loans or otherwise), provided, further, that (x) exclusions made pursuant to clauses (a), (b) or (c) above shall be made, without duplication, only to the extent such gains nor losses were included in net income and (y) exclusions made pursuant to clause (b) above shall be made, without duplication, only to the extent such gains or losses exceeded, as to the Group Members, $2,500,000 with respect to any Casualty Event or series of related Casualty Events or $5,000,000 during any single fiscal year.

Notwithstanding the foregoing, if, during any period for which EBITDA is being determined for purposes of calculating the Total Leverage Ratio, any of the Group Members shall have consummated (a) any Acquisition for aggregate consideration (including, without duplication, Indebtedness remaining outstanding, or repaid in connection with, such Acquisition) in excess of $100,000,000 or (b) any Disposition for aggregate consideration in excess of $25,000,000 then, for purposes solely of calculating the Total Leverage Ratio, EBITDA shall be determined on a pro forma basis as if such Acquisition or Disposition had been made or consummated on the first day of such period (and, in that connection, the Parent shall deliver to the Administrative Agent a calculation setting forth in reasonable detail the pro forma adjustments to EBITDA for such period as a result of such Acquisition or Disposition).

“EDGAR” has the meaning assigned to such term in Section 7.01(d).

“Effective Date” has the meaning assigned to such term in Section 6.01.

“Eligible Cash Manager” means, in connection with any Cash Management Obligations owing by a Borrower or a Restricted Subsidiary, a Person that was a Lender or an Affiliate of a Lender at the time such Cash Management Obligations arose.

“Eligible Hedging Counterparty” means, in connection with any Hedging Agreement with a Borrower or a Restricted Subsidiary, a Person that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into.

“EMU Legislation” means legislation enacted by the European Union’s Economic and Monetary Union.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Group Member directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock of a corporation, membership interests in a limited liability company, partnership interests in a general or limited partnership, beneficial interests in a trust or other equity ownership interests in an association or other entity or Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such capital stock, membership or partnership interests, beneficial interests or other equity ownership interests in any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the failure by any Plan to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (g) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or of a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” or “€” refers to the single currency of the European Union as constituted by the Treaty on European Union and as referred to in EMU Legislation.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article IX.

“Excess Cash Flow” means, for any period, (a) EBITDA for such period less (b) the sum of (i) Capital Expenditures made during such period plus (ii) the aggregate amount of Debt Service for such period.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of any Borrower or other Obligor hereunder or under any other Loan Document, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender (including any Issuing Lender or Swingline Lender), in which its applicable lending office is located or by any other jurisdiction with which such Recipient has a present or former connection (other than solely on account of the execution, delivery, performance, filing, recording and enforcement of, and the other activities contemplated in, this Agreement), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of any Recipient, withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest hereunder or under any other Loan Document pursuant to a law in effect on the date on which (i) such Recipient acquires such interest (other than pursuant to an assignment request by a Borrower under Section 2.18) or (ii) if such Recipient is a Lender, such Lender changes its lending office, except in each case to the extent that, if such Recipient is a Lender, pursuant to Section 11.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) Taxes attributable to such Recipient’s failure to comply with Section 11.04 and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Commitment Termination Date” has the meaning assigned to such term in Section 2.09(a).

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of July 30, 2010, as amended, supplemented or otherwise modified, from time to time, among the Borrowers, the various lending parties thereto, BNP Paribas, as Administrative Agent, and certain other parties thereto.

“Existing Letter of Credit” has the meaning assigned to such term in Section 2.05(j).

“Exposures” means, at any time, the sum of the Revolving Credit Exposures and Incremental Loan Exposures of all Series at such time.

“Extending Lender” has the meaning assigned to such term in Section 2.09(e).

“Extension Request Date” has the meaning assigned to such term in Section 2.09(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into with the IRS, the United States government or any governmental or taxing authority in any other jurisdiction in connection therewith.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of l%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Parent.

“Foreign Currency” means at any time any Currency other than Dollars.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“Foreign Lender” means any Recipient that is Not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Parent organized in a jurisdiction other than the United States of America, any State thereof, or the District of Columbia.

“Foreign Subsidiary Holding Company” means any Subsidiary (i) that is not a Foreign Subsidiary and (ii) substantially all of whose assets consist of shares or other securities in one or more Foreign Subsidiaries.

“FWL” has the meaning assigned to such term in the recital of parties hereto.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group Members” means, collectively, the Parent and the Restricted Subsidiaries.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the Equity Interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, but does not include (a) causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person other than those directly supporting Indebtedness and (b) endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guaranteed Obligations” means (a) in the case of the Parent, FWL, Holdco and the Subsidiary Guarantors, the principal of and interest on the Loans made by the Lenders to the Borrowers, all LC Disbursements and all other amounts from time to time owing to the Lenders or the Administrative Agent by the Borrowers hereunder or under any other Loan Document, all Cash Management Obligations and all obligations of the Borrowers or any Restricted Subsidiary to any Eligible Hedging Counterparty under any Hedging Agreement, in each case strictly in accordance with the terms thereof and (b) in the case of each Borrower, the principal of and interest on the Loans made by the Lenders to the other Borrowers, all LC Disbursements and all other amounts from time to time owing to the Lenders or the Administrative Agent by the other Borrowers hereunder or under any other Loan Document, all Cash Management Obligations and all obligations of the other Borrowers or any Restricted Subsidiary to any Eligible Hedging Counterparty under any Hedging Agreement, in each case strictly in accordance with the terms thereof.

“Guarantor” means, except to the extent otherwise provided in Section 4.08, collectively, the Subsidiary Guarantors, the Parent, FWL, Holdco and the Borrowers.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future, cap, collar or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Holdco” has the meaning assigned to such term in the recital of parties hereto.

“HSBC” means HSBC Bank USA, National Association.

“Immaterial Subsidiary” means, as at any date, any Restricted Subsidiary (other than a Borrower) designated as such by the Parent in a certificate delivered by the Parent to the Administrative Agent at the Effective Date or at any time thereafter (and which designation has not been rescinded in a subsequent certificate of the Parent delivered to the Administrative Agent); provided that no Restricted Subsidiary may be designated as an “Immaterial Subsidiary” if any Subsidiary of such Restricted Subsidiary is not an Immaterial Subsidiary.

“Increasing Lender” has the meaning assigned to such term in Section 2.08(e)(i).

“Incremental Loan” when used in reference to any Loan or Borrowing, means that such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(b).

“Incremental Loan Commitment” means, with respect to each Lender, the amount of the offer of such Lender to make Incremental Loans of any Series that is accepted by the Company in accordance with the provisions of Section 2.01(b), as such amount may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.08.

“Incremental Loan Exposure” means, with respect to any Incremental Lender of any Series at any time, the sum of the outstanding principal amount of such Lender’s Incremental Loans of such Series at such time.

“Incremental Lenders” means, in respect of any Series of Incremental Loans, (a) initially, the Lenders (or other financial institutions referred to in Section 2.01(b)) whose offers to make Incremental Loans of such Series shall have been accepted by the Company in accordance with the provisions of Section 2.01(b) and (b) thereafter, the Lenders from time to time holding Incremental Loans of such Series and/or Incremental Loan Commitments of such Series after giving effect to any assignments thereof permitted by Section 11.08.

“Indebtedness” means, for any Person without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or a sale of financial assets or commodities subject to a repurchase obligation in a transaction commonly known as a “repo”; (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred and payable in the ordinary course of business; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit (including Letters of Credit) or similar instruments (including bank guaranties) issued or accepted by banks and other financial institutions for account of such Person, but only if and to the extent such letters of credit or similar instruments directly support obligations otherwise constituting Indebtedness; (e) Capital Lease Obligations of such Person; (f) Indebtedness of others Guaranteed by such Person; (g) any Disqualified Equity Interest; and (h) any Earn-Out Obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity.

Notwithstanding the foregoing, (x) “Indebtedness” shall exclude (i) obligations under Hedging Agreements and (ii) obligations in respect of letters of credit (including Letters of Credit hereunder) or similar instruments (including bank guaranties) except to the extent expressly set forth in clause (d) above and (y) Non-Recourse Project Indebtedness shall not be deemed to be Indebtedness of any Group Member.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Parent, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to this Agreement to (b) Interest Expense for such period.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” means, for any period, the sum, for the Group Members (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness accrued during such period that was, in such period, paid or currently payable in cash plus (b) the net amounts accrued and paid, or currently payable in cash (or minus the net amounts accrued and received, or currently receivable in cash) under Hedging Agreements relating to interest. In determining “Interest Expense” for any period, there shall be excluded fees and commissions in respect of letters of credit (including Letters of Credit hereunder) or similar instruments (including bank guaranties) except to the extent that such letters of credit or similar instruments directly support Indebtedness.

“Interest Payment Date” means (a) with respect to any Syndicated ABR Loan, each Quarterly Date, and the Later Commitment Termination Date, (b) with respect to any Eurodollar Loan, the last day of each Interest Period therefor and, in the case of any Interest

Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender of the relevant Class based upon availability of funds for the applicable period, nine or twelve months) thereafter, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Notwithstanding the foregoing, (x) if any Interest Period for any Revolving Credit Borrowing would otherwise end after the Later Commitment Termination Date, such Interest Period shall end on the Later Commitment Termination Date, and (y) notwithstanding the foregoing clause (x), no Interest Period shall have a duration of less than one month and, if the Interest Period for any Eurodollar Loan would otherwise be a shorter period, such Loan shall not be available hereunder as Eurodollar Loan for such period.

“Interim Financial Statements” means the unaudited consolidated balance sheet, statements of operations, changes in equity and cash flows of the Parent and its consolidated Subsidiaries as of and for the period commencing on January 1, 2012 and ending on March 31, 2012, certified by a Financial Officer.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of any Equity Interests in, or bonds, notes, debentures or other securities of, or capital contribution to, any other Person or any “short sale” of securities, meaning a sale of securities at a time when such securities are not owned by the Person entering into such short sale; (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person, but excluding any such advance, loan or extension of credit representing (i) the purchase price of inventory, project equipment, supplies or services sold or provided by such Person in the ordinary course of business and on ordinary trade terms or (ii) the issuance or procurement of any letter of credit (including a Letter of Credit) or similar instrument (including a bank guaranty) for the benefit of any other Person not directly supporting Indebtedness, including the deposit of any cash collateral that is in place of or provides cover for, or is in lieu of, such letters of credit or such instrument; (c) the entering into of any Guarantee of, or other contingent obligation, directly supporting Indebtedness; or (d) the making of any payment, or other transfer for value in payment of, any reimbursement or similar obligation arising upon any payment made under any letter of credit (including a Letter of Credit) or similar instrument (including a bank guaranty) issued or procured for the benefit of any other Person not directly supporting Indebtedness. The aggregate amount of an Investment by a Person at any time shall be determined by reference to the amount of cash or property delivered by such Person in connection with such Investment and not by the amount of cash or property committed to be delivered in connection therewith.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means BNP Paribas, HSBC and each other Lender designated by the Company as an “Issuing Lender” hereunder that has agreed to such designation and has been approved as an “Issuing Lender” by the Administrative Agent in its reasonable discretion. Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit D.

“Later Commitment Termination Date” means, as at any date of determination, the Commitment Termination Date applicable to all Lenders, provided that if at such time there is more than one Commitment Termination Date in effect, the later Commitment Termination Date.

“LC Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed as Lenders in Schedule 1.01(a) and any Persons that shall become a party hereto pursuant to an Assignment and Assumption, or pursuant to Section 2.01(b) or 2.08(e), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, provided that from and after the Earlier Commitment Termination Date, upon the Non-Extending Lenders being paid all amounts owing to them under this Agreement, the Non-Extending Lenders shall no longer be Lenders. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and each Issuing Lender.

“Letter of Credit” means a letter of credit issued pursuant to Article II and any Existing Letter of Credit.

“Letter of Credit Collateral Account” has the meaning assigned to such term in Section 2.05(k).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Leverage Ratio Increase” has the meaning assigned to such term in Section 8.09(a).

“LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London or other applicable interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available as described above for any reason, then the LIBO Rate for such Interest Period shall be the rate at which Dollar deposits in the amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (including any financing lease having substantially the same economic effect as any of the foregoing but excluding any operating lease) relating to such asset.

“Loan Documents” means, collectively, this Agreement, any promissory notes evidencing Loans hereunder and the Letter of Credit Documents.

“Loans” means the loans made in Dollars by the Lenders to the Borrowers pursuant to this Agreement, including Incremental Loans of any Series.

“Luxembourg Guarantor” has the meaning assigned to such term in Section 4.09(b).

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Group Members taken as a whole, (b) the enforceability of the obligations of any Obligor under this Agreement or the other Loan Documents or (c) the rights of or remedies available to the Lenders under this Agreement and the other Loan Documents.

“Material Acquisition” means an Acquisition permitted under Section 8.05(c) in which the aggregate consideration paid (including, without duplication, Indebtedness remaining outstanding, or repaid in connection with, such Acquisition) is equal to or greater than $200,000,000.

“Material Indebtedness” means Indebtedness (other than the Obligations), or obligations in respect of one or more Hedging Agreements, of any one or more of the Group Members in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Monthly Dates” means the last Business Day of each calendar month in each year, the first of which shall be the first such day after the date of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Rating” means the corporate family rating or the senior unsecured debt rating, whichever is in effect from time to time, (or any substantially similar successor rating, however styled) of the Company or the Parent, as applicable, from Moody’s. If Moody’s has in effect a rating for both the Parent and the Company and the ratings are different, the Company (on its own behalf and on behalf of each other Borrower) and (x) the Required Revolving Credit Lenders (in the case of Revolving Credit Borrowings) or (y) the Required Incremental Lenders for the relevant Series (in the case of Incremental Borrowings), shall negotiate in good faith to amend the Applicable Margin definition to reflect the dual rating from such rating agency (and, notwithstanding anything to the contrary herein, such amendment shall be effective when executed and delivered by the Company and by the Administrative Agent) and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such dual rating.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and in respect of which the Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Net Cash Proceeds” means, in the case of any Disposition, the aggregate amount of all cash payments received by the Group Members directly or indirectly in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition (including Disposition Investments); provided that

(a) Net Cash Proceeds shall be net of (x) the amount of any legal, title, transfer and recording tax expenses, commissions and other fees and expenses payable by the Group Members in connection with such Disposition, (y) any Federal, state and local income or other taxes estimated to be payable by the Group Members as a result of such Disposition and (z) any reserve for retained liabilities or adjustment in respect of the sale price of such property in accordance with GAAP; and

(b) Net Cash Proceeds shall be net of any repayments by any Group Member of Indebtedness to the extent that (i) such Indebtedness (other than the Guaranteed Obligations) is secured by a Lien on the property that is the subject of such Disposition and (ii) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property.

Notwithstanding the foregoing, the Net Cash Proceeds of any Disposition of property by any Foreign Subsidiary, shall be reduced by the aggregate amount of funds received by such Foreign Subsidiary that the Company in good faith determines (and notifies the Administrative Agent) may not be remitted to the Company (by distribution or intercompany advance or otherwise) without resulting in adverse tax consequences or a violation of law.

“Net Commitment Increase Amount” means at any time an amount (not less than zero) equal to the aggregate amount of all Commitment Increases obtained after the date hereof and at or prior to such time minus the aggregate amount of all reductions of the Revolving Credit Commitments effected after the date hereof and at or prior to such time.

“Net Incremental Increase Amount” means at any time an amount (not less than zero) equal to the aggregate principal amount of all Incremental Loans outstanding at such time plus the aggregate unused Incremental Loan Commitments outstanding at any such time.

“New Lender” has the meaning assigned to such term in Section 2.09(d).

“Non-Extending Lender” has the meaning assigned to such term in Section 2.09(b).

“Non-Recourse Project Indebtedness” means Indebtedness of a Project Entity (i) that is without recourse to, and is not secured by any lien on, any assets of any Group Member other than (x) recourse in the nature of a guaranty of completion or performance that does not itself constitute Indebtedness of any Group Member (determined without regard to clause (y) of the last sentence of the definition of the term “Indebtedness”) and (y) liens on the Equity Interests of such Project Entity, and (ii) any default in respect of which will not result in a cross-default under Indebtedness of any Group Member in excess of $50,000,000.

“Notice Date” has the meaning assigned to such term in Section 2.09(b).

“Obligations” means all indebtedness, obligations and liabilities of each Obligor to any Lender, the Swingline Lender, any Issuing Lender or the Administrative Agent from time to time arising under or in connection with or related to or evidenced by or secured by this Agreement or any other Loan Document, and all extensions or renewals thereof, whether such indebtedness, obligations or liabilities are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now, existing or hereafter arising. Without limitation of the foregoing, such indebtedness, obligations and liabilities include the principal amount of Loans, LC Exposure, interest, fees, indemnities or expenses under or in connection with this Agreement or any other Loan Document, and all extensions and renewals thereof, whether or not such extensions of credit were made in compliance with the terms and conditions of this Agreement or in excess of the obligation of the Lenders to extend credit hereunder. Obligations shall remain Obligations notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Obligations or any interest therein.

“Obligors” means, collectively, the Borrowers and the Guarantors.

“OFAC” has the meaning assigned to such term in Section 5.16.

“OFAC List” has the meaning assigned to such term in Section 5.16.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment or prepayment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents other than Excluded Taxes.

“Parent” has the meaning assigned to such term in the recital of parties hereto.

“Participant” has the meaning assigned to such term in Section 11.08(c).

“Participant Register” has the meaning assigned to such term in Section 11.08.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Performance Letter of Credit” means (a) a standby Letter of Credit issued to secure ordinary course performance obligations, including any performance related advance payment, retention or warranty obligations, in each case in connection with project engineering, procurement, construction, power business, maintenance and other similar projects (including projects about to be commenced) or bids for prospective project engineering, procurement, construction, power business, maintenance and other similar projects, and (b) a standby Letter of Credit issued to back a bank guarantee, surety bond, performance bond, or other similar obligation in each case issued to support ordinary course performance obligations including any performance related advance payment, retention or warranty obligations, in each case in connection with project engineering, procurement, construction, power business, maintenance and other similar projects (including projects about to be commenced) or bids for prospective project engineering, procurement, construction, power business, maintenance and other similar projects. For the avoidance of doubt, the term “Performance Letter of Credit” includes each Existing Letter of Credit that is identified as a “Performance Letter of Credit” on Schedule 1.01(b).

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A1 from S&P or P1 from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any office of any commercial bank which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 365 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds either (i) rated AAA by S&P or Aaa by Moody’s or (ii) at least 95% of the assets of which constitute Permitted Investments of the kinds described in clauses (a) through (d) of this definition;

(f) obligations issued or guaranteed by the government or governmental agencies of the United States of America, Canada, Japan, Australia, Switzerland and the countries belonging to the European Union with a country credit rating of at least AA from S&P or similar rating from any other recognized credit rating agency maturing within one year from the date of acquisition thereof;

(g) obligations of a Group Member to any other Group Member arising from any cash management arrangement maintained for the purpose of investing in Permitted Investments; and

(h) other Investments permitted by the Administrative Agent from time to time.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any the Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 11.01(d).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by BNP Paribas, as its prime rate in effect at its office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Project Entity” means each and all of (a) the Subsidiaries listed on Schedule 5.13 identified as “Project Entities” therein and their present and future Subsidiaries and (b) any other existing or future Subsidiary of the Company designated by the Company, by written notice to the Administrative Agent, as formed or acquired for the primary purpose of constructing, acquiring, owning, leasing and/or operating one or more sites, facilities or projects and any agreements related thereto and the Subsidiaries of such Subsidiary, together, in the case of each Subsidiary referred to in clause (a) or (b), with any intermediate holding companies of any such Subsidiary, provided that such designation will be deemed to be an Investment under, and must be permitted by, Section 8.05(a)(iv).

“provide cover” means, when used in reference to a Letter of Credit, the deposit of cash collateral pursuant to Section 2.05(k).

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the Effective Date.

“Ratings” means the Moody’s Rating and the S&P Rating.

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) the Swingline Lender and (d) any Issuing Lender, as applicable.

“Register” has the meaning assigned to such term in Section 11.08.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Removal Effective Date” has the meaning assigned to such term in Article X.

“Requested Extension Date” has the meaning assigned to such term in Section 2.09(a).

“Required Incremental Lenders” means, at any time, with respect to Incremental Lenders of any Series, Incremental Lenders of such Series having Incremental Loan Exposures and unused Incremental Loan Commitments of such Series representing more than 50% of the total Incremental Loan Exposures of such Series and unused Incremental Loan Commitments of such Series at such time.

“Required Lenders” means, at any time, Lenders having Exposures and unused Commitments representing more than 50% of the sum of the total Exposures and unused Commitments at such time.

“Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the total Revolving Credit Exposures and unused Revolving Credit Commitments at such time.

“Resignation Effective Date” has the meaning assigned to such term in Article X.

“Restricted Payment” means any dividend or other distribution (whether in cash, contractual obligations, securities or other property) with respect to any class of outstanding equity interests of the Parent, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest of the Parent, but excluding dividends payable solely in equity interests of the Parent (other than Disqualified Equity Interests).

“Restricted Subsidiary” means all Subsidiaries of the Parent other than the Project Entities.

“Revolving Credit”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(a).

“Revolving Credit Availability Period” for each Lender, means the period from and including the Effective Date to but excluding the earlier of (a) such Lender’s Commitment Termination Date and (b) the date of termination of the Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, as such commitment may be (a) reduced, increased or terminated from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.08. The initial amount of each Lender’s Revolving Credit Commitment is set forth opposite the name of such Lender on Schedule 1.01(a) under the caption “Revolving Credit Commitment”, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The initial aggregate amount of the Revolving Credit Commitments is $750,000,000.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Syndicated Revolving Credit Loans, its LC Exposure and Swingline Exposure at such time minus (b) for purposes of Sections 2.11(c) and (d), the aggregate balance then held by the Administrative Agent in the Letter of Credit Collateral Account.

“Revolving Credit Lender” means (a) initially, a Lender that has a “Revolving Credit Commitment” set forth opposite the name of such Lender on Schedule 1.01(a) and (b) thereafter, the Lenders from time to time holding Revolving Credit Loans and Revolving Credit Commitments, after giving effect to any assignments thereof permitted by Section 11.08.

“Revolving Credit Loan Sublimit” means $250,000,000.

“S&P” means Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc.

“S&P Rating” means the corporate credit rating (or any substantially similar successor rating, however styled) of the Parent or the Company, as applicable, from S&P. If S&P has in effect a rating for both the Parent and the Company and the ratings are different the

Company (on its own behalf and on behalf of each other Borrower) and (x) the Required Revolving Credit Lenders (in the case of Revolving Credit Borrowings) or (y) the Required Incremental Lenders for the relevant Series (in the case of Incremental Borrowings) shall negotiate in good faith to amend the Applicable Margin definition to reflect the dual rating from such rating agency (and, notwithstanding anything to the contrary herein, such amendment shall be effective when executed and delivered by the Company and by the Administrative Agent) and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such dual rating.

“Sale and Leaseback Transaction” has the meaning assigned thereto in Section 8.03.

“Secured LOCs” has the meaning assigned to such term in Section 8.01(c).

“Series” has the meaning assigned to such term in Section 2.01(b).

“Significant Subsidiary” means a Restricted Subsidiary (other than an Obligor) that has aggregate assets or aggregate revenues (excluding in each case intercompany loans or receivables that are eliminated on the consolidated financial statements of the Group Members in accordance with GAAP) greater than 5% of the aggregate assets or aggregate revenues of the Group Members taken as a whole.

“Special Counsel” means Milbank, Tweed, Hadley & McCloy LLP, in its capacity as special counsel to BNP Paribas in connection with this Agreement.

“Statutory Reserve Rate” means, for the Interest Period for any Eurodollar Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” refers to the lawful currency of the United Kingdom.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any other Person (other than a partnership) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (b) any partnership the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. References herein to “Subsidiaries” shall, unless the context requires otherwise, be deemed to be references to Subsidiaries of the Parent.

“Subsidiary Guarantors” means the Persons listed under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto or which become a party hereto as a “Subsidiary Guarantor” hereunder pursuant to any Joinder Agreement; provided that for the avoidance of doubt, “Subsidiary Guarantors” will not include (unless such Subsidiary becomes a Subsidiary Guarantor in accordance with Section 7.10(b)) (a) any Project Entity, (b) any Immaterial Subsidiary, (c) FW Energie B.V., (d) Foster Wheeler Europe B.V., (e) Foster Wheeler Power Systems, S.A., (f) Foster Wheeler Environmental Corporation, (g) FW Management Operations, Ltd., (h) Perryville Service Company Ltd., (i) Continental Finance Company Ltd., (j) Foster Wheeler Power Company Ltd. – La Societe D’Energie Foster Wheeler Ltee, (k) Foster Wheeler Canada Ltd., (l) Foster Wheeler Europe, (m) Foster Wheeler (Malaysia) SDN. BHD., (n) Foster Wheeler Continental B.V., (o) FW Netherlands C.V., (p) Foster Wheeler Asia Pacific Pte. Ltd., (q) P.E. Consultants, Inc., (r) Manops Limited, (s) Foster Wheeler Caribe Corporation, C.A., (t) FW Overseas Operations Limited, (u) FW Holdings S.à r.l., (v) FW Investment Holdings S.à r.l. and/or (w) Graf-Wulff US Corp.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means BNP Paribas, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndicated”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Leverage Ratio” means as at any date the ratio of (a) all Indebtedness of the Group Members (determined on a consolidated basis without duplication in accordance with GAAP, but in any event excluding all cash collateral referred to in Section 8.01(k)) on such date to (b) EBITDA for the period of four consecutive fiscal quarters ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to this Agreement.

“Transactions” means (a) with respect to a Borrower, the execution, delivery and performance by such Borrower of the Loan Documents to which it is a party, the borrowing of Loans and the use of the proceeds thereof, and the issuance of Letters of Credit hereunder and (b) with respect to an Obligor (other than the Borrowers), the execution, delivery and performance by such Obligor of the Loan Documents to which it is a party.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” means a certificate substantially in the form of Exhibit G-1, G-2, G-3 or G-4, as applicable.

“Unapplied Equity Proceeds” means, at any date of determination, (a) the aggregate cash proceeds received by the Parent in respect of its equity capital (whether through the issuance of additional equity interests, through the receipt of capital contributions to the Parent or otherwise) during the period commencing on the Effective Date through and including such date or determination minus (b) the aggregate amount of Investments made by the Parent or any of its Subsidiaries pursuant to clauses (iii) and (iv) of Section 8.05(a) during such period; provided that if the amount obtained pursuant to clause (b) is greater than the amount obtained pursuant to clause (a), then the amount of “Unapplied Equity Proceeds” for purposes of this Agreement and each other Loan Document shall be deemed to be zero.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Syndicated Revolving Credit Loan” or “Incremental Loan”) or by Type (e.g., an “ABR Loan”, or a “Eurodollar Loan”) or by Class and Type (e.g., a “Syndicated ABR Revolving Credit Loan” or a “Syndicated Eurodollar Revolving Credit Loan”); each Series of Incremental Loans shall be deemed a separate Class of Loans hereunder. In similar fashion, (i) Borrowings may be classified and referred to by Class, by Type and by Class and Type, and (ii) Commitments may be classified and referred to by Class; each Series of Incremental Loan Borrowings and Incremental Loan Commitments shall be deemed a separate Borrowing and Commitment hereunder.

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and

Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to an undertaking, obligation or liability in this Agreement shall be construed as a reference to such undertaking, obligation or liability as the same shall from time to time be modified or supplemented and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Parent notifies the Administrative Agent that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Currencies; Currency Equivalents. At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof. Except as provided in Section 2.11(d), for purposes of determining

(i) whether the amount of any Revolving Credit Borrowing or Letter of Credit, together with all other Revolving Credit Borrowings and Letters of Credit then outstanding or to be borrowed or issued at the same time that such Revolving Credit Borrowing or Letter of Credit is outstanding, would exceed the aggregate amount of the Revolving Credit Commitments,

(ii) whether the amount of any Incremental Borrowing of any Class, together with all other Incremental Borrowings of such Class then outstanding or to be borrowed at the same time that such Incremental Borrowing is outstanding, would exceed the aggregate amount of the Incremental Commitments of such Class,

(iii) the aggregate unutilized amount of the Commitments of any Class or

(iv) the Revolving Credit Exposure, the LC Exposure or the Incremental Loan Exposure of any Class,

the outstanding principal amount of any Letter of Credit that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Letter of Credit, determined as of the date of such Letter of Credit. Wherever in this Agreement in connection with a Letter of Credit a required minimum or multiple amount is expressed in Dollars, but such Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency).

ARTICLE II

LOAN COMMITMENTS

SECTION 2.01. Revolving Credit Commitments.

(a) Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Syndicated Revolving Credit Loans to the Borrowers from time to time during each such Lender’s Revolving Credit Availability Period, in Dollars, in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment, provided that (i) the aggregate outstanding principal amount of Revolving Credit Loans and Swingline Loans shall not at any time exceed the Revolving Credit Loan Sublimit and (ii) the total Revolving Credit Exposure shall not at any time exceed the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Credit Loans.

(b) Incremental Loans. In addition to Borrowings of Syndicated Revolving Credit Loans pursuant to paragraph (a) above, at any time and from time to time, the Company may request that any one or more of the Lenders or, at the option of the Company, other financial institutions or funds selected by the Company offer to enter into commitments to make additional revolving Incremental Loans, in Dollars, under this paragraph (b) to the Borrowers. In the event that one or more of the Lenders or such other financial institutions or funds offer, in their sole discretion, to enter into such commitments, and such Lenders or financial institutions or funds and the Company agree as to the amount of such commitments that shall be allocated to the respective Lenders or financial institutions or funds making such offers and the fees (if any) to be payable by the Borrowers in connection therewith, such Lenders or financial institutions or funds shall become obligated to make Incremental Loans under this Agreement in an amount equal to the amount of their respective Incremental Loan Commitments (and such financial institutions shall become “Incremental Lenders” hereunder). The Incremental Loans to be made pursuant to any such agreement between the Company in response to any such request by the Company shall be deemed to be a separate “Series” of Incremental Loans for all purposes of this Agreement.

Anything herein to the contrary notwithstanding, (i) the minimum aggregate principal amount of Incremental Loan Commitments entered into pursuant to any such request (and, accordingly, the minimum aggregate principal amount of any Series of Incremental Loans) shall be $20,000,000 or a larger multiple of $1,000,000 and (ii) immediately after giving effect to the establishment of each Incremental Loan Commitment, the sum of the Net Commitment Increase Amount plus the Net Incremental Increase Amount plus the aggregate undrawn amount of all Secured LOCs shall not exceed $300,000,000. Except as otherwise expressly provided herein, the Incremental Loans of any Series shall have the interest rate, participation, commitment, arrangement, upfront and similar fees, commitment reduction schedule (if any) and maturity date, and be subject to such conditions to effectiveness and initial credit extension, as shall be agreed upon by the respective Incremental Lenders of such Series and the Company, provided that in any event (i) the Incremental Loans shall be subject to, and entitled to the benefits of, the Guarantees provided for herein and in the other Loan Documents on an equal and ratable basis with each other Guaranteed Obligation, (ii) the maturity for Incremental Loans shall not be earlier than the Later Commitment Termination Date and may be later than the Later Commitment Termination Date to the extent so agreed by the Company and such Incremental Lenders and (iii) the weighted average-life-to-maturity for each Series of Incremental Loans shall not be shorter than the longest remaining Revolving Credit Availability Period.

Following the acceptance by the Company of the offers made by any one or more Lenders to make any Series of Incremental Loans pursuant to the foregoing provisions of this paragraph (b), each Incremental Lender in respect of such Series of Incremental Loans severally agrees, on the terms and conditions of this Agreement, to make such Incremental Loans to the Borrowers during the period from and including the date of such acceptance to and including the commitment termination date specified in the agreement entered into with respect to such Series in an aggregate principal amount up to but not exceeding the amount of the Incremental Loan Commitment of such Incremental Lender in respect of such Series as in effect from time to time. Thereafter, subject to the terms and conditions of this Agreement, the Borrowers may convert Incremental Loans of such Series of one Type into Incremental Loans of such Series of another Type (as provided in Section 2.07) or continue Incremental Loans of such Series of one Type as Incremental Loans of such Series of the same Type (as provided in Section 2.07).

SECTION 2.02. Loans and Borrowings.

(a) Obligations Several. Each Revolving Credit Loan or Incremental Loan of a particular Class and Type (other than Swingline Loans, as to which the provisions of Section 2.04 shall be applicable) shall be made as part of a Borrowing consisting of Loans of such Class and Type made by the respective Lenders ratably in accordance with their respective Commitments of such Class. The failure of any such Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.15, each Syndicated Borrowing of a Class shall be constituted entirely of ABR Loans or of Eurodollar Loans of such Class as the respective Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts. Each Revolving Credit Loan or Incremental Loan Borrowing (whether Eurodollar, Syndicated ABR or Swingline) shall be in an aggregate amount of $1,000,000 or a larger multiple of $1,000,000; provided that (i) each Swingline Loan shall be in an amount equal to $500,000 or a larger multiple of $250,000 and (ii) any Borrowing of a Class may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Class or, in the case of Revolving Credit Loans, that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, a Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurodollar Borrowing) any Revolving Credit Borrowing if the Interest Period requested therefor would end after the Later Commitment Termination Date, or any Incremental Loan Borrowing of any Series if the Interest Period requested therefor would end after the commitment termination date for such Series.

SECTION 2.03. Requests for Borrowings.

(a) Notice by the Borrowers. To request a Syndicated Borrowing, the respective Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of a Syndicated ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of a Revolving ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy or other electronic transmission to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the relevant Borrower.

(b) Content of Request for Syndicated Loans. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Revolving Credit Borrowing or an Incremental Borrowing (and, if so, which Series of Incremental Loans will arise therefrom);

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) in the case of a Syndicated Borrowing, whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vi) the location and number of the respective Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Revolving Credit Lender or relevant Incremental Lenders, as the case may be, of the details thereof and of the amounts of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Failure to Elect. If no election as to the Type of a Syndicated Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If a Eurodollar Borrowing is requested but no Interest Period is specified, the requested Borrowing shall be a Eurodollar Borrowing having an Interest Period of one month’s duration.

SECTION 2.04. Swingline Loans.

(a) Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during such Lender’s Revolving Credit Availability Period, in Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000, (ii) the aggregate outstanding principal amount of Revolving Credit Loans and Swingline Loans exceeding the Revolving Credit Loan Sublimit or (iii) the total Revolving Credit Exposures exceeding the aggregate Revolving Credit Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. All Swingline Loans shall be ABR Loans. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) Notice of Swingline Loans by the Borrowers. To request a Swingline Loan, the respective Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or other electronic transmission) not later than 12:00 noon, New York City time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Borrower. The Swingline Lender shall make each Swingline Loan available to such Borrower by means of a credit to the general deposit account of such Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Participations by Lenders in Swingline Loans. The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time on any Business Day, require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans in which the applicable Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans, provided that no Lender shall be required to purchase a participation in a Swingline Loan pursuant to this paragraph (c) if (x) the conditions set forth in Section 6.02 would not be satisfied in respect of a Borrowing at the time such Swingline Loan was made and (y) the Required Revolving Credit Lenders shall have so notified the Swingline Lender in writing before such Swingline Loan was made and shall not have subsequently determined that the circumstances giving rise to such conditions not being satisfied no longer exist.

Subject to the foregoing, each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph (c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from such Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve a Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein (including the penultimate paragraph of Section 2.05(b)), in addition to the Revolving Credit Loans provided for in Section 2.01, any Borrower may request the issuance of Letters of Credit for its own account (or for the account of any of its direct or indirect Subsidiaries) by an Issuing Lender, at any time and from time to time during the period commencing on the Effective Date through and including the date five Business Days preceding the Later Commitment Termination Date, which Letters of Credit may be denominated in Dollars or in any Agreed Foreign Currency and shall be in such form as is acceptable to such Issuing Lender in its reasonable determination, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit if the issuance of such Letter of Credit would violate one or more of the policies of such Issuing Lender generally applicable to the issuance of letters of credit (other than policies as to expiration dates that conflict with Section 2.05(d)). Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments up to the aggregate amount available to be drawn thereunder.

(b) Notice of Issuance; Redesignation, Etc. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the respective Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Lender) to an Issuing Lender and the Administrative Agent (by the times specified in the next following sentence) a notice requesting the issuance of such Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section 2.05), the amount and Currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Such notice shall be given to the Administrative Agent (i) in the case of a Letter of Credit to be denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed issuance, amendment, renewal or extension and (ii) in the case of a Letter of Credit to be denominated in a Foreign Currency, not later than 11:00 a.m., London time, three Business Days (or four Business Days if longer notice is determined by the Administrative Agent to be required) before the date of the proposed issuance, amendment, renewal or extension.

If requested by such Issuing Lender, such Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

Each Issuing Lender shall promptly notify the Administrative Agent of any Letters of Credit issued, amended, renewed or extended by it hereunder (or any Letter of Credit that shall have been cancelled or terminated) and shall deliver a report (in form and substance reasonably acceptable to the Administrative Agent) on the last Business Day of each month after the Effective Date detailing its Letter of Credit activity under this Agreement during such month.

(c) Limitation on Amount. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the respective Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the total Revolving Credit Exposure shall not exceed the total Revolving Credit Commitments, provided that after any Lender’s Commitment Termination Date has been extended, then immediately after any Letter of Credit is issued, amended, renewed or extended, at no time prior to the Earlier Commitment Termination Date may the sum of the aggregate undrawn stated amount of all outstanding Letters of Credit that expire after the fifth Business Day prior to the Earlier Commitment Termination Date plus the aggregate amount of the Extending Lenders’ Applicable Percentage of all Loans (including Swing Line Loans) exceed the aggregate amount of the Commitments of all of the Extending Lenders, with all relevant amounts determined after giving effect to any reductions or increases in Commitments scheduled to occur on the date on which each such Letter of Credit is issued, amended, renewed or extended.

(d) Expiration Date. The applicable Borrower will have the right to request that the expiration date for a Letter of Credit be fixed (without giving effect to any extension thereof by reason of an interruption of business) for any date selected by such Borrower that is not later than five Business Days prior to the Later Commitment Termination Date. If any Letter of Credit includes an extension clause, it may provide that the respective Issuing Lender shall have the option to refuse to extend the expiration of such Letter of Credit to a date that is later than five Business Days prior to the Later Commitment Termination Date (and with respect to each such Letter of Credit, the Issuing Lender shall refuse to do so) or that automatic extensions thereof will not be effective if the extended expiration date is later than the date five Business Days prior to the Later Commitment Termination Date.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by any Issuing Lender, and without any further action on the part of such Issuing Lender or any Lender, such Issuing Lender hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Such granting and acquisition of participations in Existing Letters of Credit shall occur automatically and without further action on the Effective Date. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the respective Issuing Lender, such Revolving Credit Lender’s Applicable Percentage of the Dollar Equivalent of each LC Disbursement (calculated on the date of such LC Disbursement) made by such Issuing Lender in respect of Letters of Credit issued by such Issuing Lender promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the respective Borrower or at any time after any reimbursement payment is required to be refunded to such Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Revolving Credit Loans made by such Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to such Issuing Lender the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Lender or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Revolving Credit Lenders and such Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the respective Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursement. If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the respective Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to the

Dollar Equivalent of such LC Disbursement (calculated on the date of such LC Disbursement) not later than 12:00 noon, New York City time, on the Business Day immediately following the day that such Borrower receives notice of such LC Disbursement, provided that if the Dollar Equivalent of such LC Disbursement is not less than $1,000,000, such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with a Syndicated ABR Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Syndicated ABR Borrowing or Swingline Loan.

If the respective Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Revolving Credit Lender’s Applicable Percentage of the Dollar Equivalent thereof.

(g) Obligations Absolute. A Borrower’s obligation to reimburse LC Disbursements made in respect of a Letter of Credit issued for its account as provided in paragraph (f) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of such Borrower’s obligations hereunder.

Neither the Administrative Agent, the Revolving Credit Lenders nor any Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by any Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

(i) an Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) an Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by an Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h) Disbursement Procedures. The Issuing Lender for any Letter of Credit shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the relevant Borrower for whose account such Letter of Credit was issued by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Lender and the Revolving Credit Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If the Issuing Lender for any Letter of Credit shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to Syndicated ABR Loans; provided that if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (f) of this Section 2.05 to reimburse such Issuing Lender shall be for the account of such Revolving Credit Lender to the extent of such payment.

(j) Existing Letters of Credit. Any letter of credit that has been issued under the Existing Credit Agreement by an Issuing Lender hereunder and that is designated as a “Letter of Credit” hereunder by the Company in a notice substantially in the form of Exhibit F to the Administrative Agent and such Issuing Lender on the Effective Date (each such letter of credit being referred to herein as an “Existing Letter of Credit”) shall, on the Effective Date, become a Letter of Credit of such Issuing Lender hereunder.

(k) Cash Collateralization. If any Borrower shall be required to provide cover for LC Exposure pursuant to paragraph (c) or (d) of Section 2.11, or the last paragraph of Article IX, such Borrower shall immediately deposit into a segregated collateral account or accounts (collectively, the “Letter of Credit Collateral Account”) in the name and under the dominion and control of the Administrative Agent cash in an amount in Dollars equal to the amount required under said paragraphs of Section 2.11 or the last paragraph of Article IX, as applicable. Such deposit shall be held by the Administrative Agent as collateral in the first instance for the LC Exposure under this Agreement and, subject to the immediately following paragraph, thereafter for the payment of the other Guaranteed Obligations, and for these purposes each Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in such Letter of Credit Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

Amounts deposited in the Letter of Credit Collateral Account by any Borrower pursuant to paragraph (c) or (d) of Section 2.11 shall be retained by the Administrative Agent and (i) in the case of amounts deposited pursuant to said paragraph (c), (x) applied to the payment of LC Disbursements in respect of Letters of Credit as and when the same shall become due (applied ratably to the respective amounts then due and payable to the respective Issuing Lenders) and (y) when all Letters of Credit shall have been drawn in full or terminated or expired or the condition set forth in said paragraph (c) ceases to exist, any balance therein shall be remitted to such Borrower upon three Business Days’ prior request to the Administrative Agent and (ii) in the case of amounts deposited pursuant to said paragraph (d), either (x) applied to the payment when due of that portion of the LC Disbursements made by the respective Issuing Lenders in excess of the amount thereof that the Revolving Credit Lenders are required to pay to the Issuing Lenders under paragraph (e) of this Section 2.05 in respect of drawings on Letters of Credit (applied to the respective Issuing Lenders ratably in accordance with such excess amounts held by them) or (y) remitted to such Borrower as and to the extent required by Section 2.11(d), provided that if any Event of Default shall occur and be continuing and the Lenders shall request the provision of cover for outstanding Letters of Credit pursuant to the last paragraph of Article IX, then the amounts deposited pursuant to paragraph (c) or (d) of Section 2.11 shall be deemed to have instead been deposited pursuant to the last paragraph of Article IX.

Amounts deposited in the Letter of Credit Collateral Account by any Borrower pursuant to the last paragraph of Article IX shall be retained by the Administrative Agent until the payment in full of all Guaranteed Obligations and shall be applied as follows: first, to the payment of LC Disbursements in respect of Letters of Credit (applied to the LC Disbursements of the respective Issuing Lenders ratably in accordance with the respective amounts thereof), second, to the ratable payment of other Guaranteed Obligations that are then due and payable and third, after the payment in full of all Guaranteed Obligations, any balance in the Letter of Credit Collateral Account shall be remitted to such Borrower.

(l) Termination and Re-allocation of Letter of Credit Participations on Fifth Business Day prior to the Earlier Commitment Termination Date. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, on the fifth Business Day prior to the Earlier Commitment Termination Date, the interests and participations of the Non-Extending Lenders in the Letters of Credit outstanding as of the fifth Business Day prior to the Earlier Commitment Termination Date shall automatically terminate and (i) from and after the fifth Business Day prior to the Earlier Commitment Termination Date, the Non-Extending Lenders shall have no liability arising from, relating to, in connection with or otherwise in respect of, such interests and participations or any Letters of Credit, and (ii) such interests and participations in outstanding Letters of Credit shall thereupon automatically and without further action be re-allocated to the extent necessary such that the interests and participations in such Letters of Credit shall be held by the remaining Lenders ratably in proportion to their respective Applicable Percentage (determined after giving effect to the termination of the interests and participations of the Non-Extending Lenders on the fifth Business Day prior to the Earlier Commitment Termination Date, with all such terminations of interests and participations being treated as reductions in Commitments solely for the purposes of this calculation).

SECTION 2.06. Funding of Revolving Credit and Incremental Loan Borrowings.

(a) Funding by Lenders. Each Lender shall make each Revolving Credit Loan or Incremental Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the respective Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower designated by such Borrower in the applicable Borrowing Request; provided that Syndicated ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the respective Issuing Lender.

(b) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption and in its sole discretion, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a) Elections for Syndicated Borrowings. Subject to Section 2.03(d), the Loans constituting each Syndicated Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the respective Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section 2.07; provided that (i) a Syndicated Borrowing of a Class may only be continued or converted into a Syndicated Borrowing of the same Class and (ii) no Eurodollar Borrowing of any Class may be continued if, after giving effect thereto, the aggregate Revolving Credit Exposures or Incremental Loan Exposures of the relevant Class would exceed the aggregate Commitments. The respective Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders of the respective Class holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) Notice of Elections. To make an election pursuant to this Section 2.07, a Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Syndicated Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly (but no later than the close of business on the date of such request) by hand delivery or telecopy or other electronic transmission to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower.

(c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing (including the Class) to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(d) Notification by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the respective Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Syndicated ABR Borrowing of the same Class. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent at the request of the

Required Revolving Credit Lenders (in the case of Revolving Credit Borrowings) or the Required Incremental Lenders for a particular Series (in the case of Incremental Borrowings of such Series) so notifies such Borrower, then, so long as an Event of Default is continuing no outstanding Eurodollar Borrowing may have an Interest Period of more than one month’s duration.

SECTION 2.08. Termination, Reduction and Increase of Revolving Credit Commitments.

(a) Scheduled Termination and Reduction. Unless previously terminated, (i) the Revolving Credit Commitments shall terminate at the close of business on the Later Commitment Termination Date and (ii) the Incremental Loan Commitments of any Series shall terminate on the close of business on the commitment termination date, and shall reduce on the dates and in the amounts (if any), in each case specified in the agreement establishing such Series pursuant to Section 2.01(b).

(b) Voluntary Terminations and Reductions. The Borrowers may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of such Class shall be in an amount that is at least equal to $10,000,000 or any greater multiple of $5,000,000, (ii) the Borrowers shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of Revolving Credit Loans (or cover for Letters of Credit by deposit by any Obligor to the Letter of Credit Collateral Account) in accordance with the terms hereof, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments and (iii) the Borrowers shall not terminate or reduce the Incremental Loan Commitments of any Series if, after giving effect to any concurrent prepayment of the Incremental Loans of such Series in accordance with Section 2.11, the total Incremental Loan Exposures of such Series would exceed the total Incremental Loan Commitments of such Series.

(c) Notification of Termination or Reduction. The Borrowers shall notify the Administrative Agent of any election to terminate or reduce Commitments of any Class under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the affected Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of Commitments of a Class delivered by the Borrowers may state that such notice is conditioned upon the issuance of securities or the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Effect of Termination or Reduction. Any termination or reduction of the Commitments of a Class shall be permanent. Each reduction of the Commitments of a Class shall be made ratably among the Lenders of such Class in accordance with their respective Commitments.

(e) Increase of the Commitments.

(i) Requests for Increase by Borrowers. The Borrowers may, at any time prior to the Later Commitment Termination Date, propose that the Revolving Credit Commitments be increased (each such proposed increase being a “Commitment Increase”) by notice to the Administrative Agent, specifying each existing Revolving Credit Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed to an additional Revolving Credit Commitment and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the Later Commitment Termination Date; provided that:

(A) the minimum amount of any such increase shall be $20,000,000 or a larger multiple of $1,000,000, and the minimum amount of the Revolving Credit Commitment of any Assuming Lender, and the minimum amount of the increase of the Revolving Credit Commitment of any Increasing Lender, as part of such Commitment Increase shall be $5,000,000 or a larger multiple of $1,000,000 in excess thereof;

(B) immediately after giving effect to each Commitment Increase, the sum of the Net Commitment Increase Amount plus the Net Incremental Increase Amount plus the aggregate undrawn amount of all Secured LOCs shall not exceed $300,000,000;

(C) the Company shall have delivered to the Administrative Agent certificate of the Company stating on such Commitment Increase Date that (i) no Default has occurred and is continuing and (ii) the representations and warranties contained in this Agreement are true and correct in all material respects as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(D) each Assuming Lender shall be acceptable to the Administrative Agent and each Issuing Lender (who agree not to withhold acceptance unreasonably).

(ii) Effectiveness of Commitment Increase. Each Assuming Lender, if any, shall become a Revolving Credit Lender hereunder as of such Commitment Increase Date and the Revolving Credit Commitment of any Increasing Lender and such Assuming Lender shall be increased as of such Commitment Increase Date; provided that:

(x) the Administrative Agent shall have received on or prior to 11:00 a.m., New York City time, on such Commitment Increase Date (or on or prior to a time on an earlier date specified by the Administrative Agent) a certificate of a duly authorized officer of the Company stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing paragraph (i) has been satisfied; and

(y) each Assuming Lender or Increasing Lender shall have delivered to the Administrative Agent, on or prior to 11:00 a.m., New York City time on such Commitment Increase Date (or on or prior to a time on an earlier date specified by the Administrative Agent), an agreement, in form and substance reasonably satisfactory to the Borrowers and the Administrative Agent, pursuant to which such Lender shall, effective as of such Commitment Increase Date, undertake a Revolving Credit Commitment or an increase of Revolving Credit Commitment duly executed by such Assuming Lender and the Borrowers and acknowledged by the Administrative Agent.

Promptly following satisfaction of such conditions, the Administrative Agent shall notify the Revolving Credit Lenders (including any Assuming Lenders) thereof and of the occurrence of the Commitment Increase Date by facsimile transmission or electronic messaging system.

(iii) Recordation into Register. Upon its receipt of an agreement referred to in clause (ii)(y) above executed by an Assuming Lender or any Increasing Lender, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrowers.

(iv) Adjustments of Borrowings. On the Commitment Increase Date, the Borrowers shall (A) prepay in full the outstanding Revolving Credit Loans (if any) made to them, (B) simultaneously borrow new Revolving Credit Loans hereunder in an amount equal to such prepayment and (C) pay to the Revolving Credit Lenders the amounts, if any, payable under Section 2.16 as a result of any such prepayment; provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the existing Lenders, the Increasing Lenders and the Assuming Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Revolving Credit Borrowings are held ratably by the Revolving Credit Lenders in accordance with the respective Revolving Credit Commitments of the Revolving Credit Lenders (after giving effect to such Commitment Increase). Concurrently therewith, the Revolving Credit Lenders shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit so that such interests are held ratably in accordance with their Revolving Credit Commitments as so increased.

SECTION 2.09. Extension of Commitment Termination Date.

(a) Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than the first anniversary of the Effective Date and not later than 35 days prior to a Commitment Termination Date hereunder in respect of the Revolving Credit Loan (the “Existing Commitment Termination

Date”), request that each Revolving Credit Lender extend such Lender’s Commitment Termination Date in respect of the Revolving Credit Loan for an additional 364 days after the Existing Commitment Termination Date (the date of such request, the “Extension Request Date”), which notice shall set forth the desired effective date for such extension (the “Requested Extension Date”), provided that in no case shall (i) there be more than two one-year extensions of a Commitment Termination Date pursuant to this Section 2.09 and (ii) the Company make an extension request that would result in three different Commitment Termination Dates existing simultaneously.

(b) Lender Elections to Extend. Each Revolving Credit Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 20 days after the Extension Request Date (or, if such date is not a Business Day, on the next preceding Business Day), advise the Administrative Agent whether or not such Revolving Credit Lender agrees to such extension (and each Revolving Credit Lender that determines not to so extend its Commitment Termination Date (each, a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Revolving Credit Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Revolving Credit Lender to agree to such extension shall not obligate any other Revolving Credit Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Revolving Credit Lender’s determination under this Section 2.09 no later than the date 25 days after the Extension Request Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) New Lenders. The Company shall have the right to replace each Non-Extending Lender with, and add as “Revolving Credit Lenders” under this Agreement in place thereof, one or more assignees (each, a “New Lender”) as provided in Section 2.18; provided that each of such New Lenders shall enter into an Assignment and Assumption pursuant to which such New Lender shall, effective as of the Existing Commitment Termination Date, undertake a Revolving Credit Commitment having a Commitment Termination Date occurring on the date falling 364 days after the Existing Commitment Termination Date (and, if any such New Lender is already a Revolving Credit Lender, its Revolving Credit Commitment shall be in addition to any other Revolving Credit Commitment of such Lender hereunder on such date). New Lenders shall only become Revolving Credit Lenders pursuant to Section 2.18 if the extension request is approved pursuant to subsection (e) below.

(e) Minimum Extension Requirement. If (and only if) the Required Lenders, immediately prior to the Requested Extension Date, have agreed so to extend their Commitment Termination Date (each, including the New Lenders, an “Extending Lender”), then, effective as of the Requested Extension Date, the Commitment Termination Date of each Extending Lender shall be extended to the date falling 364 days after the Existing Commitment Termination Date (except that, if such date is not a Business Day, such Commitment Termination Date as so extended shall be the next preceding Business Day).

(f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver to the Administrative Agent a certificate of each Obligor dated as of the Requested Extension Date signed by a Responsible Officer of such Obligor (i) certifying and attaching the resolutions adopted by such Obligor approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, to the extent modified by materiality or Material Adverse Effect, in all respects) on and as of the Requested Extension Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, to the extent modified by materiality or Material Adverse Effect, in all respects) as of such earlier date, and except that for purposes of this Section 2.09, the representations and warranties contained in Section 5.04 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01, and (B) no Default exists. In addition, on the Commitment Termination Date of each Non-Extending Lender, the Borrowers shall prepay any Revolving Credit Loans of such Non-Extending Lenders outstanding on such date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep outstanding Revolving Credit Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.

(g) Extension by Additional Lenders. At any time after the effectiveness of an extension of the Commitment Termination Date pursuant to this Section 2.09 but prior to the Commitment Termination Date in effect with regard to such Lender prior to it becoming an Extending Lender, any Lender that is originally a Non-Extending Lender in connection with any extension that becomes effective may agree to become an Extending Lender by a writing delivered to the Administrative Agent and the Company, and promptly after receipt of such writing by the Administrative Agent, such Lender shall be an Extending Lender.

(h) Conflicting Provisions. This Section shall supersede any provisions in Section 2.17 or 11.02 to the contrary.

SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a) Repayment. The Borrowers hereby unconditionally jointly and severally promise to pay the Loans of each Class as follows:

(i) to the Administrative Agent for account of the Revolving Credit Lenders, the outstanding principal amount of the Syndicated Revolving Credit Loans on each such Lenders’ Commitment Termination Date;

(ii) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of such Lender’s Commitment Termination Date and the fifth Business Day after such Swingline Loan is made; and

(iii) to the Administrative Agent for account of the Incremental Lenders of any Series, the outstanding principal amount of the Incremental Loans of such Series on the maturity date for such Incremental Loans specified at the date such Incremental Loans are established hereunder.

(b) Manner of Payment. Prior to any repayment or prepayment of any Borrowings of any Class hereunder, the respective Borrower shall select the Borrowing or Borrowings of such Class to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings of a Class shall be applied to repay any outstanding ABR Borrowings of such Class before any other Borrowings of such Class. If the respective Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings of the applicable Class and, second, to other Borrowings of such Class in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Syndicated Borrowing shall be applied ratably to the Loans included in such Borrowing.

(c) Maintenance of Records by Lenders. Each Revolving Credit Lender and Incremental Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of each Borrower to such Lender resulting from each Revolving Credit or Incremental Loan of any Series made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the relevant Borrower, amount of each Revolving Credit Loan and Incremental Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from such Borrower to each Lender of such Class hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of such Lenders and each such Lender’s share thereof.

(e) Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section 2.10 shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Revolving Credit Lender or Incremental Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of a Borrower to repay the Revolving Credit Loans or Incremental Loans made to it in accordance with the terms of this Agreement; provided further that in the event of any conflict between the records maintained pursuant to paragraph (c) and (d) of this Section 2.10, entries made in the Register shall control.

(f) Promissory Notes. Any Revolving Credit Lender or Incremental Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.08) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Syndicated Loans or Swingline Loans in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (e) of this Section 2.11.

(b) Mandatory Prepayments – Asset Sales. The Borrowers shall make prepayments of the Revolving Credit Loans and Incremental Loans hereunder as follows (it being understood that the Borrowers shall not be required to provide cover for LC Exposure as a result of any such events):

(i) Sale of Assets. Without limiting the obligation of the Borrowers to obtain the consent of the Required Lenders to any Disposition not otherwise permitted hereunder, each Borrower agrees, on or prior to the occurrence of any Disposition affecting property of such Borrower or any of its Restricted Subsidiaries, to deliver to the Administrative Agent a statement certified by a Financial Officer, in form and detail reasonably satisfactory to the Administrative Agent, of the estimated amount of the Net Cash Proceeds of such Disposition that will (on the date of such Disposition) be received by such Borrower or any of its Restricted Subsidiaries in cash and, unless such Borrower or Restricted Subsidiary shall elect to reinvest such Net Cash Proceeds as provided below, such Borrower or any other Borrower (at such Borrower’s option) will prepay such Loans hereunder as follows:

(x) upon the date of such Disposition, in an aggregate amount equal to 100% of such estimated amount of the Net Cash Proceeds of such Disposition, to the extent received by such Borrower or any of its Restricted Subsidiaries in cash on the date of such Disposition; and

(y) thereafter, quarterly, on the date of the delivery by the Parent to the Administrative Agent pursuant to Section 7.01 of the financial statements for any quarterly fiscal period or fiscal year, to the extent such Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds during the quarterly fiscal period ending on the date of such financial statements in cash under deferred payment arrangements or Disposition Investments entered into or received in connection with any Disposition, an amount equal to (A) 100% of the aggregate amount of such Net Cash Proceeds minus (B) any transaction expenses associated with Dispositions and not previously deducted in the determination of Net Cash Proceeds plus (or minus, as the case may be) (C) any other adjustment received or paid by such Borrower or any of its Restricted Subsidiaries pursuant to the respective agreements giving rise to Dispositions and not previously taken into account in the determination of the Net Cash Proceeds of Dispositions, provided that if prior to the date upon which such Borrower would otherwise be required to make a prepayment under this clause (y) with respect to any quarterly fiscal period, the aggregate amount of such Net Cash Proceeds (after giving effect to the adjustments provided for in this clause (y)) shall exceed $25,000,000, then such Borrower shall within three Business Days make a prepayment under this clause (y) in an amount equal to such required prepayment.

Prepayments of Loans shall be effected in each case in the manner and to the extent specified in clause (ii) of this Section 2.11(b).

Notwithstanding the foregoing, (A) a Borrower shall not be required to make a prepayment pursuant to this Section 2.11(b)(i) with respect to the Net Cash Proceeds from any Disposition in the event that such Borrower advises the Administrative Agent at the time a prepayment is required to be made under the foregoing clauses (x) or (y) that it or such Restricted Subsidiary intends to reinvest, directly or through one of more of its Subsidiaries, such Net Cash Proceeds into assets pursuant to one or more Capital Expenditures or acquisitions of assets permitted hereunder, so long as the Net Cash Proceeds from any Disposition by such Borrower or any of its Restricted Subsidiaries are in fact so reinvested within twelve months of such Disposition (it being understood that, in the event more than one Disposition shall occur during any twelve-month period, the Net Cash Proceeds received in connection with such Dispositions shall be reinvested in the order in which such Dispositions shall have occurred) and, accordingly, any such Net Cash Proceeds so held for more than twelve months shall be forthwith applied to the prepayment of Loans as provided in clause (ii) of this Section 2.11(b) and (B) in no event shall a Borrower be required to make a prepayment pursuant to this Section 2.11(b)(i) with respect to Net Cash Proceeds received in any fiscal year of the Parent except to the extent that the aggregate amount of Net Cash Proceeds of Dispositions received by the Parent and its Subsidiaries in such fiscal year exceeds 7.5% of consolidated tangible assets of the Parent and its Subsidiaries as at the last day of the fiscal year of the Parent preceding such fiscal year, in which case the provisions of this Section 2.11(b)(i) shall apply with respect to such excess amount.

(ii) Application. Upon the occurrence of any of the events described in the above paragraphs of this Section 2.11(b), but subject to the last paragraph of Section 11.05(a), the amount of the required prepayment shall be applied first to the prepayment of any Swingline Loans and second to the prepayment of any other Loans (including Incremental Loans), without reduction of the Revolving Credit Commitments or any Incremental Loan Commitments.

(c) Mandatory Prepayments – Outstandings Exceeding Commitments. The Borrowers will prepay the Revolving Credit Loans (and/or provide cover for the LC Exposure as specified in Section 2.05(k)) in the event that the aggregate amount of the Revolving Credit Exposure shall at any time exceed the aggregate amount of the Revolving Credit Commitments for any reason other than changes in exchange rates, and will prepay the Incremental Loans of any Series in the event that the aggregate amount of the Incremental Loan Exposure of such Series shall at any time exceed the aggregate amount of the Incremental Loan Commitments of such Series for any such reason.

(d) Mandatory Prepayments due to Changes in Exchange Rates.

(i) Determination of Amount Outstanding. On each Monthly Date, on each Revolving Discretionary Request Date (as defined below), on each date that a Borrower shall request a Revolving Credit Borrowing or the issuance, amendment, renewal or extension of a Letter of Credit and, in addition, promptly upon the receipt by the Administrative Agent of a Currency Valuation Notice (as defined below), the Administrative Agent shall determine the aggregate Revolving Credit Exposure. For the purpose of this determination, the outstanding face amount of any Letter of Credit that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Foreign Currency of such Letter of Credit, determined as of such Monthly Date, Revolving Discretionary Request Date, date of such proposed Revolving Credit Borrowing, issuance, amendment, renewal or extension or, in the case of a Currency Valuation Notice received by the Administrative Agent prior to 11:00 a.m., New York City time, on a Business Day, on such Business Day or, in the case of a Currency Valuation Notice otherwise received, on the first Business Day after such Currency Valuation Notice is received. Upon making such determination, the Administrative Agent shall promptly notify the Revolving Credit Lenders and the Borrowers thereof.

(ii) Prepayment and Cover. If, on the date of such determination (after giving effect to any prior or substantially concurrent deposit made by the respective Borrower, at its option, to the Letter of Credit Collateral Account) the aggregate Revolving Credit Exposure exceeds the aggregate amount of the Revolving Credit Commitments as then in effect (such excess, an “Excess”), the Borrowers shall, if requested by the Administrative Agent (or, in the case of Revolving Credit Exposure, by any Issuing Lender), within three Business Days following the Borrowers’ receipt of such request:

(A) if any Revolving Credit Loans are outstanding, prepay all such Revolving Credit Loans or such portion thereof as is sufficient to eliminate the Excess, and

(B) if such prepayment is not sufficient to eliminate the Excess, provide cover for LC Exposure pursuant to Section 2.05(k) in an amount sufficient to eliminate the Excess.

For purposes hereof, “Currency Valuation Notice” means a notice given by the Required Revolving Credit Lenders or any Issuing Lender to the Administrative Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Administrative Agent determine the aggregate Revolving Credit Exposure.

Any prepayment of Loans constituting Revolving Credit Exposure pursuant to this paragraph shall be applied, first, to Swingline Loans outstanding and second, to Syndicated Revolving Credit Loans outstanding.

If as at any Monthly Date (or on up to two other dates during any calendar year requested by the Company; any such date being herein called a “Revolving Discretionary Request Date”) it shall be determined that the aggregate amount of Revolving Credit Exposure is less than the Revolving Credit Commitments and any cover is at the time held by the Administrative Agent under Section 2.05(k), the Administrative Agent shall, within three Business Days after request therefor by the Company, remit such portion (or all) of such cover as will not result in the aggregate Revolving Credit Exposure exceeding the Revolving Credit Commitments.

(e) Notices, Etc. The Borrowers shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Syndicated ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments of a Class as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the affected Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Syndicated Borrowing of a Class shall be applied ratably to the Loans of such Class included in the prepaid Borrowing.

(f) Prepayments Accompanied by Interest. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees.

(a) Commitment Fees. The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (herein, the “Commitment Fee”) on the average daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Credit Commitment terminates. The Commitment Fees shall accrue at a rate per annum equal to the Applicable Margin for Commitment Fees, in the case of the Revolving Credit Commitments, or the rate per annum agreed to between the Company and the applicable Incremental Lenders, in the case of Incremental Loan Commitments of any Series. Accrued Commitment Fees on each Commitment shall be payable on each Quarterly Date and on the date such Commitment terminates, commencing on the first such date to occur after the Effective Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Solely for purposes of calculating the Commitment Fees, Swingline Loans shall not be deemed to be utilizations of the Revolving Credit Commitments.

(b) Letter of Credit Fees. Each Borrower agrees to pay with respect to Letters of Credit outstanding hereunder that are issued for its account the following fees:

(i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue (x) at a rate per annum equal to the Applicable Margin for Performance Letters of Credit on the average daily amount of such Lender’s LC Exposure relating to Performance Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) and (y) at a rate per annum equal to the Applicable Margin for other Letters of Credit on the average daily amount of such Lender’s LC Exposure relating to other Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements), in each case during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which there shall no longer be any Letters of Credit outstanding hereunder, and

(ii) to the Issuing Lender of each Letter of Credit (x) a fronting fee, which shall accrue at the rate per annum separately agreed upon between the Company and such Issuing Lender on the average daily amount of the LC Exposure of such Issuing Lender (determined for these purposes without giving effect to the participations therein of the Revolving Credit Lenders pursuant to paragraph (e) of Section 2.05, and excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there shall no longer be any Letters of Credit of such Issuing Lender outstanding hereunder, and (y) such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

Accrued participation fees and fronting fees shall be payable in arrears on each Quarterly Date and on the date the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof, provided that any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agency Fees. The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed in writing between the Company and the Administrative Agent.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (except for fronting fees, which shall be paid directly to the respective Issuing Lenders) for distribution to the Revolving Credit Lenders entitled thereto. Fees paid shall not be refundable under any circumstances, absent manifest error in the determination thereof.

SECTION 2.13. Interest.

(a) ABR Loans. Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Eurodollar Loans. Loans constituting each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the related Interest Period for such Borrowing plus the Applicable Margin.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.13.

(d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the related Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Syndicated ABR Loan prior to the Later Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of the Interest Period for any Eurodollar Borrowing of a Class:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Revolving Credit Lenders (if such Borrowing is a Revolving Credit Borrowing) or the Required Incremental Lenders of the relevant Series (if such Borrowing is an Incremental Borrowing) that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the affected Borrower and the affected Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies such Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that in the case of clause (b) above: (x) at the request of the affected Borrower, the Required Revolving Credit Lenders or the Required Incremental Lenders of such Series, as the case may be, shall propose an increased Applicable Margin for Borrowings of such Class that would result in the Adjusted LIBO Rate plus the amount of such increase adequately and fairly reflecting the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period and (y) if such Borrower accepts such increase, then such increase shall become effective during such Interest Period in lieu of the consequences described in the preceding clause (x) during such Interest Period.

SECTION 2.15. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Lender; or

(ii) impose on any Lender or any Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or otherwise), then the relevant Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Swingline Loans and Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level deemed to be material by such Lender or such Issuing Lender below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or such Issuing Lender, as the case may be such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 shall be promptly delivered to the Company and shall be conclusive absent manifest error. The Company shall pay or cause to be paid to such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an Issuing Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than six months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Taxes. This Section 2.15 shall not apply to increased costs with respect to (i) Taxes with respect to payments by or on account of any obligation of any Borrower or other Obligor hereunder or under any other Loan Document (which shall be governed solely by Section 11.04) or (ii) Excluded Taxes.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(e) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Borrowers pursuant to Section 2.18 of any Eurodollar Loan other than on the last day of an Interest Period therefor, then, in any such event, the respective Borrowers shall compensate each Revolving Credit Lender or Incremental Lender, as applicable, for the loss, cost and expense attributable to such event.

The loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits from other banks in the eurocurrency market at the commencement of such period.

Payment under this Section 2.16 shall be made upon request of a Lender delivered not later than five Business Days following the payment, conversion, or failure to borrow, convert, continue or prepay that gives rise to a claim under this Section 2.16 accompanied by a certificate of such Lender setting forth the amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16, which certificate shall be conclusive absent manifest error. The respective Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Insufficient Funds; Ratable Treatment; Sharing of Payments.

(a) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees in respect of Loans, Letters of Credit or unreimbursed LC Disbursements then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(b) Ratable Treatment. Except to the extent otherwise provided herein: (i) each Syndicated Borrowing of a Class shall be made from the Lenders of such Class, each payment of commitment fees under Section 2.12 shall be made for account of the Lenders of the applicable Class, and each termination or reduction of the amount of the Commitments of a Class under Section 2.08 shall be applied to the respective Commitments of the Lenders of such Class, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Syndicated Borrowing of a Class shall be allocated pro rata among the Lenders of such Class according to the amounts of their respective Commitments of such Class (in the case of the making of Syndicated Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Syndicated Loans of a Class by a Borrower shall be made for account of the Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans of such Class held by them; and (iv) each payment of interest on Syndicated Loans of a Class by a Borrower shall be made for account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans of such Class then due and payable to the respective Lenders.

(c) Sharing of Payments by Lenders. If any Lender of any Class shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Syndicated Loans, or participations in LC Disbursements, of such Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Syndicated Loans, and participations in LC Disbursements, and accrued interest thereon of such Class then due than the proportion received by any other Lender of such Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Syndicated Loans, and participations in LC Disbursements of other Lenders of such Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Syndicated Loans, and participations in LC Disbursements, of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

(d) Presumptions of Payment. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment or prepayment is due to the Administrative Agent for account of any Lender hereunder that such Borrower will not make such payment or prepayment, the Administrative Agent may assume that such Borrower has made such payment or prepayment, as the case may be, on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to such Lender the amount due. In such event, if such Borrower has not in fact made such payment or prepayment, then such Lender shall repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(e), 2.06(b), 2.17(d) or 11.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 11.04, or if any

Lender becomes a Defaulting Lender, or if any Lender does not consent to a proposed amendment, modification or waiver of this Agreement or any other Loan Document requested by the Borrowers which has been approved by the Required Lenders but which requires the consent of such Lender (or such Lender and other Lenders) to become effective, or if any Lender does not extend its Commitment Termination Date pursuant to a request by the Company that has become effective in accordance with Section 2.09, then the Company may, at its sole expense (and without any obligation on the Administrative Agent or any Lender to co-operate or assist in any way in locating an assignee), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.08), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

(i) the Company shall have received the prior consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, the Issuing Lenders and the Swingline Lender), which consents shall not unreasonably be withheld,

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (and funded participations in LC Disbursements and Swingline Loans), as applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts),

(iii) such assignment does not conflict with applicable law,

(iv) in the case of any such assignment resulting from Lender not consenting to a proposed amendment, modification or waiver of this Agreement or any other Loan Document requested by the Borrowers which has been approved by the Required Lenders but which requires the consent of such Lender (or such Lender and other Lenders) to become effective, the applicable assignee shall have consented to the applicable amendment, waiver or consent, and

(v) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 11.04, such assignment will result in a reduction in such compensation or payments; provided, however, the assignor hereunder shall not be liable to the Administrative Agent for any assignment fee provided in Section 11.08(b)(ii)(C).

In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the replacement Lender executes and delivers such Assignment and Assumption to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.19. Defeasance of Letters of Credit. The Borrowers may, upon not less than three Business Days’ prior notice to the Administrative Agent stating that it is exercising its rights under this Section 2.19 (which shall promptly notify all of the Lenders), take the following actions (each of which shall be effected concurrently):

(a) terminate all of the Commitments in accordance with Section 2.08(b),

(b) pay or prepay in accordance with Section 2.11(a) the principal of and interest on all Loans and pay all LC Disbursements, fees and other amounts outstanding hereunder and under the other Loan Documents, and

(c) provide to each Issuing Lender either or both (or a combination of both) of (i) cash collateral for the Borrowers’ reimbursement obligations for each Letter of Credit issued by such Issuing Lender then outstanding in amount equal to 101% of (and in the same currency as) the undrawn amount of such Letter of Credit, under arrangements satisfactory to such Issuing Lender or (ii) a letter of credit issued to such Issuing Lender covering the Borrowers’ reimbursement obligations for each Letter of Credit issued by such Issuing Lender then outstanding in amount equal to the sum of 101% of (and in the same currency as) the undrawn amount of such Letter of Credit together with an additional letter of credit issued to such Issuing Lender in an amount equal to the letter of credit fees under Section 2.12(b) that will accrue (at the highest Applicable Margin) for the period from the date of the issuance of such letter of credit to the date of scheduled expiration of such Letter of Credit (taking into account extensions), the form and issuer of each such letter of credit to be satisfactory to such Issuing Lender.

Upon each of such actions being taken, (x) the obligations of the Revolving Credit Lenders under Section 2.05(e) shall terminate and (y) the obligations of the Borrowers under Section 2.12(a) and 2.12(b)(i) shall terminate.

ARTICLE III

DEFAULTING LENDERS

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply on the date such Lender becomes a Defaulting Lender and for so long as such Lender is a Defaulting Lender:

(a) Commitment Fees pursuant to Section 2.12(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender;

(b) the Commitment, Revolving Credit Exposure and Incremental Loan Exposure of such Defaulting Lender shall not be included in any calculation of “Required Lenders,” “Required Revolving Credit Lenders” or “Required Incremental Lenders” for purposes of determining whether the Required Lenders, the Required Revolving Credit Lenders or the Required Incremental Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected or directly affected thereby;

(c) if such Lender is a Revolving Credit Lender and any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the Revolving Credit Lenders that are not Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all such non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all such non-Defaulting Lenders’ Revolving Credit Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of one or more of the Issuing Lenders only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(k) for so long as such LC Exposure of such Defaulting Lender is outstanding (or if shorter, for so long as such Defaulting Lender remains a Defaulting Lender);

(iii) if any Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b);

(iv) if the LC Exposure of Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the non-Defaulting Lenders pursuant to Section 2.12(a) and (b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all Letter of Credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the respective Issuing Lenders until and to the extent that such LC Exposure is reallocated and/or cash collateralized;

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Lender, as applicable, is reasonably satisfied that the Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable, will be 100% covered by the Revolving Credit Commitments of the Revolving Credit Lenders that are not

Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with paragraph (c) of this Article III, and participating interests in any newly made Swingline Loan or any newly issued, amended or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with paragraph (b) of this Article III (and such Defaulting Lender shall not participate therein); and

(e) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.12 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, to cash collateralize the Issuing Lenders’ LC Exposure with respect to such Defaulting Lender; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (ii) cash collateralize the Issuing Lenders’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (ii) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposures and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Loan without giving effect to paragraph (c) above. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this paragraph (d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

In the event that the Administrative Agent and the Company (and, in the case of a Defaulting Lender that is a Revolving Credit Lender, the Swingline Lender and the Issuing Lenders) each reasonably agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender (or if such Defaulting Lender has been replaced pursuant to Section 2.18), then (i), as applicable, the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Defaulting Lender’s (or replacement Lender’s) applicable Commitment and on such date such Defaulting Lender (or replacement Lender) shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Defaulting Lender (or replacement Lender) to hold such Loans of the applicable Class in accordance with its Applicable Percentage for such Class and (ii) all cash collateral provided under paragraph (c) of this Article III with respect to such Defaulting Lender shall be immediately released to the Borrowers.

ARTICLE IV

GUARANTEE BY GUARANTORS

SECTION 4.01. The Guarantee. Each Guarantor hereby jointly and severally guarantees to each Credit Party, each Eligible Hedging Counterparty and each Eligible Cash Manager, and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration, by prepayment or otherwise) of the Guaranteed Obligations of such Guarantor. Each Guarantor hereby further agrees that if any other Obligor shall fail to pay in full when due (whether at stated maturity, by acceleration, by prepayment or otherwise) any of such Guarantor’s Guaranteed Obligations, such Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of such Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

For purposes hereof, it is understood that any Guaranteed Obligations to a Person arising under a Hedging Agreement or constituting Cash Management Obligations entered into at the time such Person (or an Affiliate thereof) is a Lender shall nevertheless continue to constitute Guaranteed Obligations for purposes hereof, notwithstanding that such Person (or its Affiliate) may have assigned all of its Loans and other interests hereunder and, therefore, at the time a claim is to be made in respect of such Guaranteed Obligations, such Person (or its Affiliate) is no longer a Lender party hereto; provided that such Person shall not be entitled to the benefits of this Section 4.01 unless, at the time it ceased to be a Lender, it shall have notified the Administrative Agent of the existence of such Hedging Agreement or Cash Management Obligations, as the case may be.

SECTION 4.02. Obligations Unconditional. The obligations of each Guarantor under Section 4.01 are absolute, unconditional and irrevocable irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of any of the Guaranteed Obligations or any cash collateral required to be provided pursuant to Section 2.05(k) or the last paragraph of Article IX, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute, unconditional and irrevocable under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, unconditional and irrevocable as described above:

(i) at any time or from time to time, without notice to such Guarantors, the time for any performance of or compliance with any of its Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions hereof or of the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any law or regulation of any jurisdiction or any other event affecting any term of a Guaranteed Obligation; or

(v) any cash collateral required to be provided pursuant to Section 2.05(k) or the last paragraph of Article IX shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, any Issuing Lender or any Lender (or Affiliate thereof) exhaust any right, power or remedy or proceed against the respective Borrower hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of any of the Guaranteed Obligations or any cash collateral required to be provided pursuant to Section 2.05(k) or the last paragraph of Article IX.

It is acknowledged and agreed that references in this Section 4.02 to the obligations of the Guarantors under this Article IV being irrevocable are subject to any and all provisions of the Loan Documents that expressly provide for the release or termination of such obligations.

SECTION 4.03. Reinstatement. The obligations of each Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of a Borrower in respect of its Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each of the Guarantors agrees that it will indemnify the Administrative Agent, each Issuing Lender and each Lender (and each

Affiliate thereof party to any Hedging Agreement) on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent, any Lender (or Affiliate) or any Issuing Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 4.04. Subrogation. Until the payment of all Guaranteed Obligations, and the termination of all Commitments, each Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including any such right arising under the Federal Bankruptcy Code of 1978, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Article IV and further agrees with each Borrower for the benefit of each of its creditors (including each Issuing Lender, each Lender, each Affiliate thereof and the Administrative Agent) that any such payment by it shall constitute a contribution of capital by such Guarantor to such Borrower.

SECTION 4.05. Remedies. Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of the respective Borrower hereunder may be declared to be forthwith due and payable as provided in Article IX or Section 2.05(i), as applicable (and shall be deemed to have become automatically due and payable in the circumstances provided in Article IX or Section 2.05(k), as applicable) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Borrower) shall forthwith become due and payable by such Guarantor for purposes of Section 4.01.

SECTION 4.06. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article IV constitutes an instrument for the payment of money, and consents and agrees that any Issuing Lender, any Lender (and any Affiliate thereof party to any Hedging Agreement) or the Administrative Agent, at its sole option, in the event of a dispute by the Guarantors in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

SECTION 4.07. Continuing Guarantee. The guarantee in this Article IV is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 4.08. Rights of Contribution. The Guarantors (which, for purposes of this Section 4.08 only shall be deemed to exclude the Parent, FWL and Holdco) hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any

Excess Funding Guarantor under this Section 4.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article IV and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 4.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any Equity Interests in any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder and under the other Loan Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Effective Date, as of the Effective Date and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

SECTION 4.09. Limitation on Guarantee Obligations.

(a) General Limitation. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor or Borrower under Section 4.01, or with respect to any Subsidiary Guarantor organized and existing under the laws of Switzerland, any other joint and several payment obligations of such Subsidiary required hereunder such as those set forth under Section 11.03(b), would otherwise, taking into account the provisions of Section 4.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 4.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor or Borrower, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(b) Limitation Applicable to Luxembourg Guarantors. Anything in this Agreement or the other Loan Documents to the contrary notwithstanding and subject to Section 7.10(c), the maximum liability under Section 4.01 of any Subsidiary Guarantor organized under the laws of the Grand Duchy of Luxembourg (each a “Luxembourg Guarantor”) shall be limited at any time to an amount not exceeding the maximum financial capacity at such time of such Luxembourg Guarantor, such maximum financial capacity being equal to 85% of the Net Assets of the Luxembourg Guarantor, where “Net Assets” shall be deemed to be equal to such

Luxembourg Guarantor’s shareholder’s equity (including share capital, share premium, legal and statutory reserves, other reserves, profits or losses carried forward, investment subsidies and regulated provisions) (Capitaux Propres) as calculated on the basis of such Luxembourg Guarantor’s most recent financial statements (Comptes Annuels), approved by such Luxembourg Guarantor’s managers or shareholders’ meeting in accordance with Luxembourg company law, certified by the statutory auditors and available at the date of the relevant payment obligation hereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Obligor represents and warrants to the Lenders and the Administrative Agent, as to itself and each of its Subsidiaries (or, as applicable, each of its Restricted Subsidiaries), that:

SECTION 5.01. Organization; Powers. Each Obligor and each of its Restricted Subsidiaries is duly organized, incorporated or formed, validly existing and in good standing (or its equivalent, if applicable) under the laws of the jurisdiction of its organization, except in each case (other than in the case of the existence of each Obligor and each of its Significant Subsidiaries) where the failure to do so (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect. Each Obligor and each of its Restricted Subsidiaries has all requisite power and authority under its organizational or constitutional documents to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (or its equivalent, if applicable) in, every jurisdiction where such qualification is required.

SECTION 5.02. Authorization; Enforceability. The Transactions are within the corporate or other power of each Obligor and have been duly authorized by all necessary corporate or other action (including, if required, equityholder action) on the part of such Obligor. This Agreement has been duly executed and delivered by each Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 5.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, (b) will not violate any applicable law, policy or regulation or the charter, by-laws or other organizational or constitutional documents of any Obligor or any order of any Governmental Authority, (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon any Obligor, or any of its assets, or give rise to a right thereunder to require any payment to be made by any Obligor, and (d) will not result in the creation or imposition of any Lien on any material asset of the Obligors.

SECTION 5.04. Financial Condition; No Material Adverse Change. The Company has heretofore delivered to the Lenders the following financial statements:

(i) the audited consolidated balance sheet, statements of operations, changes in equity and cash flows of the Parent and its consolidated Subsidiaries as of and for the fiscal year ended December 31, 2011, reported on by PricewaterhouseCoopers LLP, independent public accountants; and

(ii) the Interim Financial Statements.

Such financial statements present fairly, in all material respects, the respective consolidated financial condition of the respective entities as at said respective dates and the consolidated results of their operations for the fiscal periods ended on said respective dates, all in accordance with generally accepted accounting principles and practices applied on a consistent basis, subject, in the case of unaudited financial statements, to the absence of footnotes and year- end audit adjustments. None of said entities had on the date of said annual financial statements any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are required by GAAP to be disclosed in such financial statements or the footnotes thereto that are not disclosed therein. Since December 31, 2011, there has been no material adverse change (or any event, development or circumstance that, individually or in the aggregate, would reasonably be expected to result in a material adverse change) in the business, assets, operations or condition, financial or otherwise, of the Parent and its Subsidiaries taken as a whole.

SECTION 5.05. Properties.

(a) Properties Generally. Each Obligor and each of its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for (i) defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) Liens permitted under Section 8.02.

(b) Intellectual Property. Each Obligor and each of its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Obligor and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Litigation and Environmental Matters.

(a) Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any of the Obligors, threatened against or affecting the Obligors or any of their Restricted Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).

(b) Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no (i) Group Member has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) Group Member has become subject to any Environmental Liability or (iii) Group Member has received notice of any claim with respect to any Environmental Liability or any inquiry, allegation, notice or other communication from any Governmental Authority concerning its compliance with any Environmental Law.

(c) No Default. No Default has occurred and is continuing.

SECTION 5.07. Compliance with Laws and Agreements. Each Obligor and each of its Restricted Subsidiaries is in compliance with all laws (other than, subject to Section 5.06, Environmental Matters), regulations, policies and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Investment Company Status. No Obligor nor any of their respective subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 5.09. Taxes. Each of the Obligors and their respective Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Obligor or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. There has been no failure to make any required contribution to any Plan that has resulted in a Lien arising under Section 303 of ERISA or Section 430 of the Code.

SECTION 5.11. Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Obligors to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents (including the information other than projections or forward-looking statements set forth in the Confidential Information Memorandum) or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information (other than projections or forward-looking statements) furnished after the date hereof by each Obligor and its Subsidiaries to the Administrative Agent and the Lenders in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true and accurate in every material respect, on the date as of which such information is stated or certified.

SECTION 5.12. Labor Matters. No Obligor nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that has had or would (individually or together with other similar unfair labor practices) reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint, or comparable proceeding under applicable legislation in any other jurisdiction, pending or (to the knowledge of any Obligor) threatened against any Obligor or any of its Restricted Subsidiaries before the National Labor Relations Board, or comparable governmental board in any other jurisdiction, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or (to the knowledge of any Obligor) threatened against any Obligor or any of its Restricted Subsidiaries, (ii) no strike, labor dispute, slowdown or stoppage pending or (to the knowledge of any Obligor) threatened against any Obligor or any of its Restricted Subsidiaries and (iii) no union representation question existing with respect to the employees of any Obligor or any of its Restricted Subsidiaries and no union organizing activities are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate, such as has not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.13. Subsidiaries, Etc.

(a) Subsidiaries. Set forth in Schedule 5.13 is a complete and correct list of all of the Subsidiaries of the Obligors as of the date hereof together with, for each such Subsidiary as of the date hereof, (i) the jurisdiction of organization, incorporation or formation of such Subsidiary, (ii) identifying whether or not such Subsidiary is a Restricted Subsidiary and (iii) the percentage of ownership of such Subsidiary held directly or (through other Subsidiaries) indirectly by the Parent.

(b) Project Entities. The Persons identified on Schedule 5.13 as Project Entities, and their respective Subsidiaries, were formed or acquired for the primary purpose of constructing, acquiring, owning, leasing and/or operating any sites, facilities, projects or any agreements related thereto.

SECTION 5.14. Margin Stock. No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 5.15. Commercial Activity; Absence of Immunity. Each Obligor organized outside of the United States of America is subject to civil and commercial law with respect to its respective Obligations under this Agreement and the other Loan Documents. The execution, delivery and performance by each such Obligor of this Agreement and the other Loan Documents constitute private and commercial acts rather than public or governmental acts.

SECTION 5.16. OFAC. No Group Member (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons

Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (ii) is a person on the list of Specially Designated Nationals and Blocked Persons (the “OFAC List”) or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) regulation or executive order.

ARTICLE VI

CONDITIONS

SECTION 6.01. Effectiveness. The obligations of the Lenders to make their initial extensions of credit hereunder shall not be effective until the date (the “Effective Date”) that the following conditions precedent are satisfied (or waived in accordance with Section 11.02):

(a) Counterparts of Agreement. The Administrative Agent (or Special Counsel) shall have received counterparts of this Agreement signed by the Obligors, the Lenders and the Administrative Agent or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission or other electronic transmission of a signed signature page) that the Obligors, the Lenders and the Administrative Agent have signed counterparts of this Agreement.

(b) Opinion of Counsel to Obligors. The Administrative Agent (or Special Counsel) shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Latham & Watkins LLP, special New York counsel to the Obligors, substantially in the form of Exhibit B-1, (ii) the Assistant General Counsel-Corporate of the Company, substantially in the form of Exhibit B-2 and (iii) local law counsel to the Parent and any Foreign Subsidiary that is an Obligor, in form and substance satisfactory to the Administrative Agent (and each Obligor hereby requests such counsels to deliver such opinions).

(c) Opinion of Special Counsel. The Administrative Agent shall have received a favorable written legal opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Special Counsel, substantially in the form of Exhibit C (and the Administrative Agent hereby requests Special Counsel to deliver such opinion).

(d) Corporate and Similar Matters. The Administrative Agent (or Special Counsel) shall have received such documents and certificates as the Administrative Agent or Special Counsel may reasonably request relating to the organization, incorporation or formation, existence and good standing (or its equivalent, if applicable, under the laws of any relevant jurisdiction) of each Obligor, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement, the other Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and Special Counsel.

(e) Officer’s Certificate. The Administrative Agent (or Special Counsel) shall have received a certificate, dated the Effective Date and signed by the President or a Vice

President of the Parent, or a Financial Officer, to the effect that the representations and warranties set forth in Article V are true and correct on the Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date).

(f) Notes. The Administrative Agent (or Special Counsel) shall have received for each Lender that shall have requested a promissory note, a duly completed and executed promissory note for such Lender.

(g) Interim Financial Statements. The Administrative Agent shall have received the Interim Financial Statements.

(h) Process Agent Acceptance. The Administrative Agent shall have received evidence of the acceptance by the Person appointed by certain of the Obligors pursuant to Section 11.13(d) to act as agent for service of process.

(i) Ratings. Both S&P and Moody’s shall have issued Ratings that are in effect on the Effective Date.

(j) Approvals. All material governmental and third-party approvals required or, in the reasonable discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby shall have been obtained and be in full force and effect.

(k) Solvency Certificate. The Administrative Agent shall have received from a Financial Officer a certificate substantially in the form of Exhibit E hereto.

(l) Patriot Act Compliance. The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act referred to in Section 11.19.

(m) No Change in Corporate Structure. There shall have been no change in the corporate, capital or ownership structure and shareholders’ agreements of the Obligors since July 3, 2012, other than (i) such changes previously disclosed to the Administrative Agent by the Company, (ii) such changes reasonably satisfactory to the Administrative Agent, and (iii) such changes, taken as a whole, that are not materially adverse to the Lenders.

(n) Repayment of Indebtedness under Existing Credit Agreement. The Borrowers shall have paid or repaid in full the principal of and interest on all of the “Loans” outstanding under (and as defined in) the Existing Credit Agreement and all other amounts owing by the Obligors thereunder (other than in respect of any Existing Letters of Credit) and under the “Loan Documents” (as defined therein).

(o) Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including fees payable for the account of each Lender and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

If requested by the Company, the Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the Effective Date shall not occur unless such notification is given by the Administrative Agent at or prior to 5:00 p.m., New York City time, on September 30, 2012.

SECTION 6.02. Each Extension of Credit. The obligation of each Lender to make a Loan on the occasion of any Borrowing to be made at any time on or after the Effective Date, and of an Issuing Lender to issue, amend, renew or extend any Letter of Credit at any time on or after the Effective Date, is subject to the satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of each Obligor set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, both before and after giving effect thereto and to the use of the proceeds thereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date).

(b) No Defaults. At the time of and immediately after giving effect to such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing.

Each Borrowing Request, or request for issuance, amendment, renewal or extension of a Letter of Credit, shall be deemed to constitute a representation and warranty by the Company (both as of the date of such Borrowing Request, or request for issuance, amendment, renewal or extension of a Letter of Credit, and as of the date of the related Borrowing or issuance, amendment, renewal or extension of a Letter of Credit) as to the matters specified in paragraphs (a) and (b) of this Section 6.02.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or shall have been Defeased and all LC Disbursements outstanding at such time shall have been reimbursed, each Obligor covenants and agrees with the Lenders that:

SECTION 7.01. Financial Statements and Other Information. The Parent will furnish to the Administrative Agent for delivery to the Lenders:

(a) as soon as available, but in any event no later than the later of (x) 90 days after the end of each fiscal year of the Parent and (y) the second Business Day after the date the financial statements for the Parent and its Subsidiaries referred to in clause (i) below are required to be filed with the Securities and Exchange Commission:

(i) consolidated statements of operations and cash flows of the Parent and its Subsidiaries for such fiscal year and the related consolidated balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year,

(ii) an opinion of independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that said consolidated financial statements referred to in the preceding clause (i) fairly present in all material respects the consolidated financial condition and results of operations of the Parent and its Subsidiaries as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles, and

(iii) a statement of adjustments necessary to exclude the effect of that portion of the components of EBITDA, Indebtedness and interest attributable to Project Entities from the foregoing financial statements, certified by a Financial Officer;

(b) as soon as available, but in any event no later than the later of (x) 50 days after the end of each of the first three fiscal quarters of the Parent and (y) the second Business Day after the date the financial statements for the Parent and its Subsidiaries referred to in clause (i) below are required to be filed with the Securities and Exchange Commission:

(i) consolidated statements of operations, changes in equity and cash flows of the Parent and its Subsidiaries for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets of the Parent and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year),

(ii) a certification made on behalf of the Parent by a Financial Officer to the effect that such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Parent and its Subsidiaries on a consolidated basis as of and for the periods presented in accordance with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes, and

(iii) a statement of adjustments necessary to exclude the effect of that portion of the components of EBITDA, Indebtedness and interest attributable to Project Entities from the foregoing financial statements, certified by a Financial Officer;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) stating, to the best of his or her personal knowledge, information and belief after due inquiry, whether a Default has occurred and, if a Default known to him or her has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.09, (iii) setting forth a calculation, in form and detail reasonably satisfactory to the Administrative Agent, of any pro forma adjustments to EBITDA described in the last paragraph of the definition of such term in Section 1.01 and (iv) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) notification promptly after the filing of all registration statements, regular periodic reports and press releases filed by the Parent or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, which notification will be deemed to have been made when such documents are posted to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), any comparable Securities and Exchange Commission website or the Parent’s website;

(e) notification promptly upon the mailing of all financial statements, reports and proxy statements so mailed to the shareholders of the Parent generally, which notification will be deemed to have been made when such documents are posted to EDGAR, any comparable Securities and Exchange Commission website or the Parent’s website; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Group Member, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; provided, that the Group Members will not be required to deliver confidential information consisting of trade secrets or other proprietary or competitively sensitive information not constituting financial information.

SECTION 7.02. Notices of Material Events. The Parent will furnish to the Administrative Agent for delivery to the Lenders prompt written notice of the following:

(a) the occurrence of any Default known to a Financial Officer;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent or any Affiliate thereof that, in the reasonable judgment of a Financial Officer, has a reasonable likelihood of being adversely determined and which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that has resulted in, or in the good faith judgment of a Financial Officer would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 7.02 shall be accompanied by a statement of a Financial Officer describing in reasonable detail (to the extent known to such officer after due inquiry) of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 7.03. Existence; Conduct of Business. The Parent will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct and continuation of its business, except where the failure to do so, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, amalgamation, liquidation, winding up or dissolution permitted under Section 8.04.

SECTION 7.04. Payment of Obligations. The Parent will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid before the same shall become delinquent or in default, would reasonably be expected to result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.05. Maintenance of Properties; Insurance. The Parent will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect excepted. In addition, the Parent will, and will cause each of its Restricted Subsidiaries to maintain with financially sound and reputable insurers, insurance on all real and personal property in at least such amounts and against at least such risks as are usually insured against by companies of established reputation engaged in the same or similar business and owning similar assets as the Parent or such Restricted Subsidiary (such companies being herein called “Similar Companies”), except where such risks are covered by self insurance, so long as the amount of such self insurance and the risks covered thereby are consistent with that maintained by Similar Companies.

SECTION 7.06. Books and Records; Inspection Rights. The Parent will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Parent will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that the Parent shall not be required to disclose any trade secrets or any other confidential, proprietary information relating to the Parent or any of its Subsidiaries and respective businesses. If such visit and inspection occurs at a time when no Default has occurred and is continuing, such visit and inspection by the Administrative Agent or any Lender shall be coordinated through the Administrative Agent and shall be limited to one visit and one inspection during any consecutive twelve-month period.

SECTION 7.07. Governmental Approvals. Each Obligor agrees that it will promptly obtain from time to time at its own expense all such governmental licenses, authorizations, consents, permits and approvals as may be required for this Agreement and each other Loan Document to which such Obligor is a party to be a valid and enforceable obligation of such Obligor.

SECTION 7.08. Compliance with Laws. The Parent will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including Environmental Laws) applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.09. Use of Proceeds. The proceeds of the Loans will be used to provide funds for any lawful purpose of the Borrowers and their Subsidiaries. Letters of Credit may be issued for any lawful purpose of the Borrowers and their Subsidiaries (including of any Foreign Subsidiary). No part of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. Notwithstanding anything herein to the contrary, no part of any Loan or Letter of Credit, or in either case proceeds thereof, will be used, whether directly or indirectly, for financing activities in Switzerland or for any other purpose which may give rise to the application of any withholding or similar tax in Switzerland or under Swiss law. Without limiting the generality of the foregoing, the Borrowers and their Subsidiaries will not directly or indirectly (i) lend or contribute by way of equity the proceeds of the Loans or use any Letter of Credit to fund any Person on the OFAC List at the time such loan, contribution or Letter of Credit is made or any Person that is known to the Borrowers or the Guarantors as being owned or controlled by a Person on the OFAC List at such time, or (ii) knowingly use or otherwise knowingly make available the proceeds of any Loan or issue any Letter of Credit to any Subsidiary, joint venture partner or other Person in violation of any of the economic sanctions administered by OFAC.

SECTION 7.10. Certain Obligations Respecting Subsidiaries.

(a) New Restricted Subsidiaries. The Parent will take such action, and will cause each of its Restricted Subsidiaries to take such action from time to time as shall be necessary to ensure that all Restricted Subsidiaries that are Domestic Subsidiaries formed or acquired after the date hereof that are not Immaterial Subsidiaries are “Guarantors” hereunder, including causing each such newly-formed or acquired Restricted Subsidiary (other than an Immaterial Subsidiary) to

(i) become a “Guarantor” hereunder pursuant to a Joinder Agreement or other instrument in form and substance reasonably satisfactory to the Administrative Agent; and

(ii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 on the Effective Date or as the Administrative Agent may reasonably request.

For the avoidance of doubt, and subject to the ability of the Parent to elect otherwise pursuant to Section 7.10(b), no Foreign Subsidiary or Foreign Subsidiary Holding Company shall be required to become a “Guarantor” hereunder other than the Subsidiary Guarantors who were Guarantors on the Effective Date.

(b) Notwithstanding the provisions of Section 7.10(a), the Parent may elect, at any time and from time to time at its sole discretion, to cause one or more Subsidiaries to become Guarantors hereunder notwithstanding that such Subsidiary is not required to become a Guarantor hereunder pursuant to Section 7.10(a) and such Subsidiary shall comply with the requirements set forth in Section 7.10(a)(i) and (ii).

(c) The Parent may elect at any time, in its sole discretion, to have a Foreign Subsidiary or Foreign Subsidiary Holding Company that is a Guarantor be released from its Guarantee (and the Administrative Agent will enter into a release thereof in accordance with Section 11.02) upon delivery by a Financial Officer to the Administrative Agent of a certificate to the effect that such (i) Foreign Subsidiary or Foreign Subsidiary Holding Company, as applicable, is unable to maintain its Guarantee under applicable financial assistance, corporate benefit or fiduciary rules or other applicable law or (ii) Foreign Subsidiary’s or Foreign Subsidiary Holding Company’s Guarantee, as applicable, would result in material adverse tax consequences; provided that (1) at least 15 Business Days prior to the release of any Guarantee, the Parent shall notify the Administrative Agent of such proposed release and begin a consultation with the Administrative Agent regarding whether such Guarantee may be restricted or restructured to avoid the adverse consequences referred to above and (2) to the extent both the Parent and the Administrative Agent agree that such Guarantee can be restricted or restructured, take any reasonable steps agreed to by the Parent and the Administrative Agent to restrict or restructure such Guarantee if such consequences may be avoided. Upon expiration of the 15 Business Day period (which period shall include the date of such notice) set forth in the immediately preceding proviso, the Guarantee of such Foreign Subsidiary or Foreign Subsidiary Holding Company, as applicable, shall be automatically released unless the Parent and the Administrative Agent have agreed to restrict or restructure such Guarantee in accordance with clause (2) above.

(d) Immaterial Subsidiaries. If, based upon the financial statements delivered pursuant to Section 7.01(a) or 7.01(b) for any fiscal quarter, either the aggregate assets or aggregate revenue of all Subsidiaries designated as “Immaterial Subsidiaries” hereunder in effect at such time shall exceed $20,000,000 as at the end of and for the most-recently ended four-quarter period, the Company shall, within five Business Days thereof (or such later date as may be agreed to by the Administrative Agent in its reasonable discretion), (i) rescind the designation as “Immaterial Subsidiaries” of one or more of such Subsidiaries (and of any Subsidiaries thereof) so that, after giving effect thereto, neither the aggregate assets nor aggregate revenue of all Subsidiaries so designated (and which designations have not been rescinded) shall exceed $20,000,000 and (ii) within 60 days thereafter (or such later date as may be agreed to by the Administrative Agent in its reasonable discretion), cause the actions and the documents and other instruments referred to in paragraph (a) above to be taken or delivered by the applicable Obligors and such Restricted Subsidiaries as if such Subsidiaries were newly-acquired Restricted Subsidiaries. Notwithstanding the foregoing, any Subsidiary Guarantor that becomes an “Immaterial Subsidiary” shall be automatically released from its Guarantee and the Administrative Agent will enter into a release thereof in accordance with Section 11.02 upon delivery of a certificate by the Parent to the Administrative Agent designating such Subsidiary Guarantor as an “Immaterial Subsidiary”.

(e) Further Assurances. The Parent will, and will cause each Obligor to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Section 7.10.

ARTICLE VIII

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or shall have been Defeased and all LC Disbursements outstanding at such time shall have been reimbursed, each Obligor covenants and agrees with the Lenders that:

SECTION 8.01. Indebtedness. The Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Schedule 8.01, and any extension, renewal or refinancing thereof so long as the terms of any such extension, renewal or refinancing provide that (i) no principal payment or prepayment thereof shall be required before the Later Commitment Termination Date, except by reason of acceleration resulting from an event of default, (ii) the average life to maturity thereof is greater than or equal to the Indebtedness being extended, renewed or refinanced, (iii) the principal amount thereof does not exceed the principal amount of the Indebtedness being extended, renewed or refinanced (plus any related transaction costs) and (iv) such Indebtedness as so extended, renewed or refinanced is not secured by any property not pledged as security in respect of the Indebtedness being extended, renewed or refinanced);

(c) Indebtedness in respect of (i) letters of credit and bank guaranties, if such Indebtedness is unsecured, (ii) letters of credit issued for account of one or more Obligors the reimbursement obligations in respect of which are secured solely by cash and/or Cash Equivalents if (x) the aggregate undrawn amount of all such letters of credit and outstanding reimbursement obligations does not exceed $200,000,000 at any time outstanding and (y) both before and after giving effect to the granting of such security, the aggregate amount of cash and Cash Equivalents held by the Parent and its Restricted Subsidiaries (excluding cash and Cash Equivalents securing reimbursement obligations in respect of Secured LOCs) plus the aggregate amount of unused Revolving Credit Commitments is at least $300,000,000 and (iii) letters of credit issued for account of one or more Obligors the reimbursement obligations in respect of which are secured by collateral other than cash and Cash Equivalents (“Secured LOCs”) if the aggregate undrawn amount of all such letters of credit and reimbursement obligations at any time outstanding plus the Net Commitment Increase Amount at such time plus the Net Incremental Increase Amount at such time does not exceed $225,000,000;

(d) Indebtedness of Restricted Subsidiaries that are not Obligors in an aggregate principal amount up to but not exceeding $150,000,000; provided that if such Indebtedness is secured by a Lien, such Lien is permitted by Section 8.02;

(e) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any refinancings, refundings, renewals, extensions, or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement;

(f) unsecured Indebtedness issued, incurred or assumed by any Group Member to finance, or in contemplation of, or acquired in connection with, a permitted Acquisition and any refinancings, refundings, renewals, extensions, or replacements of such Indebtedness, provided that (x) after giving effect to the issuance, incurrence, assumption, refinancing, refunding, renewal, extension or replacement of such Indebtedness, the Parent shall be in pro forma compliance with the requirements of Section 8.09(a) and shall have delivered to the Administrative Agent a certificate of a Financial Officer demonstrating such compliance in reasonable detail and (y) such certificate of a Financial Officer shall only be required if (i) such Indebtedness finances, or is in contemplation of, or acquired in connection with, a Material Acquisition or (ii) the Total Leverage Ratio (as reflected in the most recent certificate delivered under Section 7.01(c)) is equal to or greater than 2.50 to 1;

(g) secured Indebtedness of a Subsidiary of the Parent acquired or assumed after the Effective Date and secured Indebtedness of a Person merged or consolidated with or into any Group Member after the Effective Date, which Indebtedness and the Liens securing the same (i) existed at the time of such acquisition, merger, consolidation or conversion, such acquisition, merger, consolidation or conversion being permitted by

Section 8.05(c), (ii) were not created in contemplation of such event and (iii) in the case of such Liens, are permitted by Section 8.02, and any refinancings, refundings, renewals, replacements or extensions thereof whereby the amount of the Indebtedness secured thereby is not increased at the time of such refinancing, refunding, renewal, replacement or extension except by an amount equal to (A) a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and (B) any existing commitments unutilized thereunder; provided that no Event of Default shall result from the assumption of such secured Indebtedness;

(h) Indebtedness of any Group Member to any other Group Member or to any Project Entity for so long as such Group Member or Project Entity, as applicable, remains a Subsidiary; provided that any such Indebtedness of any Obligor to a Subsidiary or a Project Entity that is not an Obligor shall be subordinated to the Obligations upon terms substantially in the form set forth in Exhibit H hereto or on such other terms in form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed that, upon the sole discretion of the Company, such subordination terms may be set forth in the agreement or instrument governing or evidencing such Indebtedness or in a separate subordination agreement);

(i) Guarantees permitted under Section 8.05;

(j) Indebtedness issued or borrowed by any Obligor and any refinancings, refundings, renewals, replacements or extensions of such Indebtedness; provided that (1) after giving effect to the issuance, incurrence, refinancing, refunding, renewal, replacement or extension of such Indebtedness, the Parent shall be in pro forma compliance with the requirements of Section 8.09(a) and shall have delivered to the Administrative Agent a certificate of a Financial Officer demonstrating such compliance in reasonable detail, (2) such Indebtedness is (i) unsecured or (ii)(A) is secured by Liens on property or assets of Restricted Subsidiaries that are not Obligors and such Liens do not cover any property or assets of any Obligor and (B) the aggregate amount of obligations secured thereby which constitute Indebtedness does not exceed $150,000,000 and (3) such certificate of a Financial Officer shall only be required if (y) the principal amount of such Indebtedness is equal to or greater than $200,000,000 or (z) the Total Leverage Ratio (as reflected in the most recent certificate delivered under Section 7.01(c)) is equal to or greater than 2.50 to 1;

(k) reimbursement obligations of Foreign Subsidiaries that are Restricted Subsidiaries under letters of credit in an aggregate amount up to but not exceeding $50,000,000 which reimbursement obligations of such Foreign Subsidiaries are secured by cash collateral and which letters of credit support Indebtedness of other Restricted Subsidiaries to the extent that the transfer of such cash by means of intercompany loans to such other Restricted Subsidiaries outside the country of location of such cash is prohibited by law; and

(l) additional Indebtedness of any Group Member incurred for any purpose in an aggregate principal amount not exceeding $75,000,000 at any one time outstanding.

SECTION 8.02. Liens. The Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) any Lien on any property or asset of the Parent or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 8.02, provided that (i) such Lien shall not apply to any other property or asset of the Parent or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or delinquent (or in the case of property taxes and assessments not exceeding $2,000,000 in the aggregate more than 90 days overdue) or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Parent or the affected Subsidiaries, as the case may be, in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, and vendors’ Liens imposed by statute or common law not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments (including pre-judgment attachments) but only to the extent, for an amount and for a period not resulting in an Event of Default under paragraph (j) of Article IX;

(d) pledges or deposits under (i) worker’s compensation (including worker’s compensation insurance programs), unemployment insurance and other social security legislation and (ii) general liability, automobile liability, excess liability, fiduciary liability, directors and officers liability and foreign liability insurance programs;

(e) deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or imperfections in title thereto which, in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of the property of the Parent and its Restricted Subsidiaries or materially interfere with the ordinary conduct of the business of the Parent or any of its Restricted Subsidiaries;

(g) Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law or (except to the extent securing Indebtedness) by contract in the ordinary course of business, and Liens on documents presented in letters of credit drawings; and

(h) Liens on fixed or capital assets acquired, constructed or improved by the Parent or any Restricted Subsidiary, provided that (i) such Liens secure Indebtedness permitted by Section 8.01(e), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Parent or any Subsidiary;

(i) Liens on property or assets of Restricted Subsidiaries that are not Obligors, so long as such Liens do not extend to cover property or assets of any Obligor, provided that the aggregate principal amount of Indebtedness secured thereby does not exceed $150,000,000 (it being understood and agreed that the amount of obligations other than Indebtedness shall not be limited);

(j) licenses, on a non-exclusive basis (or, solely with respect to any territory where neither the Parent nor any Restricted Subsidiary is doing business, on an exclusive basis) of rights in the intellectual property of the Parent or any Restricted Subsidiary granted in the ordinary course of business;

(k) Liens on the Equity Interests of, and on the property or assets of, a Project Entity securing Non-Recourse Project Indebtedness;

(l) Liens on property purchased or built pursuant to any engineering, construction, procurement, manufacturing, equipment or supply contract (each, a “Customer Contract”) with a customer (including any Governmental Authority) in favor of such customer, which Liens arise in the ordinary course of business and secure the performance obligations of the Parent or the relevant Restricted Subsidiary (as applicable) under such Customer Contract;

(m) Liens constituting security referred to in paragraphs (c)(ii), (c)(iii) and (k) of Section 8.01;

(n) Liens constituting security referred to in Section 8.01(g); provided that (i) any such Lien (A) existed at the time of the relevant Acquisition and was not created in anticipation thereof, (B) does not by its terms cover any assets after the time of such Acquisition which were not covered immediately prior thereto, and (C) does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time of such Acquisition and any refinancing Indebtedness in respect thereof and (ii) such Liens may be created on assets of Persons who are not Obligors to the extent such Liens are otherwise permitted under this Section 8.02;

(o) the cash collateral permitted in Section 8.01(k); and

(p) additional Liens upon real or personal property created after the date hereof, provided that the aggregate amount of obligations secured thereby shall not exceed $75,000,000.

SECTION 8.03. Sale and Leaseback Transactions. The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby they shall sell or transfer any property, real or personal, used or useful in their business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that they intend to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 8.04 and (ii) any Lien arising in connection with the use of such property by any Group Member is permitted by Section 8.02.

SECTION 8.04. Fundamental Changes. The Parent will not, nor will it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution). The Parent will not, nor will it permit any of its Restricted Subsidiaries to, acquire any business or property from, or Equity Interests in, or be a party to any acquisition of, any Person except for purchases of inventory and other property to be sold or used in the ordinary course of business, Investments and Acquisitions permitted under Section 8.05 and Capital Expenditures. The Parent will not, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including receivables and leasehold interests, but excluding (x) obsolete or worn-out property, tools or equipment no longer used or useful in its business and (y) any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms).

Notwithstanding the foregoing provisions of this Section 8.04:

(a) any Restricted Subsidiary may be merged or consolidated with or into any other Subsidiary so long as at the time thereof and after giving effect thereto no Default shall have occurred and be continuing; provided that if any party to such transaction shall be an Obligor, the surviving or continuing entity must be or become an Obligor;

(b) any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation, winding up, dissolution or otherwise) to any other Restricted Subsidiary so long as at the time thereof and after giving effect thereto no Default shall have occurred and be continuing; provided that if such sale is of all or substantially all of the assets of an Obligor, either (A) the acquiring Subsidiary must be or become an Obligor or (B) such sale must be for cash for fair market value, as determined by the Company in good faith (and, if such fair market value shall exceed $50,000,000, such value shall have been determined based upon an independent valuation);

(c) the Equity Interests in any Restricted Subsidiary may be sold, transferred or otherwise disposed of to the Parent or any Restricted Subsidiary so long as at the time thereof and after giving effect thereto no Default shall have occurred and be continuing;

(d) any Restricted Subsidiary (other than a Borrower) may be liquidated, wound up or dissolved so long as at the time thereof and after giving effect thereto no Default shall have occurred and be continuing; provided that if such Restricted Subsidiary is an Obligor, then the Subsidiary to which the assets of such Restricted Subsidiary are transferred upon such liquidation, winding up or dissolution shall be or become an Obligor;

(e) so long as at the time thereof and after giving effect thereto no Default shall have occurred and be continuing, the Parent or any of its Restricted Subsidiaries may sell assets (including Equity Interests issued by any of their respective Restricted Subsidiaries) for fair market value, provided that the aggregate fair market value of all assets sold pursuant to this paragraph (e) during any single fiscal year shall not exceed $300,000,000;

(f) in addition to the sales permitted under the foregoing paragraph (e), the Parent and its Restricted Subsidiaries may (i) sell the property of, or Equity Interests in, Project Entities (so long as after giving effect to such sale, the Parent shall be in pro forma compliance with the requirements of Section 8.09 and shall have delivered a calculation, in form and detail reasonably satisfactory to the Administrative Agent, to such effect from a Financial Officer) and (ii) consummate other sales so long as the aggregate fair market value thereof in any single fiscal year shall not exceed $100,000,000;

(g) the Parent or any Restricted Subsidiary may transfer or otherwise dispose of any property that is subject to a Customer Contract to the customer under such Customer Contract in connection with the transfer of the project to such customer; and

(h) FWL and/or Holdco may be dissolved; provided that 100% of the economic interests and voting power in the Equity Interests of Holdco or the Company owned by the Person to be dissolved shall be transferred to the Parent (in the case of a dissolution of FWL or of FWL and Holdco) or FWL (in the case of a dissolution of Holdco) in connection with such dissolution. Upon the dissolution of FWL pursuant to this Section 8.04(h), all references in the Loan Documents to “FWL” shall be deemed to have no effect. Upon the dissolution of Holdco pursuant to this Section 8.04(h), all references in the Loan Documents to “Holdco” shall be deemed to have no effect.

SECTION 8.05. Investments, Loans, Advances, Guarantees and Acquisitions; Hedging Agreements.

(a) Investments, Etc. The Parent will not, and will not permit any of its Restricted Subsidiaries to, make or permit to remain outstanding any Investment, except:

(i) Investments held by the Parent and its Restricted Subsidiaries either (A) on the date of, and reflected in, the most recent financial statements delivered under Section 5.04 or (B) on the Effective Date, if, in the case of this clause (B), either such Investments are listed on Schedule 8.05 or the amount of any such individual Investment is less than or equal to $10,000,000;

(ii) (A) Investments by the Parent and its Restricted Subsidiaries in Obligors, (B) Investments by any Subsidiary of the Parent that is not an Obligor in any Restricted Subsidiary and (C) to the extent constituting Investments, the sale, transfer or other disposition of the Equity Interests in (x) any Restricted Subsidiary of an Obligor to any other Obligor and (y) any Subsidiary of a non-Obligor to any Restricted Subsidiary;

(iii) Investments by the Obligors in Restricted Subsidiaries that are not Obligors, if such Investments either (A) are outstanding on December 31, 2011 or (B) are made on or after January 1, 2012 and, in the case of this clause (B), the aggregate amount of such Investments (excluding Investments referred to in Sections 8.05(a)(i) and (a)(ii) and Investments in special purpose entities that are formed or acquired solely in connection with an Acquisition permitted by Section 8.05(c)) does not exceed the sum of (w) $835,000,000 plus (x) 100% of all cash and the fair market value of non-cash assets received on or after January 1, 2012 by any Obligor on account of Investments made pursuant to this clause (iii), whether as income, return of capital or proceeds of the sale of such Investments plus (y) 100% of all loan repayments, proceeds of intercompany loans and other payments whether in cash or non-cash assets (the amount of any such non-cash assets being the fair market value thereof), except for amounts included in the foregoing subclause (x), received any time from and after January 1, 2012 by Obligors from Restricted Subsidiaries that are not Obligors plus (z) the Unapplied Equity Proceeds at such time;

(iv) Investments in Project Entities and joint ventures if such Investments either (A) are outstanding on December 31, 2011 or (B) are made on or after January 1, 2012 and, in the case of this clause (B), the aggregate amount of such Investments (excluding Investments referred to in Sections 8.05(a)(i) and (a)(ii)) does not exceed the sum of (w) $670,000,000 plus (x) 100% of all cash received on or after January 1, 2012 by any Obligor on account of Investments made pursuant to this clause (iv), whether as income, return of capital or proceeds of the sale of such Investments plus (y) at any time 50% of the cumulative Excess Cash Flow for the period commencing on January 1, 2012 through and including the last day of the fiscal year most recently ended prior to such time plus (z) the Unapplied Equity Proceeds at such time;

(v) Permitted Investments;

(vi) operating deposit accounts with banks;

(vii) Guarantees by the Parent or any Restricted Subsidiary of Indebtedness or other obligations of the Parent or any Restricted Subsidiary or Affiliate not otherwise prohibited by this Agreement;

(viii) Investments constituting Acquisitions permitted under Section 8.05(c);

(ix) cash deposits for leased property;

(x) Capital Expenditures made in the ordinary course of business;

(xi) advances to officers, directors and employees of a Group Member for business-related expenses and expenditures in the ordinary course of business;

(xii) Guarantees permitted by Section 8.01;

(xiii) Investments of a Person existing at the time such Person is merged into or consolidated with a Group Member or becomes a Subsidiary of the Parent in connection with an Acquisition permitted under Section 8.05(c); provided that such Investments were not made in contemplation of such Acquisition;

(xiv) Investments consisting of non-Cash consideration in the form of Equity Interests, promissory note or similar obligations in connection with any Disposition; and

(xv) additional Investments in an aggregate amount up to but not exceeding at any one time the sum of (x) $100,000,000 plus (y) 100% of all cash received after the Effective Date by the Parent and its Restricted Subsidiaries on account of Investments made pursuant to this clause (ix), whether as income, return of capital or proceeds of the sale of such Investments plus (z) the Unapplied Equity Proceeds at such time.

For purposes of paragraphs (i), (iii), (iv) and (xv) of this Section 8.05(a), any increase or decrease in the value of an Investment subsequent to December 31, 2011 shall not be deemed to increase or reduce the dollar amount set forth in such paragraphs.

Notwithstanding anything contained to the contrary in this paragraph (a), the Parent or any Restricted Subsidiary may permit internal reorganizations or Acquisitions permitted under Section 8.05(c) consisting of one or more intermediate steps that would otherwise violate this paragraph (a) if (i) after the completion of the final step of any such reorganization or Acquisition no such violation shall be continuing, (ii) in the reasonable opinion of the Administrative Agent, no such violation could be reasonably expected to be materially adverse to or otherwise jeopardize the interests of the Lenders, (iii) all of the steps required for the consummation of such reorganization or Acquisition shall be completed within a period of time deemed by the Administrative Agent to be reasonable and (iv) no Default shall have occurred or be continuing at any time while such steps are being completed or after giving effect to the consummation of such reorganization.

(b) Hedging Agreements. The Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Parent or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities.

(c) Acquisitions. The Parent will not, and will not permit any of its Restricted Subsidiaries to, make any Acquisition unless:

(i) such Acquisition (if by purchase of assets, merger, consolidation or amalgamation) shall be effected in such manner so that the acquired business, and the related assets, are owned either by the Parent or a Subsidiary of the Parent and, if effected by merger, consolidation or amalgamation involving the Parent, the Parent shall be the continuing or surviving entity and, if effected by merger, consolidation or amalgamation involving a Subsidiary of the Parent, such Subsidiary shall be the continuing or surviving entity;

(ii) such Acquisition (if by purchase of Equity Interests) shall be effected in such manner so that the acquired entity becomes a Subsidiary of the Parent;

(iii) such business and the related assets, or any acquired Subsidiary, are primarily a business permitted under Section 8.10; and

(iv) at the time of and both before and after giving effect to such Acquisition (including under any financial covenant calculated on a pro forma basis), no Event of Default shall have occurred and be continuing.

SECTION 8.06. Restricted Payments. The Parent will not, nor will it permit any of its Restricted Subsidiaries to, declare or make any Restricted Payment at any time, except that the Parent may declare and make any Restricted Payment in cash (including Restricted Payments to Affiliates) so long as (i) on the date of such Restricted Payment and after giving effect thereto no Default shall have occurred and be continuing, and (ii) either (x) immediately after giving effect thereto the Total Leverage Ratio is less than 1.50 to 1 or (y) the aggregate amount of such Restricted Payment together with all other Restricted Payments (excluding Restricted Payments made as permitted by the immediately preceding clause (x)) made after the date hereof shall not exceed the sum of (A) $150,000,000 in any fiscal year of the Parent plus (B) 50% of cumulative net income for the period commencing on January 1, 2012 and ending on the last day of the fiscal quarter for which financial statements have most recently been delivered pursuant to Section 7.01 and (C) the Unapplied Equity Proceeds at such time.

Nothing herein shall be deemed to prohibit (a) the payment of any dividend or distribution or the making of any payment in cash on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any equity interest in any Subsidiary of the Parent (i) so long as either (A) the portion of such dividends, distributions or other payments that are paid to the Parent and the Restricted Subsidiaries are not less than the portion thereof that such Persons would be entitled to receive if such dividends, distributions and other payments were declared and paid ratably to the shareholders, partners and other equityholders of such Subsidiary or (B) such payment is being made in respect of the purchase by such Restricted Subsidiary from one or more of its equityholders of minority interests held by such equityholders in such Restricted Subsidiary, so long as such purchase is an Investment permitted under Section 8.05(a) or (ii) from a Restricted Subsidiary to an Obligor; (b) the declaration and payment of dividends or other distributions by the Parent or a Restricted Subsidiary payable solely in the common stock or other common Equity Interests of such Person or (c) the purchase by the Parent of an Equity Interest of the Parent and any warrants or other rights with respect to any Equity Interest of the Parent from its employees, officers and directors by net exercise, pursuant to the terms of any employee stock option, restricted stock or incentive stock plan.

SECTION 8.07. Transactions with Affiliates. Except as expressly permitted by this Agreement, the Parent will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate) unless the consideration received (or paid) by the Parent or the relevant Subsidiary, as the case may be, is not less than (if received) or more than (if paid) the consideration that would be received or paid, as the case may be, in a comparable transaction effected on an arms’ length basis with a Person that is not an Affiliate, provided that (i) any Affiliate who is an individual may serve as a director, officer, employee or consultant of the Parent or any of its Restricted Subsidiaries and receive reasonable compensation for his or her services in such capacity, (ii) the Parent and its Restricted Subsidiaries may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 8.07, (iii) the Parent and its Restricted Subsidiaries may Guarantee any Indebtedness of Project Entities to the extent permitted under Section 8.01, and may Guarantee any other obligations of Project Entities not constituting Indebtedness so long as the aggregate value provided or aggregate amount paid by the Parent or such Restricted Subsidiary in respect of such Guarantee is permitted under Section 8.05 when provided or paid and (iv) the Parent and its Restricted Subsidiaries may enter into any transaction with an Affiliate involving consideration having an aggregate value not exceeding $1,000,000.

SECTION 8.08. Restrictive Agreements. The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of any Obligor to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Parent or any other Restricted Subsidiary or to guarantee Indebtedness of the Parent or any other Restricted Subsidiary; provided that

(i) the foregoing shall not apply to restrictions and conditions imposed by law (or imposed by agreement reflecting such law so long as such agreement is no more restrictive than the restrictions and conditions imposed by law) or by this Agreement,

(ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 8.08 and any amendment, modification, extension, renewal or replacement thereof on terms that, taken as a whole, are not materially more adverse to the interests of the Lenders than such restrictions and conditions existing on the date hereof,

(iii) the foregoing shall not apply to restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder,

(iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to any Indebtedness or other obligation not prohibited by this Agreement if such restrictions or conditions consist of (x) requirements to maintain a borrowing base in respect of such Indebtedness or other obligation, (y) the grant of, or promise to grant, Liens permitted hereunder as collateral security for such Indebtedness or other obligation, or (z) restrictions upon the grant or existence of other Liens on property or assets securing such Indebtedness or other obligation,

(v) the foregoing shall not apply to restrictions and conditions on any property purchased or built pursuant to a Customer Contract arising in the ordinary course of business, and

(vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 8.09. Certain Financial Covenants.

(a) Total Leverage Ratio. The Parent will not permit the Total Leverage Ratio at any time to exceed 3.00 to 1; provided that at the Company’s option the maximum Total Leverage Ratio may be increased to 3.25 to 1 (each such election, a “Leverage Ratio Increase”) for the four consecutive fiscal quarter ending dates immediately following the consummation of a Material Acquisition; provided further that, in any event (without regard to the making of more than one Material Acquisition), the maximum Total Leverage Ratio must return to 3.00 to 1 for the fiscal quarter ending immediately following the four quarter period during which the Leverage Ratio Increase was effective.

(b) Interest Coverage Ratio. The Parent will not permit the Interest Coverage Ratio as at the last day of any fiscal quarter to be less than or equal to 3.00 to 1.

SECTION 8.10. Lines of Business. Neither the Parent nor any of its Subsidiaries shall engage to any substantial extent in any line or lines of business activity other than that conducted on the Effective Date, and any other business that is reasonably incidental and complementary thereto including businesses engaged in the environmental, construction, waste water treatment, infrastructure and mining and material terminal services industries.

SECTION 8.11. Changes to Fiscal Year. To enable the ready and consistent determination of compliance with the covenants set forth in Section 8.09, the Parent will not change the last day of its fiscal year from the last day of each calendar year, or the last day of the first three fiscal quarters in each of its fiscal years from the last day in March, June or September, respectively.

SECTION 8.12. Parent, FWL and Holdco. None of the Parent, FWL nor Holdco will acquire directly (as opposed to acquiring indirectly through Subsidiaries) ownership of the operating assets used to conduct any business.

ARTICLE IX

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Restricted Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;

(d) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 7.03 (with respect to any Borrower’s existence) or in Article VIII;

(e) any Obligor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to a Borrower;

(f) any Obligor or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after giving effect to any applicable grace period as originally in effect;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (if any required giving of notice, lapse of time or both has occurred) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause, with the giving of notice or lapse of time if required, any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (an “Acceleration”), and (x) such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given, (y) such default shall not have been remedied, and (z) in the case of any such Indebtedness of any Foreign Subsidiary, such Indebtedness shall have been Accelerated and such Acceleration shall not have been rescinded; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or any other mandatory prepayment, redemption, repurchase event or condition (such as a change of control, sale of assets or determination of taxability) not customarily constituting events of default in respect of such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding up, reorganization or other relief in respect of any Obligor or any Significant Subsidiary or the debts of any of them, or of a substantial part of the assets of any of them, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, liquidator, custodian, sequestrator, conservator or similar official for any Obligor or any of such Restricted Subsidiaries or for a substantial part of the assets of any of them, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Obligor or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, winding up, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, liquidator, custodian, sequestrator, conservator or similar official for any Obligor or any of such Restricted Subsidiaries or for a substantial part of the assets of any of them, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) a final judgment or judgments for the payment of money in excess of $50,000,000 in the aggregate for the Obligors and the Significant Subsidiaries (exclusive of judgment amounts covered by insurance issued by creditworthy carriers where such carriers have admitted liability in respect of such amounts or assumed the defense for the related proceeding) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Obligors or any of the Significant Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the relevant Obligor or Significant Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in one or more claims or other liabilities against the Obligors and their Subsidiaries that in the aggregate would exceed $50,000,000; or

(l) any Change of Control shall occur and be continuing,

then, and in every such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times:

(i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to a Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

In the event that the Loans shall be declared, or shall become, due and payable pursuant to the immediately preceding paragraph then, upon notice from the Administrative Agent or Lenders with LC Exposure representing more than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall immediately deposit into the Letter of Credit Collateral Account referred to in Section 2.05(k), cash in an amount equal to the relevant LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in clause (h) or (i) of this Article.

ARTICLE X

THE ADMINISTRATIVE AGENT

Each of the Lenders and each of the Issuing Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and no Obligor shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

BNP Paribas shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender and may exercise the same as though BNP Paribas were not the Administrative Agent, and BNP Paribas and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Obligor or any Subsidiary or other Affiliate of any thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement and the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Obligor or any of their respective Subsidiaries that is communicated to or obtained by BNP Paribas or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or, if provided herein, with the consent or at the request of the Required Revolving Credit Lenders or Required Incremental Lenders of any Class, or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or under any of the other Loan Documents or in connection herewith of therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties, and exercise its rights and powers, by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to its activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

The Administrative Agent may resign at any time upon 15 days notice to the Lenders, the Issuing Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Company (not to be unreasonably withheld), to appoint a successor Administrative Agent. If no successor shall have been so appointed and shall have accepted such appointment within 15 days after such retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then such retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, provided that if no such bank is willing to accept such appointment, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date, as applicable, (a) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of its appointment as Administrative Agent, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents) other than any rights to indemnity payments owed to the retiring or removed Administrative Agent. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Lender or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Lender or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Loan Documents, any related agreement or any document furnished hereunder or thereunder.

The institutions listed on the cover page of this Agreement as Sole Bookrunner, Joint Lead Arrangers, Syndication Agents and Documentation Agents shall have no rights, obligations or liabilities under the Loan Documents in those capacities.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to a Borrower, to it at Perryville Corporate Park, 53 Frontage Road, PO Box 9000, Hampton, New Jersey 08827-9000, Attention of the Treasurer (Telecopy No. (908) 730-5300) and the General Counsel (Telecopy No. (908) 730-5300);

(ii) if to a Guarantor, to it care of the Company at the address indicated in clause (i) above;

(iii) if to the Administrative Agent, to BNP Paribas, 787 Seventh Avenue, New York, New York 10019, Attention of Dina Wilson (Telecopy No. (201) 850-4020) and Ryan Masajo (Telecopy No (201) 850-4020); and

(iv) if to any Lender (including to each of BNP Paribas and HSBC in its capacity as the Issuing Lender), to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Electronic Communications. Notices and other communications from and to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to (1) notices pursuant to Article II (other than notices to HSBC as Issuing Lender) unless otherwise agreed by the Administrative Agent and the applicable Lender and (2) notices to

HSBC as Lender. The Administrative Agent and the Company may, in its discretion, agree to accept notices and other communications hereunder to the Administrative Agent or the Borrowers, as the case may be, by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to internet or intranet websites shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Changes to Notice Information. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Platform.

(i) Each Obligor agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”); provided that the foregoing shall not apply to notices to HSBC as Lender.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Obligor, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Administrative Agent’s transmission (whether on behalf of itself or behalf of an Obligor) of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of an Obligor pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section 11.01, including through the Platform.

SECTION 11.02. Waivers; Amendments.

(a) Waivers. No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the consent of such Lender;

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the consent of each Lender directly affected thereby;

(iii) amend Article III without the consent of the Administrative Agent, the Swingline Lender, the Issuing Lender and the Required Lenders;

(iv) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration or reduction of any Commitment, or postpone the ultimate expiration date of any Letter of Credit beyond any affected Lender’s Commitment Termination Date, without the consent of each Lender directly affected thereby;

(v) change paragraph (a), (b) or (c) of Section 2.17 in a manner that would alter the pro rata sharing of payments or prepayments required thereby, without in each case the consent of each Lender affected thereby;

(vi) change any of the provisions of this Section 11.02 or the percentage in the definition of “Required Lenders” without the consent of each Lender or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each affected Lender; or

(vii) except as otherwise expressly provided in this Agreement, release a Significant Subsidiary from its obligations (if any) under Article IV without the consent of each Lender, except in connection with the disposition of all of the Equity Interests in such Significant Subsidiary to a Person that is not an Affiliate in a transaction permitted hereunder or as to which the Required Lenders have consented (and, in connection with any such disposition, the Administrative Agent is hereby authorized by all of the Lenders and hereby agrees to execute and deliver, at the request and expense of the Company, any such instruments of release with respect to such Significant Subsidiary as the Company shall reasonably request);

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Lender hereunder without the prior consent of the Administrative Agent or such Issuing Lender, as the case may be.

For purposes of this Section 11.02, the “scheduled date of payment” of any amount shall refer to the date of payment of such amount specified in this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount. In addition, whenever a waiver, amendment or modification requires the consent of a Lender “directly affected” thereby, such waiver, amendment or modification shall, upon consent of such Lender, become effective as to such Lender whether or not it becomes effective as to any other Lender, so long as the Required Lenders consent to such waiver, amendment or modification as provided above.

(c) Release. At such time as the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or shall have been Defeased and all LC Disbursements outstanding at such time shall have been reimbursed, and the other Obligations under the Loan Documents (other than (i) obligations under Sections 2.15, 2.16, 11.03 and 11.04 and Article X that are not then due and payable and (ii) for the avoidance of doubt obligations under or in respect of Hedging Agreements and Cash Management Obligations) shall have been paid in full in cash, the Guarantees of the Obligors hereunder shall be automatically released and terminated. In addition, the Guarantee of an Obligor shall be released as contemplated by Section 7.10(c). Without limiting the generality of the foregoing provisions, the Administrative Agent shall, if so requested by any Obligor at or after such release and termination, execute, deliver and (if necessary) acknowledge such termination statements or releases as may be necessary or reasonably appropriate to confirm, assure or give notice of such termination, in each case at the expense of such Obligor. Each Lender hereby acknowledges, on behalf of itself, any of its Affiliates and each Eligible Hedging Counterparty and Eligible Cash Manager, that the Administrative Agent shall be authorized to effect the releases described in this paragraph (c) notwithstanding that the obligations owing to such Lender or Eligible Hedging Counterparty under Hedging Agreements to which they are party, or the Cash Management Obligations owing to such Eligible Cash Manager, as the case may be, shall not have been paid or terminated.

(d) Release of Foreign Subsidiary/Foreign Subsidiary Holding Company Guarantor. In connection with any Foreign Subsidiary or Foreign Subsidiary Holding Company that is a Guarantor, at such time such Foreign Subsidiary or Foreign Subsidiary Holding Company, as applicable, is no longer a direct subsidiary of any Obligor as a result of any transaction permitted by this Agreement, the Administrative Agent agrees, at the expense and request of the Company, to release and terminate automatically and irrevocably all Guaranteed Obligations of such Foreign Subsidiary or Foreign Subsidiary Holding Company, as applicable, as a Guarantor. In that connection, the Administrative Agent shall, if so requested by such Obligor at or after such transaction, execute, deliver and (if necessary) acknowledge such termination statements or releases as may be necessary or reasonably appropriate to confirm, assure or give notice of such release, in each case at the expense of such Obligor.

(e) Technical or Immaterial Errors or Omissions. Notwithstanding anything contained herein to the contrary, if the Administrative Agent and the Company shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the applicable Obligors shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following the notification of such amendment by the Administrative Agent to the Lenders.

SECTION 11.03. Expenses; Indemnity; Damage Waiver.

(a) Expenses. The Obligors jointly and severally agree to pay, or reimburse the Administrative Agent or Lenders for paying, (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of Special Counsel, in connection with the syndication of the credit facilities provided for herein, the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for such Administrative Agent, Issuing Lender or Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.03, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b) Indemnification by Obligors. The Obligors jointly and severally agree to indemnify the Administrative Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses (other than loss of profit), claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Obligor or any of their subsidiaries, or any Environmental Liability related in any way to any Obligor or any of their subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 11.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Indemnification by Lenders. To the extent that the Obligors fail to pay any amount required to be paid by them to the Administrative Agent under paragraph (a) or (b) of this Section 11.03, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

To the extent that the Obligors fail to pay any amount required to be paid by them to an Issuing Lender of any Class under paragraph (a) or (b) of this Section 11.03, each Revolving Credit Lender severally agrees to pay to such Issuing Lender such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Issuing Lender in its capacity as such.

(d) Waiver of Indirect or Consequential Damages, Etc. To the extent permitted by applicable law, none of the Obligors shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) Payment upon Demand. All amounts due under this Section 11.03 shall be payable promptly after written demand therefor.

SECTION 11.04. Taxes.

(a) Payments Free of Taxes. Any and all payments or prepayments by or on account of any obligation of any Obligor hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes to the extent permitted by applicable law; provided that if any Obligor or the Administrative Agent shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from any such payments or prepayments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 11.04) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Obligor or, if the Administrative Agent is the withholding agent pursuant to applicable law, the Administrative Agent, shall make such deductions and (iii) such Obligor or, if the Administrative Agent is the withholding agent pursuant to applicable law, the Administrative Agent, shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes. In addition, the Obligors shall pay, without duplication, any Other Taxes to the relevant Governmental Authority in accordance with applicable law, except for Other Taxes resulting from an assignment by any Lender pursuant to Section 11.08 (other than an assignment made as a result of a request by a Borrower pursuant to Section 2.18).

(c) Indemnification by Obligors. Each Obligor shall indemnify each Recipient within 20 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 11.04) paid by such Recipient, with respect to any payment by or on account of any obligation of such Obligor hereunder or under any other Loan Document (including any interest or penalties with respect thereto) whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Recipient agrees to give written notice to the applicable Obligor of the assertion of any claim against such Recipient relating to such Indemnified Taxes or Other Taxes no later than 180 days after such Recipient obtains knowledge thereof; provided that the failure of any Recipient to notify the applicable Obligor of such assertion within such 180-day period (i) shall not relieve such Obligor of its obligations under this Section 11.04(c) with respect to Indemnified Taxes, Other Taxes or expenses incurred prior to the end of such period but (ii) shall relieve such Obligor of its obligations under this Section 11.04(c) with respect to penalties, interest or expenses incurred between the end of such period and such time as such Obligor receives notice of such assertion as provided herein. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Lender, shall be conclusive absent manifest error.

(d) Indemnification by Lenders. Each Lender shall indemnify the Administrative Agent within 20 Business Days after written demand therefor, for the full amount of (i) any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 11.04) attributable to such Lender (but only to the extent that any Obligor has not already indemnified the

Administrative Agent for such Indemnified Taxes or Other Taxes), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.08(c) and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Obligor to a Governmental Authority pursuant to this Section 11.04, such Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the relevant Obligor and the Administrative Agent, at the time or times reasonably requested by an Obligor or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Obligor or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing,

(A) any Recipient that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), a properly completed and executed original of IRS Form W-9 (or successor form) certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(B) each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Foreign Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed originals of IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and executed originals of IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI or W-8EXP (or successor form);

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) properly completed and executed originals of IRS Form W-8BEN (or successor form); or

(iv) to the extent a Foreign Lender is not the beneficial owner of an interest under any Loan Document, properly completed and executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership for U.S. federal income tax purposes and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Foreign Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), a properly completed and executed original of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) BNP Paribas, as the Administrative Agent, and any successor or supplemental Administrative Agent that is not a U.S. Person, shall deliver to the Company, on or prior to the date it becomes a party to this Agreement, a properly completed and executed copy of IRS Form W-8IMY, with the effect that the Borrowers can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund (including any credit in lieu of a refund) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Obligor or with respect to which an Obligor has paid additional amounts pursuant to this Section 11.04, it shall pay to such Obligor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Obligor under this Section 11.04 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Recipient as reasonably determined in the Recipient’s reasonable discretion and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Obligor, upon the request of such Recipient, agrees to repay the amount paid over to such Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require any Recipient to make available its tax returns or its books or records (or any other information relating to its taxes that it deems confidential) to any Obligor or any other Person. Nothing in this paragraph (g) is intended to, nor shall anything in this paragraph (g) be construed to, require the Administrative Agent or any Lender to alter or supplement any policy, procedure or system with respect to the identification, tracking and allocation of tax refunds and neither the Administrative Agent nor any Lender shall have any liability to any Obligor by reason of its non-identification of any such refund.

(h) Survival. Each party’s obligations under this Section 11.04 shall survive the resignation, retirement, removal or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 11.05. Payments; Currency.

(a) Payments Generally. Each Borrower shall make each payment and prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.15, 2.16, or 11.04, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments and prepayments shall be made to the Administrative Agent to the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to an Issuing Lender or the Swingline Lender as expressly provided herein and payments pursuant to Sections 2.15, 2.16, 11.03 and 11.04, which shall be made directly to the Persons entitled thereto. If any payment or prepayment hereunder shall be due on a day that is not a Business Day, the date for payment or prepayment, as the case may be, shall be extended to the next succeeding Business Day and, in the case of any payment or prepayment accruing interest, interest thereon shall be payable for the period of such extension.

The Administrative Agent shall distribute any payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof, provided that any such payment received by it upon the exercise of remedies hereunder or under the other Loan Documents shall be applied to the Obligations hereunder in the following order:

first, to the payment of the costs and expenses of collecting such payments, including reasonable out-of-pocket costs and expenses of the Administrative Agent, and the fees and expenses of its agents and counsel, in each case in such order as the Administrative Agent shall in its sole discretion determine;

second, to the payment of the Obligations (including cover for Letters of Credit outstanding hereunder), in each case ratably in accordance with the respective amounts thereof (except that the portion, if any, of LC Disbursements made by the respective Issuing Lenders in excess of the amount thereof that the Revolving Credit Lenders are required to pay to the Issuing Lenders under Section 2.05(e) in respect of drawings on Letters of Credit shall be paid in full prior to the payment of any other Obligations); and

third, after payment in full of the Obligations, to the payment to the Obligors as specified by the Company to the Administrative Agent.

(b) Currency of Payment. All amounts owing under this Agreement or under any other Loan Document (except to the extent, if any, otherwise provided therein) are payable in Dollars.

SECTION 11.06. Mitigation Obligations. If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 11.04, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations, hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 11.04, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 11.07. Reallocation of Exposures. On the date of occurrence of any Event of Default described in paragraph (h) or (i) of Article IX with respect to the Parent, FWL, Holdco, any Borrower or any Obligor constituting a Significant Subsidiary, the Administrative Agent shall calculate the amount of the Section 11.07 Exposure (as defined below) of each Revolving Credit Lender and each Incremental Lender of each Series on such date (the “Calculation Date”), and the percentage that each such amount represents of the aggregate amount of the Section 11.07 Exposures of all of the Lenders on the Calculation Date (such percentage being referred to herein as the “Credit Percentage” for the Lender holding such amount).

Upon each date on or after the Calculation Date upon which any of the events described below shall occur, the Lenders shall take the actions described below in this Section 11.07 with the objective of ensuring that any reductions in Section 11.07 Exposure after the Calculation Date are shared ratably among the Lenders in accordance with their respective Credit Percentages:

(a) in the case of a payment (including by way of offset or counterclaim or otherwise) of any principal of any Revolving Credit Loan or Incremental Loan of any Series, or any payment to any Lender in respect of an LC Disbursement under a Letter of Credit following a drawing thereunder, each Lender receiving any such payment in an amount greater than its Credit Percentage of the aggregate remaining Section 11.07 Exposure of all of the Lenders shall purchase participations in the Section 11.07 Exposure of each of the other Lenders in such amounts as shall be necessary so that the benefit of such payment is shared by the Lenders ratably in accordance with their respective Credit Percentages;

(b) in the case of a payment (including by way of offset or counterclaim or otherwise) of any interest or fees owing under this Agreement as of the Calculation Date, each Lender receiving any such payment in an amount greater than its Credit Percentage of the aggregate remaining Section 11.07 Exposure of all of the Lenders shall purchase participations in the Section 11.07 Exposure of each of the other Lenders in such amounts as shall be necessary so that the benefit of such payment is shared by the Lenders ratably in accordance with their respective Credit Percentages (it being understood that payment made in respect of interest and fees accruing under this Agreement after the Calculation Date shall not be subject to this Section 11.07); and

(c) in the case of a termination or expiration of a Letter of Credit without any drawing thereunder, each Lender receiving a reduction in its Section 11.07 Exposure as a result thereof in an amount greater than its Credit Percentage of the aggregate remaining Section 11.07 Exposure of all of the Lenders shall purchase participations in the Section 11.07 Exposure of each of the other Lenders in such amounts as shall be necessary so that the benefit of such reduction is shared by the Lenders ratably in accordance with their respective Credit Percentages.

Any purchase of a participation in the principal of a Loan, or any interest or fees, shall be effected by the purchaser paying to the seller of the participation an amount in cash (at full face value) equal to the amount of such participation. Any purchase of a participation in a Letter of Credit shall be effected by the purchaser depositing the cash amount of the participation to be purchased with the respective Issuing Lender of such Letter of Credit, such cash to be held by such Issuing Lender as collateral security for the obligation of the purchaser of such participation to fund its obligation to pay for such participation upon any drawing under such Letter of Credit, provided that if such Letter of Credit shall expire or be terminated without being drawn, the amount so deposited shall be reallocated to the extent necessary in accordance with the foregoing provisions of this Section 11.07. Any participation in a Letter of Credit shall be effected without any requirement of any additional execution or delivery of any documents.

The Administrative Agent is hereby authorized and directed by each of the Lenders to effect the participations described in the preceding paragraph for their account, and to maintain appropriate records thereof on the Register, without any requirement that payments be formally remitted to the Lenders prior to the effectuation of such participations.

For purposes hereof, “Section 11.07 Exposure” means, as at any date, (a) in respect of any Revolving Credit Lender, the sum of the outstanding principal of such Lender’s Syndicated Revolving Credit Loans, its LC Exposure (without deducting the balance, if any, in the Letter of Credit Collateral Account under and as defined in Section 2.05(k)) and Swingline Exposure on such date together with all accrued interest and fees in respect thereof on such date and (b) in respect of any Incremental Lender of any Series, the sum of the outstanding principal of such Lender’s Incremental Loans of such Series on such date, together with all accrued interest in respect thereof on such date together with all accrued interest and fees in respect thereof on such date.

Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

SECTION 11.08. Successors and Assigns.

(a) Successors Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.08. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 11.08) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time held by it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided further, that the Company shall be deemed to consent to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) in the case of any assignment of the Revolving Credit Commitments, the Swingline Lender and each Issuing Lender.

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate (or Approved Fund) of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit or Incremental Loan Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 unless each of the Company and the Administrative Agent otherwise consent, provided that (x) no such consent of the Company shall be required if an Event of Default has occurred and is continuing and (y) in determining the amount of any assignment, simultaneous assignments to or from two or more affiliated Approved Funds shall be aggregated);

(B) each partial assignment of any Revolving Credit or Incremental Loan Commitment or Revolving Credit or Incremental Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Revolving Credit or Incremental Loan Commitment and Loans, as applicable, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Revolving Credit or Incremental Loan Commitments or Revolving Credit or Incremental Loans,

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that (I) simultaneous assignments to or from two or more affiliated Approved Funds shall be treated as a single assignment for purposes of such fee and (II) such fee may be waived by the Administrative Agent in its sole discretion,

(D) the assignee, if not already a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any applicable tax forms as may be required pursuant to Section 11.04, and

(E) no such assignment shall be made to (x) any Borrower or any Affiliate or Subsidiary of any Borrower, (y) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y) or (z) a natural Person.

(iii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iv) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (b)(vi) of this Section 11.08, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement in addition to any rights and obligations theretofore held by it as a Lender, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 11.03 and 11.04, as applicable), provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 11.08.

(v) Maintenance of Register. The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit and Incremental Loan Commitments of each Class and principal amount of Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower or any Issuing Lender, at any reasonable time and from time to time upon reasonable prior notice. Any Lender shall be entitled to obtain confirmation from the Administrative Agent of the entries in the Register with respect to such Lender for purposes of verifying the amount of its Revolving Credit Commitments and Incremental Loan Commitments recorded in the Register.

(vi) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), applicable tax forms, if any (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section 11.08 and any written consent to such assignment required by paragraph (b)(i) of this Section 11.08, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Participations.

(i) Participations Generally. Any Lender may, without the consent of the Company, the Administrative Agent, the Swingline Lender or any Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Commitments and Loans held by it); provided that (A) such Lender’s obligations under this

Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section 11.08, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, 11.03 and 11.04, as applicable, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.08; provided that each such Participant agrees to be subject to Section 2.18 as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.12 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.15 or 11.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 11.04 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 11.04(f) as though it were a Lender.

(d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.08 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 11.09. Survival. All covenants, agreements, representations and warranties made by the Obligors herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or the other Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 11.03 and 11.04 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit, or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 11.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.11. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.12. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or any branch, agency or Affiliate thereof to or for the credit or the account of any Obligor against any of and all the obligations of any Obligor now or hereafter existing under this Agreement, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Article III and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section 11.12 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have. Each Lender exercising any such right of set off shall promptly provide notice thereof to the Company and the Administrative Agent (it being understood that failure to deliver such notice shall not affect the validity of such set off).

SECTION 11.13. Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in any such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes, if any, in the courts of any jurisdiction.

(c) Waiver of Venue, Etc. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by law.

(d) Process Agent. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. In addition, each Obligor not organized in the United States of America or a State thereof (each such Obligor being herein called a “Foreign Obligor”) hereby irrevocably appoints CT Corporation System (the “Process Agent”) with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States, as its agent to receive on behalf of such Obligor and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to such Obligor in care of the Process Agent at the Process Agent’s above address, and such Obligor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Obligor also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Obligor at its address specified in Section 11.01 (such service to be effective seven days after mailing thereof). Each Foreign Obligor covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to continue to act as such.

(e) Other Process. Nothing in this Section 11.13 shall affect the right of any Lender or the Administrative Agent to serve legal process in any other manner permitted by applicable law or affect the right of any Lender or the Administrative Agent to bring any suit, action or proceeding against each Obligor or its property in the courts of other jurisdictions.

SECTION 11.14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

SECTION 11.15. Judgment Currency. This is an international loan transaction in which the specification of Dollars or a Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the city specified by the Administrative Agent for the payment of such Foreign Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans or other obligations denominated in the Specified Currency. The payment obligations of any Obligor under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered.

The obligation of any Obligor in respect of any such sum due from it to the Administrative Agent or any Lender hereunder (in this Section 11.15 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and such Obligor hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

SECTION 11.16. No Immunity. To the extent that any Obligor organized outside the United States of America may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or the other Loan Documents, to claim for itself or its properties or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or the other Loan Documents, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

SECTION 11.17. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that unless prohibited by law or by the rules governing the process requiring such disclosure, (i) it will promptly notify the Company of the existence, terms and circumstances surrounding such requirement, (ii) it will consult with the Company on the advisability of taking legally available steps to resist or narrow such requirement, and (iii) it will identify to the Company any such Information which is legally required to be disclosed and will exercise commercially reasonable efforts to obtain an order or other reliable assurance, at the Company’s expense, that confidential treatment will be accorded to such information, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.17, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any

Obligor and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.17 or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent or any of its Subsidiaries. For the avoidance of doubt, if and to the extent Information may be disclosed according to this Section 11.17, the respective disclosing party is also released from banking secrecy, if applicable.

For purposes of this Section 11.17, “Information” means all information received from the Parent or any of its Subsidiaries relating to the Parent or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Parent or any of its Subsidiaries, provided that in the case of information received from the Parent or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 11.18. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.19. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) or other comparable domestic or foreign legislation applicable to the Loans, such Lender may be required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with said Act or legislation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

BORROWERS

FOSTER WHEELER LLC		FOSTER WHEELER INC.

By:	/s/ Kevin C. Hagan	By:	/s/ Kevin C. Hagan
	Name: Kevin C. Hagan		Name: Kevin C. Hagan
	Title: Vice President & Assistant Treasurer		Title: Vice President & Treasurer

FOSTER WHEELER USA CORPORATION		FOSTER WHEELER NORTH AMERICA CORP.

By:	/s/ Kevin C. Hagan	By:	/s/ Kevin C. Hagan
	Name: Kevin C. Hagan		Name: Kevin C. Hagan
	Title: Treasurer		Title: Vice President & Treasurer

FOSTER WHEELER ENERGY CORPORATION		FOSTER WHEELER INTERNATIONAL CORPORATION

By:	/s/ Kevin C. Hagan	By:	/s/ Kevin C. Hagan
	Name: Kevin C. Hagan		Name: Kevin C. Hagan
	Title: Vice President & Treasurer		Title: Vice President & Treasurer

FWL		THE PARENT

FOSTER WHEELER LTD.		FOSTER WHEELER AG

By:	/s/ Kevin C. Hagan	By:	/s/ Franco Baseotto
	Name: Kevin C. Hagan		Name: Franco Baseotto
	Title: Treasurer		Title: Executive Vice President, Chief Financial Officer & Treasurer

HOLDCO

FOSTER WHEELER HOLDINGS LTD.

By:	/s/ Kevin C. Hagan
Name: Kevin C. Hagan
Title: Treasurer

SUBSIDIARY GUARANTORS

FOSTER WHEELER ASIA LIMITED		FOSTER WHEELER ENERGY MANUFACTURING, INC.

By:	/s/ Kevin C. Hagan	By:	/s/ Kevin C. Hagan
	Name: Kevin C. Hagan		Name: Kevin C. Hagan
	Title: Vice President & Treasurer		Title: Vice President & Treasurer

FOSTER WHEELER CONSTRUCTORS, INC.		FOSTER WHEELER DEVELOPMENT CORPORATION

By:	/s/ Kevin C. Hagan	By:	/s/ Kevin C. Hagan
	Name: Kevin C. Hagan		Name: Kevin C. Hagan
	Title: Vice President & Treasurer		Title: Vice President & Treasurer

FOSTER WHEELER ENERGY SERVICES, INC.		FW EUROPEAN E & C LTD.

By:	/s/ Kevin C. Hagan	By:	/s/ Kevin C. Hagan
	Name: Kevin C. Hagan		Name: Kevin C. Hagan
	Title: Vice President & Treasurer		Title: Treasurer

SUBSIDIARY GUARANTORS

PROCESS CONSULTANTS, INC.		PYROPOWER OPERATING SERVICES COMPANY, INC.

By:	/s/ Kevin C. Hagan	By:	/s/ Kevin C. Hagan
	Name: Kevin C. Hagan		Name: Kevin C. Hagan
	Title: Treasurer		Title: Vice President & Treasurer

FOSTER WHEELER INTERCONTINENTAL CORPORATION		FOSTER WHEELER FACILITIES MANAGEMENT, INC.

By:	/s/ Kevin C. Hagan	By:	/s/ Kevin C. Hagan
	Name: Kevin C. Hagan		Name: Kevin C. Hagan
	Title: Treasurer		Title: Vice President & Treasurer

FOSTER WHEELER POWER SYSTEMS, INC.		FOSTER WHEELER INTERNATIONAL HOLDINGS, INC.

By:	/s/ Kevin C. Hagan	By:	/s/ Kevin C. Hagan
	Name: Kevin C. Hagan		Name: Kevin C. Hagan
	Title: Vice President & Treasurer		Title: Vice President & Treasurer

SUBSIDIARY GUARANTORS

FOSTER WHEELER PYROPOWER, INC.		FOSTER WHEELER REAL ESTATE DEVELOPMENT CORP.

By:	/s/ Kevin C. Hagan	By:	/s/ Kevin C. Hagan
	Name: Kevin C. Hagan		Name: Kevin C. Hagan
	Title: Vice President & Treasurer		Title: President & Treasurer

FOSTER WHEELER REALTY SERVICES, INC.		FOSTER WHEELER VIRGIN ISLANDS, INC.

By:	/s/ Kevin C. Hagan	By:	/s/ Kevin C. Hagan
	Name: Kevin C. Hagan		Name: Kevin C. Hagan
	Title: President & Treasurer		Title: Vice President & Treasurer

FOSTER WHEELER ZACK, INC.		FOSTER WHEELER BIOKINETICS, INC.

By:	/s/ Kevin C. Hagan	By:	/s/ Kevin C. Hagan
	Name: Kevin C. Hagan		Name: Kevin C. Hagan
	Title: Vice President & Treasurer		Title: Vice President & Treasurer

SUBSIDIARY GUARANTORS

FOSTER WHEELER SERVICES, INC.		FW HUNGARY LICENSING LIMITED LIABILITY COMPANY

By:	/s/ Kevin C. Hagan	By:	/s/ Kevin C. Hagan
	Name: Kevin C. Hagan		Name: Kevin C. Hagan
	Title: Vice President & Treasurer		Title: Director

FINANCIAL SERVICES S.À R.L.		FW FINANCIAL HOLDINGS GMBH

By:	/s/ Kevin C. Hagan	By:	/s/ Rakesh K. Jindal
	Name: Kevin C. Hagan		Name: Rakesh K. Jindal
	Title: Manager		Title: Manager

FW INVESTMENTS LIMITED

By:	/s/ Rakesh K. Jindal Name: Rakesh K. Jindal	Executed as a deed by FOSTER WHEELER (GIBRALTAR) HOLDINGS LIMITED and signed by 2 directors
	Title: Director	By:	/s/ Kevin C. Hagan
Name: Kevin C. Hagan
Title: Director

		By:	/s/ Rakesh K. Jindal
Name: Rakesh K. Jindal
Title: Director

ADMINISTRATIVE AGENT

BNP PARIBAS, individually and as Administrative Agent

By:	/s/ Pierre Nicholas Rogers
Name: Pierre Nicholas Rogers
Title: Managing Director

By:	/s/ John Treadwell, Jr.
Name: John Treadwell, Jr.
Title: Vice President

LENDERS

BNP PARIBAS

By:	/s/ Pierre Nicholas Rogers

Name: Pierre Nicholas Rogers
Title: Managing Director

By:	/s/ John Treadwell, Jr.

Name: John Treadwell, Jr.
Title: Vice President

LENDERS

UNION BANK, N.A.

By:	/s/ Lauren Hom

Name: Lauren Hom
Title: Vice President

LENDERS

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Christopher J. Mendelsohn

Name: Christopher J. Mendelsohn
Title: Senior Vice President

LENDERS

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Robert K. Strunk II

Name: Robert K. Strunk II
Title: Senior Vice President

LENDERS

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK NY

By:	/s/ Brad Matthews

Name: Brad Matthews
Title: Vice President

By:	/s/ David Christiansen

Name: David Christiansen
Title: Director

LENDERS

LLOYDS TSB BANK PLC

By:	/s/ Dennis McClellan

Name: Dennis McClellan
Title: Assistant Vice President – M040

By:	/s/ Stephen Giacolone

Name: Stephen Giacolone
Title: Assistant Vice President – G011

LENDERS

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Edward M. Tessalone

Name:	Edward M. Tessalone
Title:	Senior Vice President
PNC Bank, N.A.

LENDERS

BARCLAYS BANK PLC

By:	/s/ Mark Thompson

Name: Mark Thompson
Title: Authorized Signatory

LENDERS

CITIBANK, N.A.

By:	/s/ Christopher Hartzell

Name: Christopher Hartzell
Title: Director

LENDERS

CREDIT SUISSE AG

By:	/s/ Jean-Marc Vauclair

Name: Jean-Marc Vauclair
Title: Assistant Vice President

By:	/s/ Eric Balmer

Name: Eric Balmer
Title: Director

LENDERS

JPMORGAN CHASE BANK, N.A.

By:	/s/ Peter M. Killea

Name: Peter M. Killea
Title: Senior Vice President

LENDERS

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Thomas A. Crandell

Name: Thomas A. Crandell
Title: Senior Vice President

LENDERS

NATIONAL BANK OF KUWAIT, S.A.K. NEW YORK BRANCH

By:	/s/ Marwan Isbaih

Name: Marwan Isbaih
Title: General Manager

By:	/s/ Wendy B. Wanninger

Name: Wendy B. Wanninger
Title: Executive Manager

LENDERS

SOVEREIGN BANK, N.A.

By:	/s/ Matthew Bartlett

Name: Matthew Bartlett
Title: Vice President

LENDERS

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ David W. Kee

Name: David W. Kee
Title: Managing Director

LENDERS

UBS AG

By:	/s/ Gaël Jacquemettaz

Name: Gaël Jacquemettaz
Title: Director

By:	/s/ Ralph W. Schumacher

Name: Ralph W. Schumacher
Title: Executive Director

EXHIBIT A

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

[1]	Select as applicable.

3.	Administrative Agent:	BNP Paribas, as the administrative agent under the Credit Agreement

4.	Credit Agreement:	The $750,000,000 Credit Agreement dated as of August 3, 2012 between Foster Wheeler LLC, Foster Wheeler Inc., Foster Wheeler USA Corporation, Foster Wheeler North America Corp., Foster Wheeler Energy Corporation and Foster Wheeler International Corporation (each a “Borrower” and, collectively, the “Borrowers”), Foster Wheeler AG (the “Parent”), Foster Wheeler Ltd. (“FWL”), Foster Wheeler Holdings Ltd. (“Holdco”), the Subsidiary Guarantors party thereto, the Lenders party thereto and BNP Paribas, as Administrative Agent.

5.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$		%
	$	$		%
	$	$		%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

[2]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Incremental Loan Commitment,” etc.)

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]4 Accepted:

BNP PARIBAS, as Administrative Agent [and Swingline Lender][5]

By
Name:
Title:

[Consented to:][6]

[ISSUING LENDERS]

[Complete as appropriate]

[Consented to:][7]

FOSTER WHEELER LLC

By
Name:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added in the case of any assignment of Revolving Credit Commitments.
[6]	To be added in the case of any assignment of Revolving Credit Commitments.
[7]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX 1

$750,000,000 CREDIT AGREEMENT DATED AS OF AUGUST 3, 2012

BETWEEN FOSTER WHEELER LLC, FOSTER WHEELER INC., FOSTER WHEELER USA CORPORATION, FOSTER WHEELER NORTH AMERICA CORP., FOSTER WHEELER ENERGY CORPORATION and FOSTER WHEELER INTERNATIONAL CORPORATION, AS BORROWERS, FOSTER WHEELER AG, FOSTER WHEELER LTD., FOSTER WHEELER HOLDINGS LTD., THE SUBSIDIARY GUARANTORS PARTY THERETO, THE LENDERS PARTY THERETO AND BNP PARIBAS, AS ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or electronic copy (including .pdf and .tif) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT B-1

[Form of Opinion of Counsel to the Obligors]

[Please see attached]

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES

	Abu Dhabi Barcelona Beijing Boston	Moscow Munich New Jersey New York
[ ], 2012 L&W DRAFT 8/1/12	Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.
File No. 036794-0020

The lenders party to the Credit Agreement (referred to below) on the date thereof

and

BNP Paribas, as Administrative Agent for the lenders referred to above

Re:	The Credit Agreement referred to below

Ladies and Gentlemen:

We have acted as special counsel to Foster Wheeler LLC, a Delaware limited liability company (the “Company”), Foster Wheeler Inc., a Delaware corporation, Foster Wheeler USA Corporation, a Delaware corporation, Foster Wheeler North America Corp., a Delaware corporation, Foster Wheeler Energy Corporation, a Delaware corporation, Foster Wheeler International Corporation, a Delaware corporation (collectively, the “Corporate Borrowers,” and together with Company, the “Borrowers”), and the Affiliates of the Company that are listed as “U.S. Guarantors” (together with the Borrowers, the “U.S. Credit Parties”) and “Non-U.S. Guarantors” on Schedule A hereto (collectively, the “Guarantors” and together with the Borrowers, the “Credit Parties”) in connection with (a) that certain Credit Agreement dated as of [                    ], 2012 (the “Credit Agreement”), among the Borrowers, the Guarantors, the lenders party thereto and BNP Paribas, as administrative agent (in such capacity, the “Administrative Agent”) and (b) the other Opinion Documents (as defined below).

[                    ], 2012

This letter is furnished pursuant to Section 6.01(b) of the Credit Agreement. Capitalized terms defined in the Credit Agreement, used herein and not otherwise defined herein, shall have the meanings given them in the Credit Agreement.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, except where a specified fact confirmation procedure is stated to have been performed (in which case we have with your consent performed the stated procedure), and except where a statement is qualified as to knowledge (in which case we have with your consent made no or limited inquiry as specified below). We have examined, among other things, the following:

(a)	the Credit Agreement; and

(b)	the Promissory Notes listed on Schedule B hereto (the “Promissory Notes”).

The documents described in subsections (a) – (b) above are referred to herein collectively as the “Opinion Documents.”

Except as otherwise stated herein, as to factual matters we have, with your consent, relied upon the foregoing, and upon oral and written statements and representations of officers and other representatives of the Credit Parties and others, including the representations and warranties of the Credit Parties in the Opinion Documents. We have not independently verified such factual matters.

We are opining as to the effect on the subject transaction only of the federal laws of the United States and the internal laws of the State of New York, and we express no opinion with respect to the applicability to the opinions expressed herein, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Except as otherwise stated herein, our opinions herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to borrowers and guarantors in unsecured loan transactions. We express no opinion as to any state or federal laws or regulations applicable to the subject transactions because of the legal or regulatory status of any parties to the Opinion Documents or the legal or regulatory status of any of their affiliates. Various issues pertaining to certain US laws and Bermuda, England, Hungary, Luxembourg, Gibraltar and Switzerland law are addressed in the opinions of Sara Bucholtz, Conyers Dill & Pearman Limited, Latham & Watkins LLP (London), Dr. Bényi E. László Law Firm, Baker & McKenzie LLP, Triay Stagnetto Neish, Suter Howald Rechtansanwälte and Bär & Karrer SA, respectively, separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing, assuming each and all of the matters set forth in the penultimate paragraph of this letter and subject to the other matters set forth herein, we express the following opinions or confirmations as of the date hereof (except, in the case of paragraph 1, we express no opinion with respect to Section 4.06 of the Credit Agreement):

1.	Each of the Opinion Documents constitutes a legally valid and binding obligation of each Credit Party party thereto, enforceable against such Credit Party in accordance with its terms.

[                    ], 2012

2.	The execution and delivery of the Opinion Documents by each Credit Party party thereto on the date hereof do not:

(i)	violate any federal or New York statute, rule, or regulation applicable to the Credit Parties (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System, assuming the Credit Parties comply with the provisions of the Opinion Documents relating to the use of proceeds); or

(ii)	require any consents, approvals, or authorizations to be obtained by the Credit Parties from, or any registrations, declarations or filings to be made by the Credit Parties with, any governmental authority, under any federal or New York statute, rule or regulation applicable to the Credit Parties that have not been obtained or made.

3.	The Company is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Our opinions do not include any opinion with respect to the creation, validity, attachment, perfection or priority of any security interest or lien or the effectiveness of any sale or other conveyance or transfer of real or personal property.

Our opinions are subject to:

(a) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors, and the judicial application of foreign laws or governmental actions affecting creditors’ rights;

(b) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought;

[                    ], 2012

(c) the invalidity under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy;

(d) we express no opinion with respect to (i) consents to, or restrictions upon, governing law (except for the validity under the laws of the State of New York, but subject to mandatory choice of law rules and constitutional limitations, of provisions in the Credit Agreement which expressly choose New York as the governing law for the Credit Agreement), jurisdiction (except for the validity under the laws of the State of New York, but subject to mandatory jurisdiction rules and constitutional limitations, of provisions in the Credit Agreement which expressly provide for submission to the non-exclusive jurisdiction of New York state courts), venue, service of process, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of broadly or vaguely stated rights; (iv) provisions for exclusivity, election or cumulation of rights or remedies; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) grants of setoff rights; (vii) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xi) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; and (xii) the severability, if invalid, of provisions to the foregoing effect;

We express no opinion or confirmation as to federal or state securities laws (except as provided in paragraph 3), tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws (other than any statute, rule or regulation of the State of New York), environmental laws, margin regulations (except as set forth in paragraph 2(i)), laws and regulations relating to commodities trading, futures and swaps, Financial Industry Regulatory Authority rules, National Futures Association rules, or the rules of any stock exchange, clearing organization, designated contract market or other regulated entity for trading, processing, clearing or reporting transactions in securities, commodities, futures or swaps, export control, anti-money laundering, and anti-terrorism laws (without limiting other laws or rules excluded by customary practice).

The opinions set forth above are also subject to the effect of general legal principles that impose a duty to act in good faith and in a commercially reasonable manner.

We call to your attention that enforcement of a claim denominated in a foreign currency may be limited by requirements that the claim (or a judgment in respect of the claim) be converted into United States dollars, and we express no opinion as to the enforceability of any indemnity for losses associated with the exchange of the judgment currency into any other currency.

[                    ], 2012

With your consent, we have assumed (a) that each Credit Party and each other party to the Opinion Documents exists and has the right, power and authority to execute, deliver and perform its obligations under the Opinion Documents under all laws applicable to it, (b) that the Opinion Documents have been duly authorized, executed and delivered by each Credit Party and each other party thereto, (c) the genuineness of all signatures and the legal capacity of all natural persons, (d) that the Opinion Documents constitute legally valid and binding obligations of the parties thereto other than the Credit Parties, enforceable against each of them in accordance with their respective terms, and (e) that the status of the Opinion Documents as legally valid and binding obligations of each party thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, provided that we make no such assumption to the extent we have expressly opined as to such matters with respect to the Credit Parties in paragraph 2(ii) of this letter.

This letter is furnished only to you and is solely for your benefit in connection with the transactions referenced in the first paragraph. This letter may not be relied upon by you for any other purpose or furnished or quoted by you to any other person, firm or entity for any other purpose and may not be assigned to or relied on by any other person, firm or entity for any purpose, in each case without our prior written consent, which may be granted or withheld in our discretion. At your request, we hereby consent to reliance hereon by any future assignee of your interest in the loans under the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 11.08 of the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

Very truly yours,

DRAFT

SCHEDULE A

GUARANTORS

U.S. Guarantors:

1.	Foster Wheeler LLC (DE)

2.	Foster Wheeler Inc. (DE)

3.	Foster Wheeler USA Corporation (DE)

4.	Foster Wheeler North America Corp. (DE)

5.	Foster Wheeler International Corporation (DE)

6.	Foster Wheeler Energy Corporation (DE)

7.	Foster Wheeler Virgin Islands, Inc. (DE)

8.	Foster Wheeler Zack, Inc. (DE)

9.	Foster Wheeler Energy Services, Inc. (CA)

10.	Foster Wheeler Pyropower, Inc. (NY)

11.	Foster Wheeler Real Estate Development Corp. (DE)

12.	Foster Wheeler Development Corporation (DE)

13.	Foster Wheeler Realty Services, Inc. (DE)

14.	Foster Wheeler Power Systems, Inc. (DE)

15.	Foster Wheeler Asia Limited (DE)

16.	Foster Wheeler Intercontinental Corporation (DE)

17.	Process Consultants, Inc. (DE)

18.	Foster Wheeler International Holdings, Inc. (DE)

19.	Foster Wheeler Constructors, Inc. (DE)

20.	Foster Wheeler Energy Manufacturing, Inc. (DE)

21.	Foster Wheeler Facilities Management, Inc. (DE)

22.	Pyropower Operating Services Company, Inc. (CA)

23.	Foster Wheeler Biokinetics, Inc.

Non-U.S. Guarantors:

1.	Foster Wheeler Ltd.

2.	Foster Wheeler Holdings Ltd.

3.	Foster Wheeler AG

4.	FW European E & C Ltd.

5.	FW Hungary Licensing Limited Liability Company

6.	Financial Services S.à r.l.

7.	Foster Wheeler (Gibraltar) Holdings Limited

8.	FW Financial Holdings GmbH

9.	FW Investments Limited

SCHEDULE B

PROMISSORY NOTES

[See attached]

EXHIBIT B-2

SARA R. BUCHOLTZ

Assistant General Counsel-Corporate & Assistant Secretary	Tel.: 908-730-4160 Fax: 908-730-4149
Email: sara_bucholtz@fwc.com

August 3, 2012

The lenders party to the Credit Agreement (referred to below) on the date hereof

and

BNP Paribas, as Administrative Agent for the lenders referred to above

Re:	The Credit Agreement referred to below

Ladies and Gentlemen:

I am Assistant General Counsel-Corporate to Foster Wheeler Inc., a Delaware corporation (“FWI”), and have acted in that capacity as counsel to FWI, Foster Wheeler LLC, a Delaware limited liability company (the “Company”), Foster Wheeler USA Corporation, a Delaware corporation, Foster Wheeler North America Corp., a Delaware corporation, Foster Wheeler Energy Corporation, a Delaware corporation, Foster Wheeler International Corporation, a Delaware corporation (collectively, the “Borrowers”), and the Affiliates of the Company that are listed as “U.S. Guarantors” (together with the Borrowers, the “U.S. Credit Parties”) and “Non-U.S. Guarantors” on Schedule A hereto (collectively, the “Guarantors” and together with the Borrowers, the “Credit Parties”) in connection with that certain Credit Agreement dated as of August 3, 2012 (the “Credit Agreement”), among the Borrowers, the Guarantors, the lenders party thereto and BNP Paribas, as administrative agent (in such capacity, the “Administrative Agent”).

This letter is furnished pursuant to Section 6.01(b) of the Credit Agreement. Capitalized terms defined in the Credit Agreement used herein, and not otherwise defined herein, shall have the meanings given them in the Credit Agreement.

As such counsel, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter, except where a specified fact confirmation procedure is stated to have been performed (in which case I have with your consent

FOSTER WHEELER INC.

53 Frontage Road, PO Box 90000, Hampton, NJ 08827-9000 Tel (908) 730-4000 Fax (908) 713-3245 www.fwc.com

August 3, 2012

performed the stated procedure), and except where a statement is qualified as to knowledge (in which case I have with your consent made no or limited inquiry as specified below). I have examined, among other things, the following:

(a) The Credit Agreement;

(b) The Promissory Notes listed on Schedule B hereto (the “Promissory Notes”); and

(c) The Certificate of Incorporation, Bylaws, Limited Liability Company Agreement, Certificate of Formation or Operating Agreement (or other similar constitutive document), as applicable, of the U.S. Credit Parties (the “U.S. Governing Documents”).

The documents described in subsections (a) and (b) above are referred to herein collectively as the “Opinion Documents.”

Except as otherwise stated herein, as to factual matters I have, with your consent, relied upon the foregoing, and upon oral and written statements and representations of officers and other representatives of the Credit Parties, including the representations and warranties of the Credit Parties in the Opinion Documents. I have not independently verified such factual matters.

I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware (the “DGCL”), the Delaware Limited Liability Company Act (the “DLLCA”), the Corporations Code of the State of California (the “CCC”) and the Business Corporation Law of the State of New York (the “NYBCL”); each of the foregoing, a “Constitutive Law”, as applicable, to the U.S. Credit Parties existing under such law. Except as described in the previous sentence, I express no opinion with respect to the applicability to the opinions expressed herein, or the effect thereon, of the laws of any other jurisdiction or any other laws in any such jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. I call to your attention that I am admitted to practice law only in the States of New York and New Jersey. With your permission, to the extent the opinions herein relate to matters governed by the laws of the State of California, I have assumed that the laws of the State of California are substantially similar to the laws of the State of New York.

Except as otherwise stated herein, my opinions herein are based upon my consideration of only those statutes, rules and regulations which, in my experience, are normally applicable to borrowers and guarantors in loan transactions. I express no opinion as to any state or federal laws or regulations applicable to the subject transactions because of the legal or regulatory status of any parties to the Opinion Documents or the legal or regulatory status of any of their affiliates. Various matters pertaining to Bermuda, England, Hungary, Luxembourg, Gibraltar and Switzerland law are addressed in the opinions of Conyers Dill & Pearman, Latham & Watkins LLP (London), Dr. Bényi E. László Law Firm, Baker & McKenzie LLP, Triay Stagnetto Neish, Suter Howald Rechtansanwälte and Bär & Karrer AG, respectively, separately provided to you (collectively, the “Foreign Opinions”). I express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, I have, with your consent, assumed such matters.

August 3, 2012

Subject to the foregoing and the other matters set forth herein, I express the following opinions or confirmations, as of the date hereof:

1. The Company is a limited liability company under the DLLCA with limited liability company power and authority to enter into the Opinion Documents to which it is a party, to incur liability in respect of borrowings and letters of credit under the Credit Agreement, and to perform its obligations under the Opinion Documents to which it is a party. With your consent, based solely on certificates from public officials, I confirm that the Company is validly existing and in good standing under the laws of the State of Delaware.

2. Each entity listed on Schedule C(1) (a “Delaware Corporate Credit Party”) is a corporation under the DGCL with corporate power and authority to enter into the Opinion Documents to which it is a party, to incur liability in respect of borrowings and letters of credit and/or guarantees under the Credit Agreement, as applicable, and to perform its obligations under the Opinion Documents to which it is a party. With your consent, based solely on certificates from public officials, I confirm that each Delaware Corporate Credit Party is validly existing and in good standing under the laws of the State of Delaware.

3. Each entity listed on Schedule C(2) (a “California Credit Party”) is a corporation under the CCC with corporate power and authority to enter into the Opinion Documents to which it is a party, to incur liability in respect of guarantees under the Credit Agreement, and to perform its obligations under the Opinion Documents to which it is a party. With your consent, based solely on certificates from public officials, I confirm that each California Credit Party is validly existing and in good standing under the laws of the State of California.

4. The entity listed on Schedule C(3) (the “New York Credit Party”) is a corporation under the NYBCL with corporate power and authority to enter into the Opinion Documents to which it is a party, to incur liability in respect of guarantees under the Credit Agreement, and to perform its obligations under the Opinion Documents to which it is a party. With your consent, based solely on certificates from public officials, I confirm that the New York Credit Party is validly existing and in good standing under the laws of the State of New York.

5. The execution, delivery and performance of the Opinion Documents by the U.S. Credit Parties parties thereto have been duly authorized by all necessary limited liability company or corporate action of the U.S. Credit Parties and the Opinion Documents have been duly executed and delivered by the U.S. Credit Parties parties thereto.

6. The execution and delivery of the Opinion Documents by a U.S. Credit Party on the date hereof do not:

(i) violate the provisions of its U.S. Governing Documents;

(ii) violate its Constitutive Law; or

(iii) require any consents, approvals, or authorizations to be obtained by it from, or any registrations, declarations or filings to be made by it with, any governmental authority under its Constitutive Law that have not been obtained or made.

August 3, 2012

I express no opinion as to the enforceability of any document, as to the creation, perfection or priority of any security interest or lien, or the effectiveness of any sale or other conveyance or transfer of real or personal property, or as to compliance with any laws other than, as to each U.S. Credit Party, its Constitutive Law.

This letter is furnished only to you and is solely for your benefit in connection with the transactions referenced in the first paragraph. This letter may not be relied upon by you for any other purpose or furnished or quoted by you to any other person, firm or entity for any other purpose and may not be assigned to or relied on by any other person, firm or entity for any purpose, in each case without my prior written consent, which may be granted or withheld in my discretion. At your request, I hereby consent to reliance hereon by any future assignee of your interest in the loans under the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 11.08 of the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) I have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

Very truly yours,

SCHEDULE A

GUARANTORS

U.S. Guarantors:

1.	Foster Wheeler LLC

2.	Foster Wheeler Energy Corporation

3.	Foster Wheeler Inc.

4.	Foster Wheeler International Corporation

5.	Foster Wheeler North America Corp.

6.	Foster Wheeler USA Corporation

7.	Foster Wheeler Asia Limited

8.	Foster Wheeler Biokinetics, Inc.

9.	Foster Wheeler Constructors, Inc.

10.	Foster Wheeler Development Corporation

11.	Foster Wheeler Energy Manufacturing, Inc.

12.	Foster Wheeler Energy Services, Inc.

13.	Foster Wheeler Facilities Management, Inc.

14.	Foster Wheeler Intercontinental Corporation

15.	Foster Wheeler International Holdings, Inc.

16.	Foster Wheeler Power Systems, Inc.

17.	Foster Wheeler Pyropower, Inc.

18.	Foster Wheeler Real Estate Development Corp.

19.	Foster Wheeler Realty Services, Inc.

20.	Foster Wheeler Services, Inc.

21.	Foster Wheeler Virgin Islands, Inc.

22.	Foster Wheeler Zack, Inc.

23.	Process Consultants, Inc.

24.	Pyropower Operating Services Company, Inc.

Non-U.S. Guarantors:

1.	Foster Wheeler Ltd.

2.	Foster Wheeler Holdings Ltd.

3.	Foster Wheeler AG

4.	Financial Services S.à r.l.

5.	Foster Wheeler (Gibraltar) Holdings Limited

6.	FW Financial Holdings GmbH

7.	FW European E & C Ltd.

8.	FW Hungary Licensing Limited Liability Company

9.	FW Investments Limited

SCHEDULE B

PROMISSORY NOTES

[To Come.]

SCHEDULE C

1. DELAWARE CORPORATE CREDIT PARTIES:

Foster Wheeler LLC

Foster Wheeler Energy Corporation

Foster Wheeler Inc.

Foster Wheeler International Corporation

Foster Wheeler North America Corp.

Foster Wheeler USA Corporation

Foster Wheeler Asia Limited

Foster Wheeler Biokinetics, Inc.

Foster Wheeler Constructors, Inc.

Foster Wheeler Development Corporation

Foster Wheeler Energy Manufacturing, Inc.

Foster Wheeler Facilities Management, Inc.

Foster Wheeler Intercontinental Corporation

Foster Wheeler International Holdings, Inc.

Foster Wheeler Power Systems, Inc.

Foster Wheeler Real Estate Development Corp.

Foster Wheeler Realty Services, Inc.

Foster Wheeler Services, Inc.

Foster Wheeler Virgin Islands, Inc.

Foster Wheeler Zack, Inc.

Process Consultants, Inc.

2. CALIFORNIA CREDIT PARTIES:

Foster Wheeler Energy Services, Inc.

Pyropower Operating Services Company, Inc.

3. NEW YORK CREDIT PARTY:

Foster Wheeler Pyropower, Inc.

EXHIBIT C

[Form of Opinion of Special Counsel]

[            ], 2012

To the Lenders party to the Credit Agreement referred to below and BNP Paribas as Administrative Agent

Ladies and Gentlemen:

We have acted as special New York counsel to BNP Paribas in connection with the Credit Agreement (the “Credit Agreement”) dated as of [                    ], 2012, between Foster Wheeler LLC, Foster Wheeler Inc., Foster Wheeler USA Corporation, Foster Wheeler North America Corp., Foster Wheeler Energy Corporation and Foster Wheeler International Corporation (each a “Borrower” and, collectively, the “Borrowers”), Foster Wheeler AG (the “Parent”), Foster Wheeler Ltd. (“FWL”), Foster Wheeler Holdings Ltd. (“Holdco”), the Subsidiary Guarantors named therein (collectively, the “Subsidiary Guarantors” and, together with the Borrowers, the Parent, FWL, Holdco and the Subsidiary Guarantors, the “Obligors”), the lenders named therein and BNP Paribas, as Administrative Agent. All capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement. This opinion is being delivered pursuant to Section 6.01(c) of the Credit Agreement.

In rendering the opinions expressed below, we have examined an executed counterpart of the Credit Agreement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Agreement. In addition, we have assumed that all authorizations, approvals or consents of (including without limitation all foreign exchange control approvals), and all filings or registrations with, any governmental or regulatory authority or agency of each jurisdiction in which an Obligor is organized or does business) required for the making and performance by such Obligor of the Credit Agreement have been obtained or made and are in effect.

In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that (except, to the extent set forth in the opinions expressed below, as to the Obligors):

(i) the Credit Agreement has been duly authorized by, has been duly executed and delivered by, and constitutes legal, valid, binding and enforceable obligations of, all of the parties to such documents;

(ii) all signatories to the Credit Agreement have been duly authorized; and

(iii) all of the parties to the Credit Agreement are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes the legal, valid and binding obligation of each Obligor, enforceable against such Obligor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and to the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally, and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are subject to the following comments and qualifications:

(A) The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(B) The enforceability of Section 11.03 of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, wilful misconduct or unlawful conduct.

(C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose for the loan or use of money or other credit, (ii) the last sentence of Section 2.17(c) of the Credit Agreement, (iii) Section 4.06 or 4.09 of the Credit Agreement, (iv) Section 11.12 of the Credit Agreement, (v) the first sentence of Section 11.13(b) of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement, (vi) the waiver of inconvenient forum set forth in Section 11.13 of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York, (vii) Section 11.15 of the Credit Agreement or (viii) the waiver of sovereign immunity set forth in Section 11.16 of the Credit Agreement to the extent it relates to immunity acquired after the date of execution and delivery of the Credit Agreement.

(D) Clauses (i) and (iii) of Section 4.02 of the Credit Agreement may not be enforceable to the extent that the Guaranteed Obligations as defined therein are materially modified.

(E) We express no opinion as to the applicability to the obligations of any Guarantor of (or the enforceability of such obligations under) Section 548 of the Bankruptcy Code, Article 10 of the New York Debtor and Creditor Law or any other provision of law relating to fraudulent conveyances, transfers or obligations, or the provisions of the law of the jurisdiction of organization of any Guarantor restricting dividends, loans or other distributions by a corporation for the benefit of its equityholders.

(F) The opinions expressed herein as of the date hereof, and except as may otherwise be provided herein, we have no obligation to advise you as to any change in the matters, factual, legal or otherwise, set forth herein after the date of this letter.

The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the law of any other jurisdiction.

This opinion letter is provided to you by us as special New York counsel to BNP Paribas pursuant to Section 6.01(c) of the Credit Agreement and may not be relied upon by any other Person or for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.

Very truly yours,

RMG/MJB

EXHIBIT D

[Form of Joinder Agreement]

JOINDER AGREEMENT

JOINDER AGREEMENT dated as of                      (this “Agreement”), by                     , a                      (the “Additional Subsidiary Guarantor”), in favor of BNP Paribas as administrative agent for the Lenders party to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Foster Wheeler LLC, Foster Wheeler Inc., Foster Wheeler USA Corporation, Foster Wheeler North America Corp., Foster Wheeler Energy Corporation and Foster Wheeler International Corporation (each a “Borrower” and, collectively, the “Borrowers”), Foster Wheeler AG (the “Parent”), Foster Wheeler Ltd. (“FWL”), Foster Wheeler Holdings Ltd. (“Holdco”), the Subsidiary Guarantors party thereto (collectively, the “Existing Subsidiary Guarantors” and, together with the Borrowers, the Parent, FWL and Holdco, the “Existing Obligors”), the lenders party thereto and BNP Paribas as Administrative Agent are parties to a Credit Agreement dated as of August 3, 2012 (as amended, amended and restated, modified and supplemented and in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit (by means of loans and letters of credit) to be made by the Lenders named therein to the Borrowers in an aggregate principal or face amount not exceeding $750,000,000 (which, in the circumstances contemplated therein, may be increased to $1,050,000,000). In addition, the Borrowers may from time to time be obligated to one or more of the Lenders under the Credit Agreement in respect of Hedging Agreements and/or cash management arrangements under and as defined in the Credit Agreement.

As contemplated by Section 7.10 of the Credit Agreement, to induce the Lenders to enter into the Credit Agreement, and to extend credit thereunder and to extend credit to the Borrowers under Hedging Agreements and/or cash management arrangements, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Additional Subsidiary Guarantor has agreed to become a party to the Credit Agreement as a Subsidiary Guarantor thereunder.

Accordingly, the parties hereto agree as follows:

Section 1. Definitions. Terms defined in the Credit Agreement are used herein as defined therein.

Section 2. Joinder to Agreement. Effective upon the execution and delivery hereof, the Additional Subsidiary Guarantor hereby agrees that it shall become a Subsidiary Guarantor under and for all purposes of the Credit Agreement. Without limiting the generality of the foregoing, the Additional Subsidiary Guarantor hereby:

(i) jointly and severally with the other Subsidiary Guarantors party to the Credit Agreement guarantees to each Lender (and each Affiliate thereof party to any Hedging Agreement or holding any Cash Management Obligations), each Issuing Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations in the same manner and to the same extent as is provided in Article IV of the Credit Agreement;

(ii) represents and warrants that each of the representations and warranties set forth in Article V of the Credit Agreement that are applicable to the Additional Subsidiary Guarantor is true and correct both before and after giving effect to this Agreement as if each reference in said provision of the Credit Agreement included reference to this Agreement (or, if any such representation or warranty is expressly stated to be made as of a specific date, such representation or warranty is true and correct as of such specific date); and

(iii) submits to the jurisdiction of the courts, and waives jury trial, as provided in Sections 11.13 and 11.14 of the Credit Agreement.

The Additional Subsidiary Guarantor hereby instructs its counsel to deliver the opinions referred to in Section 7.10(a)(ii) of the Credit Agreement to the Administrative Agent.

The terms of this Agreement may be waived, amended or modified only in accordance with the requirements of Section 11.02 of the Credit Agreement applicable to waivers, amendments or modifications thereunder. Any notice or other communication herein required or permitted to be given shall be given in accordance with the requirements of Section 11.01 of the Credit Agreement. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lenders in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Agreement to be duly executed and delivered as of the day and year first above written.

[ADDITIONAL SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Accepted and agreed:

BNP PARIBAS as Administrative Agent

By:
Name:
Title:

EXHIBIT E

SOLVENCY CERTIFICATE

I, Franco Baseotto, a Financial Officer of Foster Wheeler AG ( “Parent”), in such capacity in and not in any individual capacity, DO HEREBY CERTIFY on behalf of Parent that:

(a) This Certificate is being executed in connection with the Credit Agreement, dated as of August 3, 2012 (the “Credit Agreement”), between Foster Wheeler LLC, Foster Wheeler Inc., Foster Wheeler USA Corporation, Foster Wheeler North America Corp., Foster Wheeler Energy Corporation and Foster Wheeler International Corporation (each a “Borrower” and, collectively, the “Borrowers”), Foster Wheeler Holdings Ltd. (“Holdco”), Foster Wheeler Ltd. (“FWL”), Parent, the Subsidiary Guarantors party thereto (together with the Borrowers, Holdco, FWL and the Parent, the “Loan Parties”), the Lenders party thereto, and BNP Paribas, as Administrative Agent. Terms defined in the Credit Agreement are used herein as defined therein.

(b) As to the matters herein below set forth, I have personal knowledge and I make this certification pursuant to Section 6.01(k) of the Credit Agreement with the acknowledgement that this certification will be relied upon by the Lenders and Administrative Agent as a basis for the consummation of the transactions contemplated by the Credit Agreement to occur on the Effective Date.

(c) On the date hereof, after giving effect to the Transactions to occur on the Effective Date, the Loan Parties, taken as a whole, are Solvent (as defined below).

For purposes hereof, “Solvent” shall mean, with respect to the Loan Parties, taken as a whole, on the Effective Date that:

(i) the aggregate amount of the Loan Parties’ total liabilities, (including subordinated and contingent liabilities, as determined in accordance with GAAP) is not greater than the aggregate fair value of the Loan Parties’ assets,

(ii) the Loan Parties are not engaged in a business for which their assets would constitute an unreasonably small capital, and

(iii) the Loan Parties have not incurred, and do not intend to incur, debts beyond their ability to pay as such debts mature.

WITNESS my hand this [    ] day of [                    ], 2012

Name:	Franco Baseotto
Title:	Executive Vice President, Chief Financial Officer and Treasurer of Foster Wheeler AG

EXHIBIT F

FORM OF NOTICE DESIGNATING

EXISTING LETTERS OF CREDIT

BNP Paribas

787 Seventh Avenue

New York, New York 10019

[            ], 2012

Reference is made to the Credit Agreement dated as of August 3, 2012 (the “Credit Agreement”), between Foster Wheeler LLC, Foster Wheeler Inc., Foster Wheeler USA Corporation, Foster Wheeler North America Corp., Foster Wheeler Energy Corporation and Foster Wheeler International Corporation (each a “Borrower” and, collectively, the “Borrowers”), Foster Wheeler AG (the “Parent”), Foster Wheeler Ltd. (“FWL”), Foster Wheeler Holdings Ltd. (“Holdco”), the Subsidiary Guarantors party thereto (the “Subsidiary Guarantors”), the Lenders party thereto (the “Lenders”) and BNP Paribas as administrative agent (in such capacity, the “Administrative Agent”).

Capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined therein.

The undersigned hereby advises you, pursuant to Section 2.05(j) of the Credit Agreement, that as of the Effective Date the letters of credit set forth in Schedule 1 attached hereto shall be deemed Letters of Credit under the Credit Agreement.

Very truly yours,

FOSTER WHEELER LLC

By:
Name:
Title:

Schedule 1

EXHIBIT G-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 3, 2012 (the “Credit Agreement”), among Foster Wheeler LLC, Foster Wheeler Inc., Foster Wheeler USA Corporation, Foster Wheeler North America Corp., Foster Wheeler Energy Corporation and Foster Wheeler International Corporation (each a “Borrower” and, collectively, the “Borrowers”), Foster Wheeler Holdings Ltd. (“Holdco”), Foster Wheeler AG (“Parent”), Foster Wheeler Ltd. (“FWL”), the Subsidiary Guarantors party thereto, the Lenders party thereto, and BNP Paribas, as Administrative Agent.

Pursuant to the provisions of Section 11.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten-percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code and (v) interest payments on the Loan(s) are not effectively connected with the conduct of a trade or business within the United States of the undersigned.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-United States person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT G-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 3, 2012 (the “Credit Agreement”), among Foster Wheeler LLC, Foster Wheeler Inc., Foster Wheeler USA Corporation, Foster Wheeler North America Corp., Foster Wheeler Energy Corporation and Foster Wheeler International Corporation (each a “Borrower” and, collectively, the “Borrowers”), Foster Wheeler Holdings Ltd. (“Holdco”), Foster Wheeler AG (“Parent”), Foster Wheeler Ltd. (“FWL”), the Subsidiary Guarantors party thereto, the Lenders party thereto, and BNP Paribas, as Administrative Agent.

Pursuant to the provisions of Section 11.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten-percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) interest payments on the Loan(s) are not effectively connected with the conduct of a trade or business within the United States of the undersigned.

The undersigned has furnished its participating Lender with a certificate of its non-United States person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT G-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 3, 2012 (the “Credit Agreement”), among Foster Wheeler LLC, Foster Wheeler Inc., Foster Wheeler USA Corporation, Foster Wheeler North America Corp., Foster Wheeler Energy Corporation and Foster Wheeler International Corporation (each a “Borrower” and, collectively, the “Borrowers”), Foster Wheeler Holdings Ltd. (“Holdco”), Foster Wheeler AG (“Parent”), Foster Wheeler Ltd. (“FWL”), the Subsidiary Guarantors party thereto, the Lenders party thereto, and BNP Paribas, as Administrative Agent.

Pursuant to the provisions of Section 11.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten-percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) interest payments on the Loan(s) are not effectively connected with the conduct of a trade or business within the United States of the undersigned or of any of its direct or indirect partners/members that is claiming the portfolio interest exemption.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT G-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 3, 2012 (the “Credit Agreement”), among Foster Wheeler LLC, Foster Wheeler Inc., Foster Wheeler USA Corporation, Foster Wheeler North America Corp., Foster Wheeler Energy Corporation and Foster Wheeler International Corporation (each a “Borrower” and, collectively, the “Borrowers”), Foster Wheeler Holdings Ltd. (“Holdco”), Foster Wheeler AG (“Parent”), Foster Wheeler Ltd. (“FWL”), the Subsidiary Guarantors party thereto, the Lenders party thereto, and BNP Paribas, as Administrative Agent.

Pursuant to the provisions of Section 11.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten-percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) interest payments on the Loan(s) are not effectively connected with the conduct of a trade or business within the United States of the undersigned or of any of its direct or indirect partners/members that is claiming the portfolio interest exemption.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT H

SUBORDINATION TERMS FOR INTERCOMPANY NOTE1

Credit Agreement: the Credit Agreement, dated as of [                    ], 2012 (as from time to time amended, amended and restated, supplemented, modified, refinanced, refunded, renewed, extended or replaced (including pursuant to one or more new credit agreements, the “Credit Agreement”)) between FOSTER WHEELER LLC, FOSTER WHEELER INC., FOSTER WHEELER USA CORPORATION, FOSTER WHEELER NORTH AMERICA CORP., FOSTER WHEELER ENERGY CORPORATION and FOSTER WHEELER INTERNATIONAL CORPORATION (each a “Borrower” and, collectively, the “Borrowers”), FOSTER WHEELER AG (the “Parent”), FOSTER WHEELER LTD. (“FWL”), FOSTER WHEELER HOLDINGS LTD. (“Holdco”), the Subsidiary Guarantors (as defined therein), and BNP PARIBAS, as administrative agent for the lenders or other financial institutions or entities party, as lenders, to the Credit Agreement (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Subordination Agreement: the Subordination Agreement, dated as of [                    ], 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Subordination Agreement”) between the Borrowers, the Parent, FWL, Holdco, the Subsidiaries (as defined therein), and the Administrative Agent.

Section 1.	Definitions

Terms defined in the Credit Agreement are used herein as defined therein. In addition, as used herein:

“Senior Debt” shall mean, collectively, the following indebtedness and obligations:

(a) all indebtedness or other obligations of the Company under the Credit Agreement and the other Loan Documents, including all interest, expenses, indemnities and penalties and all commitment and agency fees payable from time to time under the Credit Agreement and the other Loan Documents;

(b) all Hedging Indebtedness;

(c) all Cash Management Obligations; and

(d) any deferrals, renewals, extensions or refinancings of any of the foregoing.

The term “Senior Debt” shall include any interest, and any expenses of the type described in Section 11.03 of the Credit Agreement (or comparable provisions of any other Loan

[1]	Assumes that “the Company” and “Holder” are the defined terms for the payor and payee respectively.

Document), accruing or arising after the date of any filing by the Company of any petition in bankruptcy or the commencing of any bankruptcy, insolvency or similar proceedings with respect to the Company, whether or not such interest or expenses are allowable as a claim in any such proceeding.

“Subordinated Debt” shall mean all indebtedness in respect of advances, loans and other extensions of credit or financial accommodations made from time to time by the Holder to the Company under this Intercompany Note[; provided that the definition of “Subordinated Debt” shall be limited to (i) such indebtedness existing on the date of this Intercompany Note; and (ii) such indebtedness arising after the date of this Intercompany Note as shall be designated by the Holder, at the time such indebtedness arises, as indebtedness forming part of the “Subordinated Debt” under this Intercompany Note and notified to the Administrative Agent in writing accordance with Section 4.02 of the Subordination Agreement.]2

Section 2.	Subordination

Section 2.01. Subordination of Subordinated Debt. The Holder, for itself and its successors and assigns, covenants and agrees, that, to the extent and in the manner set forth in this Intercompany Note, the Subordinated Debt and the payment from whatever source of the principal of, and interest and premium (if any) on, the Subordinated Debt, are hereby expressly made subordinate and subject in right of payment to the prior payment in full in cash of all Senior Debt and in that connection hereby agree that, except and to the extent permitted under Section 2.03 hereof, (a) no payment on account of the Subordinated Debt or any judgment with respect thereto shall be made by or on behalf the Company and (b) the Holder shall not (i) ask, demand, sue for, take or receive from the Company, by set-off or in any other manner payment on account of the Subordinated Debt, or (ii) seek any other remedy allowed at law or in equity against the Company for breach of the Company’s obligations under the instruments representing such Subordinated Debt (each of the actions described in clause (b), an “Enforcement Action”).

In the event that, notwithstanding the foregoing provisions of this Section 2.01, the Holder shall have received any payment not permitted by the provisions of Section 2.03 hereof, including, without limitation, any such payment arising out of the exercise by the Holder of a right of set-off or counterclaim and any such payment received by reason of other indebtedness of the Company being subordinated to the Subordinated Debt, then, and in any such event, such payment shall be held in trust for the benefit of, and shall be immediately paid over or delivered to the Administrative Agent for distribution in accordance with Section 2.01 of the Subordination Agreement.

Section 2.02. Payment of Proceeds Upon Dissolution. In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company, then and in any such event:

(1) the Lenders shall be entitled to receive payment in full in cash of all amounts due or to become due on or in respect of all Senior Debt, or provision shall be made for such payment, before the Holder shall be entitled to receive any payment on account of principal of, or interest or premium (if any) on, the Subordinated Debt;

[2]	To be added to the extent the Holder is an entity organized under the laws of Finland.

(2) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the Holder would be entitled but for the provisions of this Intercompany Note, including any such payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Subordinated Debt, shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the Administrative Agent for distribution in accordance with Section 2.02(2) of the Subordination Agreement; and

(3) in the event that, notwithstanding the foregoing provisions of this Section 2.02, the Company shall have received, before all Senior Debt is paid in full in cash or payment thereof provided for, any such payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including any such payment or distribution arising out of the exercise by the Holder of a right of set-off or counterclaim and any such payment or distribution received by reason of any other indebtedness of the Company being subordinated to the Subordinated Debt, then, and in such event, such payment or distribution shall be held in trust for the benefit of, and shall be immediately paid over or delivered to the Administrative Agent for distribution in accordance with Section 2.02(3) of the Subordination Agreement; and

(4) if the Holder shall have failed to file claims or proofs of claim with respect to the Subordinated Debt earlier than 30 days prior to the deadline for any such filing, the Holder and the Company hereby irrevocably authorize the Administrative Agent to vote and file proofs of claim and otherwise to act with respect to the Subordinated Debt as the Administrative Agent may deem appropriate in its reasonable discretion.

Section 2.03. Certain Payments Permitted. Notwithstanding the foregoing, the Holder shall be entitled to receive and retain any payment in respect of Subordinated Debt and to undertake or prosecute any Enforcement Action if (i) none of the Loans shall have been declared to be due and payable (or cash collateral for LC Exposure shall have been demanded) pursuant to the last paragraph of Article IX of the Credit Agreement or (ii) all Senior Debt shall have been paid in full, all of the Commitments have expired or been terminated, all Letters of Credit shall have expired or terminated or shall have been defeased and all LC Disbursements outstanding at such time shall have been reimbursed.

Section 2.04. Subrogation. Subject to the payment in full in cash of all Senior Debt, the Holder shall be subrogated (equally and ratably with the holders of all indebtedness of the Company that by its express terms is subordinated to Senior Debt of the Company to the same extent as the Subordinated Debt is subordinated and that is entitled to like rights of subrogation) to the rights of the Lenders to receive payments and distributions of cash, property and securities applicable to the Senior Debt until the principal of, and interest and premium (if any) on, the Senior Debt shall be paid in full in cash. For purposes of such subrogation, no payments or distributions to the Lenders of any cash, property or securities to which the Holder would be entitled except for the provisions of this Section 2, and no payments over pursuant to the provisions of this Section 2 to the Lenders by the Holder, shall, as between the Holder, its creditors other than the Lenders, and Company, be deemed to be a payment or distribution by the Company to or on account of the Senior Debt.

Section 2.05. Provisions Solely to Define Relative Rights. The provisions of this Section 2 are and are intended solely for the purpose of defining the relative rights of the Holder on the one hand and the Lenders on the other hand. Nothing contained in this Section 2 or elsewhere in this Intercompany Note is intended to or shall:

(a) impair, as among the Company, its creditors other than the Lenders and the Holder, the obligation of the Company to pay to the Holder the principal of and interest on the Subordinated Debt as and when the same shall become due and payable in accordance with its terms; or

(b) affect the relative rights against the Company of the Holder and creditors of the Company other than the Lenders.

Section 2.06. No Waiver of Subordination Provisions. No right of the Administrative Agent or any Lender to enforce subordination as provided hereunder and/or under the Subordination Agreement shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by the Administrative Agent or any Lender, or by any non-compliance by the Company with the terms, provisions and covenants of the Subordination Agreement, regardless of any knowledge thereof the Administrative Agent or any Lender may have or be otherwise charged with.

Without in any way limiting the generality of the foregoing paragraph, the Holder and the Company hereby agree that the Lenders may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provided in this Section 2 or the obligations thereunder of the Holder to the holders of Senior Debt, do any one or more of the following in accordance with the terms of the Credit Agreement: (a) change the time, manner or place of payment of Senior Debt, or otherwise modify or supplement in any respect any of the provisions of the Credit Agreement or any other instrument evidencing or relating to any of the Senior Debt; (b) release any Person liable in any manner for the collection of Senior Debt; and (c) exercise or refrain from exercising any rights against the Company and any other Person.